  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 18, 1998

                                                REGISTRATION NO. 333-47029

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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                            AMENDMENT NO. 1 TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                         FIRST CHICAGO NBD CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

          DELAWARE                   6711                      38-1984850
(STATE OR OTHER JURISDICTION
     OF INCORPORATION OR
        ORGANIZATION)
                   (PRIMARY STANDARD INDUSTRIAL CODE NUMBER)(I.R.S. EMPLOYER
                                                             IDENTIFICATION
                                                                 NUMBER)

                           ONE FIRST NATIONAL PLAZA
                            CHICAGO, ILLINOIS 60670
                                (312) 732-4000
                       (ADDRESS, INCLUDING ZIP CODE, AND
                    TELEPHONE NUMBER, INCLUDING AREA CODE,
                 OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ROBERT A. ROSHOLT
                         FIRST CHICAGO NBD CORPORATION
                           ONE FIRST NATIONAL PLAZA
                            CHICAGO, ILLINOIS 60670
                                (312) 732-3209
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                  INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                  COPIES TO:
         SHERMAN I. GOLDBERG, ESQ.                PATRICK T. DUERR, ESQ.
       FIRST CHICAGO NBD CORPORATION         HONIGMAN MILLER SCHWARTZ AND COHN
          ONE FIRST NATIONAL PLAZA             2290 FIRST NATIONAL BUILDING
          CHICAGO, ILLINOIS 60670                 DETROIT, MICHIGAN 48226
               (312) 732-4000                         (313) 256-7800

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective and upon consummation of the Acquisition described herein.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment file pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

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


PROSPECTUS


                         FIRST CHICAGO NBD CORPORATION

                         UP TO 385,000 SHARES OF
                                 COMMON STOCK
                           $1.00 PAR VALUE PER SHARE

                                ---------------

  This Prospectus relates to the proposed acquisition (the "Acquisition") by First Chicago NBD Corporation, a Delaware corporation ("FCN"), of substantially all of the assets and the assumption of substantially all of the liabilities of Roney & Co., L.L.C., a Delaware limited liability company ("Roney"), pursuant to an Asset Purchase Agreement dated as of November 18, 1997, as amended (the "Purchase Agreement"), between FCN and Roney. The Purchase Agreement is included as Appendix I and incorporated herein by reference.

  Pursuant to the terms and conditions of the Limited Liability Company Agreement of Roney dated as of January 1, 1997 (the "Operating Agreement"), Principals (as defined in the Operating Agreement) holding in excess of 50% of the outstanding Principal interests held by all such Principals in Roney are required to approve the Acquisition before Roney may consummate the Acquisition with FCN. If the Acquisition is consummated, such Principals will be issued at the closing of the Acquisition (the "Closing") up to an aggregate of 385,000 shares of common stock, $1.00 par value per share ("Common Stock"), of FCN, subject to certain conditions described in this Prospectus. The number of shares of Common Stock that will be issued by FCN to the Principals will be determined by dividing $24,792,100 (subject to certain adjustments described herein) by a number equal to the average closing price of FCN's Common Stock as reported on the New York Stock Exchange Composite Transaction Tape for the 10 consecutive trading days ending on the fifth trading day prior to the closing date of the Acquisition. This Prospectus is being furnished to each Principal who is eligible to receive such shares of Common Stock and constitutes a prospectus of FCN filed as part of the Registration Statement (as defined below) with respect to up to 385,000 shares of Common Stock to be issued upon consummation of the Acquisition pursuant to the terms of the Purchase Agreement. For a more complete description of the Purchase Agreement and the terms and conditions of the Acquisition, see "The Acquisition."

  The outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, listed for trading on the New York Stock Exchange (the "NYSE"). The closing price of FCN Common Stock on the NYSE on March 16, 1998 (the latest practical date prior to the date of this Prospectus) was $83 13/16 per share. There is no public trading market for the membership interests of Roney.

  This Prospectus is first being mailed on or about March 20, 1998.

                                ---------------

  NEITHER THE ACQUISITION NOR THE SECURITIES OFFERED HEREBY HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION"), THE OFFICE OF THE COMPTROLLER OF THE CURRENCY (THE "OCC"), THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM (THE "FRB"), ANY STATE SECURITIES COMMISSION, OR ANY OTHER GOVERNMENTAL AGENCY, NOR HAS THE COMMISSION, THE OCC, THE FRB, ANY STATE SECURITIES COMMISSION OR ANY OTHER AGENCY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SHARES OF FCN COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE SAVINGS ASSOCIATION INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

                                ---------------

              The date of this Prospectus is March 20, 1998

                             AVAILABLE INFORMATION

  FCN is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by FCN can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621) and copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Certain of such reports, proxy statements and other information are also available from the Commission over the Internet at http://www.sec.gov. Such reports, proxy statements and other information relating to FCN also should be available for inspection at the office of the NYSE, 20 Broad Street, New York, New York, 10005; the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois, 60605; and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California, 94104.

  FCN has filed with the Commission a registration statement on Form S-4 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), with respect to the shares of FCN Common Stock to be issued pursuant to and as contemplated by the Purchase Agreement. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. The Registration Statement is available for inspection and copying as set forth above. Statements contained in this Prospectus or in any document incorporated by reference in this Prospectus as to the contents of any contract or other document are not necessarily complete (although all material information is provided), and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

  All information contained in this Prospectus with respect to FCN and its subsidiaries has been supplied by FCN, and all information with respect to Roney and its subsidiaries has been supplied by Roney.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  THIS PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. SUCH DOCUMENTS (EXCLUDING EXHIBITS NOT SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE, WITHOUT CHARGE, TO ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, TO FIRST CHICAGO NBD CORPORATION, ONE FIRST NATIONAL PLAZA, MAIL SUITE 0460, CHICAGO, ILLINOIS, 60670; TELEPHONE (312) 732-4812, ATTENTION: INVESTOR RELATIONS. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUESTS SHOULD BE MADE BY APRIL 10, 1998.

  The following documents previously filed by FCN (Commission File No. 1-7127) with the Commission pursuant to the Exchange Act are incorporated herein by reference:

    (i) FCN's Annual Report of Form 10-K for the fiscal year ended December 31, 1996;

    (ii) FCN's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

    (iii) FCN's Current Reports on Form 8-K dated January 13, 1997, January 15, 1997, February 7, 1997, April 14, 1997, July 14, 1997, October 10,
  1997, October 14, 1997, November 14, 1997, January 15, 1998 and February 17, 1998; and

    (iv) The description of FCN Common Stock set forth in the registration statement filed by NBD Bancorp, Inc. ("NBD") pursuant to Section 12 of the Exchange Act and any amendment or report filed with the Commission for the purpose of updating such description.

  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is deemed incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                ---------------

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS IN ANY JURISDICTION, TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER, SOLICITATION OF AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES PURSUANT TO THIS PROSPECTUS SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FCN, RONEY OR ANY OF THEIR SUBSIDIARIES, OR IN THE INFORMATION SET FORTH HEREIN, SINCE THE DATE OF THIS PROSPECTUS.

                               TABLE OF CONTENTS

                                          PAGE
                                          ----
AVAILABLE INFORMATION....................   2
INCORPORATION OF CERTAIN DOCUMENTS BY
 REFERENCE...............................   2
SUMMARY..................................   5
  The Parties to the Acquisition.........   5
  The Acquisition........................   6
  Retention Payments.....................   7
  Conditions to Closing; Closing Date....   7
  Required Approval of Roney Principals..   8
  Recommendation of the Roney Executive
   Committee.............................   8
  Opinion of Financial Advisor...........   8
  Interests of Certain Roney Principals..   9
  Certain Federal Income Tax
   Consequences..........................   9
  Accounting Treatment...................  10
  Resale of FCN Common Stock.............  10
  Business Pending Consummation..........  10
  Regulatory Approvals...................  10
  Dissenters' Rights.....................  11
  Termination of the Purchase Agreement..  11
  Material Differences in the Rights of
   Stockholders and Members..............  11
  Comparative Unaudited Per Share and Pro
   Forma Data............................  12
  Comparative Stock Prices and Dividend
   Information...........................  13
  Selected Financial Data of First
   Chicago NBD Corporation...............  15
  Selected Financial Data of Roney & Co.,
   L.L.C.................................  16
RONEY & CO., L.L.C. MANAGEMENT'S
 DISCUSSION AND ANALYSIS OF FINANCIAL
 CONDITION AND RESULTS OF OPERATIONS.....  17
FCN RECENT DEVELOPMENTS..................  20
REQUIRED APPROVAL OF RONEY PRINCIPALS....  24
THE ACQUISITION..........................  26
  General................................  26
  Background and Reasons.................  26
  Purchase Price.........................  28
  Retention Payments.....................  29
  Recommendation of the Roney Executive
   Committee.............................  30
  Opinion of Financial Advisor...........  30
  Interests of Certain Roney Principals..  33
  Certain Federal Income Tax
   Consequences..........................  34

                                        PAGE
                                        -----
  Accounting Treatment.................    35
  Resale of FCN Common Stock...........    35
  Business Pending Consummation........    36
  Regulatory Approvals.................    37
  Dissenters' Rights...................    37
  Conditions to Closing................    37
  Termination of the Purchase
   Agreement...........................    38
  Management and Operations after the
   Acquisition.........................    39
RONEY..................................    39
  History and Business.................    39
  Net Capital Requirements.............    41
  Description of the Membership
   Interests in Roney..................    41
FCN....................................    43
  General..............................    43
  Supervision and Regulation...........    44
  Capital Adequacy.....................    45
  FDICIA and FIRREA....................    45
  FDIC Insurance.......................    47
  Interstate Banking and Branching.....    47
DESCRIPTION OF FCN CAPITAL STOCK.......    48
MATERIAL DIFFERENCES IN THE RIGHTS OF
 FCN STOCKHOLDERS AND RONEY MEMBERS....    49
  General..............................    50
  Meetings.............................    51
  Anti-Takeover and Supermajority
   Provisions..........................    51
  Board of Directors or Managers.......    52
  Indemnification......................    52
  Amendment to Organizational
   Documents...........................    53
  Board Review of Certain Transactions.    53
RESALE OF FCN COMMON STOCK.............    53
LEGAL MATTERS..........................    54
EXPERTS................................    54

                                   APPENDICES

I. Asset Purchase Agreement............   I-1
II. Opinion of Wheat First Securities,
    Inc................................  II-1
III. Certain Financial Information
   Relating to Roney................... III-1
IV. Form of Consent Certificate and
    Resolutions........................  IV-1

                                    SUMMARY

  The following is a brief summary of certain information contained elsewhere or incorporated by reference in this Prospectus. Certain capitalized terms used in this summary are defined elsewhere in this Prospectus. This summary is not intended to be a complete description of all material facts regarding FCN, Roney and the Acquisition, and is qualified in its entirety by, and reference is made to, the more detailed information contained elsewhere in this Prospectus, the accompanying appendices and the documents referred to and incorporated herein be reference.

THE PARTIES TO THE ACQUISITION

  First Chicago NBD Corporation ("FCN") is a multi-bank holding company registered under the Bank Holding Company Act, as amended (the "BHCA"), which was incorporated under the laws of the State of Delaware in 1972. FCN is the surviving corporation resulting from the merger, effective December 1, 1995, of First Chicago Corporation, a Delaware corporation and registered bank holding company, with and into NBD Bancorp, Inc., a Delaware corporation and registered bank holding company. FCN's lead bank is The First National Bank of Chicago ("FNBC"). FCN also is the parent corporation of NBD Bank, Detroit, Michigan ("NBD Michigan"), American National Bank and Trust Company of Chicago ("ANB"), FCC National Bank ("FCCNB"), NBD Bank, N.A., Indianapolis, Indiana ("NBD Indiana"), NBD Bank (Florida) and several other bank subsidiaries. FCCNB is a Delaware-based national banking association primarily engaged in the issuance of VISA and MasterCard credit cards.

  Through its banking subsidiaries, FCN provides consumer and corporate banking products and services. In addition, FCN, directly or indirectly, owns the stock of various nonbank companies engaged in businesses related to banking and finance.

  In addition to its equity investment in subsidiaries, FCN, directly or indirectly, raises funds principally to finance the operations of its nonbank subsidiaries. A substantial portion of FCN's annual income typically has been derived from dividends from its subsidiaries, and from interest on loans, some of which are subordinated, to its subsidiaries.

  FCN engages primarily in four lines of business--regional banking, which includes the general consumer market, private banking and investments, small business banking and middle market banking; corporate banking; corporate investments; and credit card. Each of these businesses is conducted through FCN's bank and nonbank subsidiaries. At December 31, 1997, FCN had total assets of $114.1 billion, deposits of $68.5 billion, and stockholders' equity of $8.0 billion.

  Because FCN is a holding company, its rights and the rights of its creditors to participate in the assets of any subsidiary upon the subsidiary's liquidation or recapitalization would be subject to the prior claims of such subsidiary's creditors except to the extent that FCN may itself be a creditor with recognized claims against the subsidiary.

  FCN's executive offices are located at One First National Plaza, Chicago, Illinois 60670, and the telephone number is (312) 732-4000.

  Roney & Co., L.L.C. ("Roney") provides retail brokerage and investment banking services to individual and institutional investors and to corporate clients. Roney is a Delaware limited liability company formed in January 1996 as a successor to the retail brokerage and investment banking business founded in 1925 by William C. Roney. The firm began operating in a partnership form in 1937. In January 1996, the firm's investment banking and securities brokerage operations were transferred to Roney & Co., L.L.C.

  Through Roney and certain wholly-owned subsidiaries, Roney provides investment services to individual and institutional investors, and investment banking services to corporate clients. In addition, through certain licensed subsidiaries, Roney sells insurance products to retail clients, principally consisting of variable annuities. Roney maintains 28 offices located in Michigan, Indiana and Ohio.

  Roney is a member of the NYSE, the American Stock Exchange, Inc., the Chicago Stock Exchange, other regional securities exchanges and the National Association of Securities Dealers, Inc. (the "NASD"). Roney is also a member of the Securities Investor Protection Corporation ("SIPC").

  Roney's principal executive offices are located at One Griswold Avenue, Detroit Michigan 48226, and its telephone number is (313) 963-6700.

THE ACQUISITION

  Pursuant to the terms of the Purchase Agreement, FCN has agreed to purchase substantially all of the assets, rights and properties of Roney, and has agreed to assume substantially all of the liabilities, obligations and debts of Roney (the "Assumed Liabilities"), other than certain limited taxes associated with the Acquisition. In addition, the members of Roney will be responsible for any of their personal income or capital gains taxes resulting from the sale of Roney's business.

  The aggregate purchase price, subject to certain adjustments (See "The Acquisition--Purchase Price" herein), to be paid by FCN for Roney's assets will be $79,642,100 (the "Purchase Price"), plus the assumption of the Assumed Liabilities. At the Closing, FCN will pay $54,850,000 of the Purchase Price in cash. Approximately $3.52 million of this amount will be paid in cash at the Closing to the non-Principal members of Roney, referred to in the Operating Agreement as Class A Members and Investing Members. The remaining approximately $51.33 million of such cash portion will be paid to the Principal members of Roney based on each Principal's percentage interest in Roney at the time of Closing. The remaining $24,792,100 of the Purchase Price (the "Deferred Payment"), which will be paid to the Principals in FCN Common Stock issued at the Closing, will also be apportioned among them based on their percentage interests in Roney at the time of Closing. (See the following paragraph.) The number of shares of Common Stock to be issued to the Principals will be based upon the average closing price of the Common Stock on the NYSE Composite Transaction Tape on the 10 consecutive trading days ending on the fifth trading day prior to the date of the Closing.

  FCN's obligation to consummate the Acquisition is conditioned upon execution of three-year employment agreements (the "Employment Agreements") between FCN or one of its subsidiaries and the existing Principals (other than any such Principals whose failure to execute such an agreement will not have a material adverse effect on Roney's business). If the requisite approval of the Roney Principals is obtained and any Principal elects not to enter into an Employment Agreement, such Principal so electing not to enter into an Employment Agreement will receive from Roney only a return of such Principal's capital in Roney, such Principal will not be entitled to receive any portion of the Purchase Price, including the FCN Common Stock, and, in accordance with the Operating Agreement, such Principal's membership interest in Roney will be terminated prior to the Closing date. Under the terms of the Employment Agreements, if a Principal voluntarily terminates his or her employment at any time during the three year period following the Closing, he or she will be liable for damages to FCN or one of its subsidiaries ("Liquidated Damages") in an amount equal to
(i) the original amount (i.e., value) of Deferred Payment paid to him or her if such termination takes place on or before the first anniversary of the Closing,
(ii) two-thirds of such amount if such termination takes place after the first anniversary but on or before the second anniversary of the Closing, and (iii) one-third of such amount if such termination takes place after the second anniversary of the Closing but on or before the third anniversary of the Closing. After the third anniversary of the Closing, such Principal will no longer be liable for Liquidated Damages (assuming such recipient has not voluntarily terminated his or her employment prior to such third anniversary). The Employment Agreements (other than those with Roney's chief executive officer, chief operating officer and chief financial officer) do not contain covenants not to compete or non-solicitation clauses.

  In order to secure his or her potential obligation to pay Liquidated Damages, upon the execution of his or her Employment Agreement, each recipient of a Deferred Payment (a "Deferred Payment Recipient") will be required to enter into a pledge agreement ("Pledge Agreement") with FCN or one of its subsidiaries pursuant to which such recipient will pledge the FCN Common Stock received as a Deferred Payment as security for the

Liquidated Damages. On each anniversary of the Closing, so long as no Liquidated Damages are owed by an applicable Deferred Payment Recipient (i.e., the recipient has not voluntarily terminated his or her employment with FCN or one of its subsidiaries (a "Voluntary Quit")), one-third of the Common Stock originally issued to the Deferred Payment Recipient will be released from the Pledge Agreement and will be transferred to such recipient. In the event that a Deferred Payment Recipient Voluntarily Quits prior to the third anniversary of the Closing, Liquidated Damages will be payable by the Deferred Payment Recipient in cash. Pursuant to the Pledge Agreement, if a Deferred Payment Recipient owes Liquidated Damages, FCN or one of its subsidiaries, upon written notice to the Deferred Payment Recipient, has the right to take ownership of such number of shares of Common Stock pledged by such recipient as are necessary (at the then current fair market value for FCN's Common Stock, as determined in accordance with the Pledge Agreement) to satisfy any unpaid portion of the Liquidated Damages amount. To the extent that the fair market value of such pledged Common Stock exceeds the Liquidated Damages amount, the applicable Deferred Payment Recipient will have the right to receive such excess amount. To the extent that the fair market value of such Common Stock is less than the Liquidated Damages amount, the applicable Deferred Payment Recipient will be obligated to pay to FCN or one of its subsidiaries such deficiency. So long as the fair market value of the Common Stock exceeds the Liquidated Damages amount, a Deferred Payment Recipient will not be obligated to pay any amount of the Liquidated Damages in cash (unless such recipient so elects in order to retain ownership of the Common Stock). For purposes of the Pledge Agreement only, the "fair market value" of shares of FCN Common Stock will be equal to the product of the number of pledged shares multiplied by the average of the daily closing prices as reported on the NYSE Composite Transaction Tape for a share of Common Stock for the ten consecutive trading days before the date the Deferred Payment Recipient Voluntarily Quits. During the period that any portion of the Common Stock issued to a Deferred Payment Recipient is pledged pursuant to the Pledge Agreement and so long as such recipient has not Voluntarily Quit, such recipient will be entitled to vote the Common Stock so pledged and to receive and retain all cash and other distributions (other than certain distributions of additional Common Stock) paid with respect to such Pledged Common Stock. A Deferred Payment Recipient may substitute different collateral of equal or greater value for the Common Stock subject to the Pledge Agreement so long as such substitute collateral is reasonably acceptable to FCN.

RETENTION PAYMENTS

  In addition to the Purchase Price described above, concurrent with the Closing of the Acquisition, FCN will issue shares of restricted Common Stock with an aggregate fair market value equal to $15,357,900 to various financial consultants and other key employees of Roney ("Retention Payments"). The restricted Common Stock awards will be issued at the Closing under the First Chicago NBD Corporation Stock Performance Plan (the "Stock Plan"). The number of shares of such restricted Common Stock awarded will be based upon the average of the high and low prices of FCN's Common Stock on the date of Closing. The restricted Common Stock subject to the awards will vest in equal annual increments over a three year period following the Closing, and will be subject to forfeiture in the event of certain terminations of employment. Any cash dividends payable with respect to such restricted Common Stock will be paid to the award recipient during the restriction period and any dividends of Common Stock with respect to such restricted Common Stock will be made to the recipient subject to restrictions on disposition and transfer similar to the original award. Unlike the Deferred Payments described above, a recipient of a restricted Common Stock award will not be subject to any Liquidated Damages by reason of the restricted Common Stock award.

CONDITIONS TO CLOSING; CLOSING DATE

  The obligations of FCN and Roney to consummate the Acquisition and the other transactions contemplated by the Purchase Agreement are subject, among other things, to: (i) approval of the Purchase Agreement and the Acquisition by the requisite vote of the Principals of Roney; (ii) receipt of the regulatory approvals described in this Prospectus without any conditions, restrictions or requirements which in the reasonable judgment of FCN would have a material adverse effect on FCN or the business of Roney; (iii) the Registration Statement relating to this Prospectus becoming effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement having been issued or threatened by the Commission; (iv) the obtaining of all permits and other authorizations under state securities laws necessary to consummate the Acquisition and the issuance of the Common Stock to be issued as a Deferred Payment; (v) the delivery of certain legal opinions on behalf of

FCN and Roney; and (vi) the delivery of a letter to FCN by the independent auditors for Roney, in form and substance reasonably satisfactory to FCN, with respect to Roney's consolidated financial position and results. Pursuant to the terms of the Operating Agreement of Roney, the approval of Principals holding in excess of 50% of the outstanding Principal interests held by all of the Principals is required to permit Roney to consummate the Acquisition. Roney is soliciting the approval of the Principals to the Purchase Agreement and the Acquisition in accordance with the terms of the Operating Agreement and the Delaware Limited Liability Company Act (the "DLLCA"). In the event that such approval is not obtained, either party may terminate the Purchase Agreement without further liability to the other. See "Required Approval of Roney Principals."

  FCN's obligation to consummate the Acquisition is also conditioned upon execution of Employment Agreements by the Principals (other than any such Principals whose failure to execute such an agreement will not have a material adverse effect on Roney's business). "--The Acquisition" above.

  The Closing date of the Acquisition will be a date mutually agreed upon by Roney and FCN, which will be at least two business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions to Closing.

REQUIRED APPROVAL OF RONEY PRINCIPALS

  Pursuant to the terms of the Operating Agreement, Principals holding in excess of 50% of the outstanding Principal interests held by all Principals of Roney are required to approve the Purchase Agreement and the Acquisition before such transaction may be consummated. In accordance with the Operating Agreement and the DLLCA, Roney will provide a Certification and Consent of Principal (the "Consent Certificate") to each person that is a Principal as of the date of this Prospectus by which such Principal may approve, among other things, the Purchase Agreement and the Acquisition. The form of the Consent Certificate is attached to this Prospectus as Appendix IV.

  Principals who wish to approve the terms of the Purchase Agreement and the Acquisition and authorize Roney to consummate the Acquisition should execute and date the Consent Certificate and deliver the same to Roney on or before April 3, 1998. Once a Consent Certificate is executed and delivered to Roney, it may be revoked at any time prior to 5:00 p.m. (Detroit, Michigan time) on April 17, 1998; after 5:00 p.m. (Detroit, Michigan time) on April 17, 1998, any Consent Certificate in Roney's possession, whether received before or after said date, shall be irrevocable. On and after April 18, 1998, once Roney obtains properly executed Consent Certificates from Principals holding in excess of 50% of the outstanding Principal interests in Roney and the other conditions to Closing are satisfied, Roney intends to consummate the Acquisition with FCN.

RECOMMENDATION OF THE RONEY EXECUTIVE COMMITTEE

  The Executive Committee of Roney, which is composed of 10 Principals of Roney, has unanimously adopted and approved the terms of the Purchase Agreement. In addition, each person who was a member of the Executive Committee at the time that Roney entered into the Purchase Agreement with FCN has entered into a support agreement ("Support Agreement") with FCN pursuant to which such member has agreed to vote his interest in Roney in favor of the Purchase Agreement and the Acquisition, to recommend the Purchase Agreement and the Acquisition as being in the best interests of each of the members of Roney and to use his reasonable best efforts to solicit and obtain the votes of other Principals to approve the Purchase Agreement and the Acquisition. Such members of the Executive Committee own, in the aggregate, approximately 18.86% of the membership interests of Roney. Each Support Agreement terminates upon termination of the Purchase Agreement in accordance with its terms. See "The Acquisition--Background and Reasons--Roney."

OPINION OF FINANCIAL ADVISOR

  Roney has retained Wheat First Securities, Inc. ("Wheat First") to act as its financial advisor in connection with the Acquisition and to render an opinion to the Roney Executive Committee as to the fairness, from a financial point of view, of the terms of the Acquisition, including the amount of the Purchase Price, to the members of Roney. Wheat First issued a written opinion, dated as of March 18, 1998, that the Purchase Price was fair, from a financial point of view, to the members of Roney, including the Principals. The full text of the

Wheat First opinion, which sets forth certain assumptions made, matters considered and limitations on review undertaken, is attached as Appendix II to this Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Prospectus. See "The Acquisition--Opinion of Financial Advisor."

INTERESTS OF CERTAIN RONEY PRINCIPALS

  Certain members of Roney's management, including certain members of the Executive Committee of Roney, may be deemed to have interests in the Acquisition in addition to their interest as Principals of Roney generally. These interests include, among other things, provisions in the Purchase Agreement relating to indemnification and certain other benefits as summarized below.

  Upon consummation of the Acquisition, Robert J. Michelotti, currently President, Chief Executive Officer and a member of the Executive Committee of Roney, William C. Roney, III, currently the Chief Operating Officer and a member of the Executive Committee of Roney, and Mark A. Cleland, currently the Chief Financial Officer of Roney, will become the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively, of a newly-created Roney & Co. subsidiary of FCN ("New Roney"). In connection with such appointments, each of the above-named individuals will enter into employment agreements (the "Executive Employment Agreements") with FCN or a subsidiary of FCN which will provide for, among other things, that the minimum employment terms for Messrs. Michelotti, Roney and Cleland will be three years, three years and one year, respectively, and the base salaries and bonuses for each such individual for the term of such employment will be at a level similar to that received by the applicable person from Roney prior to the Acquisition. The Executive Employment Agreements will contain provisions for Liquidated Damages similar to the provisions described above with respect to other Principals of Roney that will enter into Employment Agreements.

  As described elsewhere in this Prospectus, concurrent with the Closing of the Acquisition, certain financial consultants and key employees of Roney (including Messrs. Michelotti, Roney and Cleland) will receive grants of restricted Common Stock from FCN (i.e., Retention Payments) as incentive for such individuals to become and remain employees of New Roney. See "--Retention Payments" above and "The Acquisition--Retention Payments."

  In addition, pursuant to the Purchase Agreement, FCN has agreed for the six year period following the Closing, to indemnify, defend and hold harmless Roney and the present and former members, officers, employees and representatives of Roney (each, an "Indemnified Party") against losses, damages and claims arising out of, or relating to (i) Roney's business on or before Closing (except with respect to the allocation or distribution of the Purchase Price and the Retention Payments), (ii) the transactions contemplated by the Purchase Agreement (except with respect to the allocation or distribution of the Purchase Price and the Retention Payments) or (iii) the failure of FCN to timely pay, perform and discharge the Assumed Liabilities. FCN has also agreed to indemnify each Indemnified Party to the extent permitted under Delaware General Corporation Law (the "DGCL"), FCN's Restated Certificate of Incorporation, as amended (the "FCN Certificate") and the FCN Bylaws (the "FCN Bylaws") (or under the certificate of incorporation and bylaws of the appropriate FCN subsidiary) as in effect at the time of such indemnification. See "The Acquisition--Interests of Certain Roney Principals."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  Honigman Miller Schwartz and Cohn, counsel to Roney, has advised that Roney will recognize a taxable gain on the sale of its assets for Federal income tax purposes. Each member's share of such gain is expected to approximate the excess of the total cash and the fair market value of any FCN Common Stock distributed to such member in liquidation of Roney over the balance of such member's capital account. Substantially all of such gain is expected to be long term capital gain, taxable at the current maximum Federal income tax rate of 20%, except to the extent of a member's share of gain on sale of the headquarters office building owned by Roney which, to the extent of the member's share of prior depreciation of the building, will be taxable at the current maximum Federal income tax rate of 25%.

  The Internal Revenue Service (the "IRS") could seek to allocate the purchase price among Roney's assets differently than the parties have agreed. Moreover, the IRS could attempt to recharacterize, as compensation for services to be performed for FCN, some of the amounts characterized by the parties as purchase price for Roney's assets. In the event of any such reallocation or recharacterization of any of the purchase price, income or gain of the members of Roney could be subject to tax at a higher rate than expected as set forth above.

  The foregoing discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), and current judicial and administrative interpretations of the Code, each of which is subject to change. Changes in the Code and interpretations of it may be applied retroactively. Consequently, there can be no assurance that the tax effects described in the foregoing discussion will not be changed in a manner adverse to Roney or its members. For a further description of the expected Federal income tax consequences to a Principal of the receipt of the Deferred Payment and the pledge thereof, and the receipt of Retention Payments by a recipient, see "The Acquisition--Certain Federal Income Tax Consequences."

  THE TAX CONSEQUENCES OF THE ACQUISITION TO A PARTICULAR PRINCIPAL WILL DEPEND UPON THE PARTICULAR CIRCUMSTANCES OF SUCH PRINCIPAL. ACCORDINGLY, EACH PRINCIPAL SHOULD CONSULT WITH SUCH PRINCIPAL'S OWN TAX ADVISORS AS TO THE FEDERAL (AND ANY STATE OR LOCAL) TAX CONSEQUENCES OF THE ACQUISITION UNDER SUCH PRINCIPAL'S PARTICULAR CIRCUMSTANCES. MOREOVER, NO INFORMATION HAS BEEN PROVIDED HEREIN AS TO FOREIGN, STATE OR LOCAL LAW, AND EACH PRINCIPAL IS THEREFORE URGED TO CONSULT SUCH PRINCIPAL'S OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE ACQUISITION UNDER SUCH LAWS. SEE "THE ACQUISITION--CERTAIN FEDERAL INCOME TAX CONSIDERATIONS."

ACCOUNTING TREATMENT

  The Acquisition is expected to qualify as a "purchase" for accounting and financial reporting purposes. See "The Acquisition--Accounting Treatment."

RESALE OF FCN COMMON STOCK

  Subject to the terms and conditions of the Employment Agreements, the Executive Employment Agreements and the Pledge Agreements discussed above, the FCN Common Stock to be issued as a Deferred Payment will, upon issuance, be freely transferable by the holders of such stock under applicable federal securities laws, except for shares held by members of the Executive Committee of Roney and any other holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and 10% or more stockholders) of FCN. Prior to Closing, each member of the Executive Committee of Roney will enter into an agreement with FCN that such member will not transfer his Common Stock issued as a Deferred Payment in violation of the Securities Act.

BUSINESS PENDING CONSUMMATION

  Pursuant to the terms of the Purchase Agreement, Roney has agreed to conduct its business in the ordinary and usual course pending consummation of the Acquisition, and to refrain from taking various actions outside of the ordinary course of business without FCN's consent. See "The Acquisition--Business Pending Consummation."

REGULATORY APPROVALS

  The Acquisition is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") under Section 4 of the BHCA. A notice has been filed with the Federal Reserve Board requesting such approval. In addition, the Acquisition is subject to the approval of or notice to various other federal and state regulatory and self-regulatory authorities, including the NYSE, the NASD, certain securities exchanges, and certain state securities or "blue sky" authorities. FCN and Roney have filed or will promptly file all required applications for regulatory review and approval or notices with such federal, state and self-regulatory authorities in connection with the Acquisition. The Acquisition will not proceed until all required regulatory approvals have been obtained and any statutory waiting periods in respect thereof have expired. There can be no assurance that such approvals will be obtained or as to the date of any such approvals. Pursuant to the terms of the Purchase Agreement, FCN is responsible for paying all fees and costs associated with obtaining such approvals. See "The Acquisition--Regulatory Approvals."

DISSENTERS' RIGHTS

  No member of Roney, including the Principals that are required to approve the Acquisition prior to its consummation, will be entitled to exercise any dissenters' rights or contractual rights of appraisal as a result of the consummation of the Acquisition.

TERMINATION OF THE PURCHASE AGREEMENT

  The Purchase Agreement may be terminated by either FCN or Roney under a number of circumstances set forth therein, including in the event that (i) Roney fails to obtain the requisite approval of its Principals to the Purchase Agreement and the Acquisition, (ii) the Acquisition is not consummated by September 30, 1998, except if the delay was caused by one of the party's breach of the Purchase Agreement, or (iii) written notices are received that any required regulatory approval for the Acquisition will not be approved or has been denied. FCN may also terminate the Purchase Agreement if the Executive Committee of Roney fails to recommend the approval of the Acquisition and the Purchase Agreement to the other Principals, withdraws such recommendation or modifies such recommendation in a manner adverse in any way to FCN. See "The Acquisition--Termination of the Purchase Agreement" for a more detailed description of such circumstances of termination. Except as provided in the following paragraph, in the event that the Purchase Agreement is terminated by either party, neither party will have any further liability to the other party.

  In the event that the Acquisition does not close because of (i) a breach of the Purchase Agreement causing a failure to satisfy a condition precedent to Closing, which breach was caused by the wilful or intentional misconduct of one of the parties, or (ii) a wilful or intentional failure or refusal to close the transaction by one of the parties in violation of the Purchase Agreement, the non-breaching party, as its sole and exclusive remedy, is entitled to terminate the Purchase Agreement and the breaching party must pay the non-breaching party a non-performance fee of $1.9 million, plus all reasonable out-of-pocket costs, expenses, losses and damages incurred by the non-breaching party as a result of such non-performance (the "Termination Payment"). The Termination Payment will be payable in cash within five business days after receipt of notice that such Termination Payment is due and payable. In the event that the failure of a condition is not caused by the wilful or intentional misconduct, failure or refusal of the other party, then the non-breaching party may terminate the Purchase Agreement or close the Acquisition, in either event waiving any right or claim against the breaching party.

MATERIAL DIFFERENCES IN THE RIGHTS OF STOCKHOLDERS AND MEMBERS

  The rights of the members of Roney are currently governed by the DLLCA and the terms and conditions of the Operating Agreement. Upon consummation of the Acquisition, the Roney Principals that receive Common Stock as a Deferred Payment will become FCN stockholders, and their rights will be governed by the DGCL, the FCN Certificate and the FCN Bylaws. There are certain material differences between the rights of holders of membership interests in Roney and holders of FCN Common Stock which arise from differences between the governing instruments of Roney and FCN and differences in the DLLCA and the DGCL. See "Roney--Description of the Membership Interests in Roney," "Description of FCN Capital Stock" and "Material Differences in the Rights of FCN Stockholders and Roney Members" for a discussion of such differences.

               COMPARATIVE UNAUDITED PER SHARE AND PRO FORMA DATA

  The unaudited information set forth in the following table reflects certain comparative information, both on a per FCN common share basis and on a per 1% Roney Principal interest basis, related to earnings per share or per Principal interest, cash dividends or distributions declared per share or per Principal interest and book value per share or per Principal interest (i) on an historical basis for FCN and Roney; (ii) on a pro forma combined basis per share of FCN Common Stock assuming consummation of the Acquisition; and (iii) on an equivalent pro forma combined basis per Principal interest of Roney assuming consummation of the Acquisition. For purposes of this analysis only, it is assumed that each Principal interest represents 1% of the equity interest of Roney.

  The information shown below should be read in connection with the consolidated historical financial statements of FCN and Roney, including the respective notes thereto, which, in the case of FCN, are incorporated by reference in this Prospectus and, in the case of Roney, are presented in Appendix III hereto. The pro forma data is presented for comparative purposes only and is not necessarily indicative of the combined financial position or results of operations which would have been realized had the Acquisition been consummated during the periods or as of the dates for which the pro forma data is presented.

  See "Incorporation of Certain Documents by Reference," "Appendix III--Certain Financial Information Relating to Roney" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                             YEAR ENDED     NINE MONTHS ENDED
                                          DECEMBER 31, 1996 SEPTEMBER 30, 1997
                                          ----------------- ------------------
FCN COMMON STOCK
Earnings per share--basic:
  Historical.............................     $   4.44           $   3.69
  Pro forma(1)...........................         4.43               3.69
Earnings per share--diluted:
  Historical.............................     $   4.33           $   3.63
  Pro forma(1)...........................         4.33               3.63
Cash dividends declared per share:
  Historical.............................     $   1.48           $   1.20
Book value per share--end of period:
  Historical.............................     $  27.31           $  26.62
  Pro forma(2)...........................        27.37              26.68
RONEY PRINCIPAL INTEREST
Earnings per 1% interest--basic:
  Historical(3) .........................     $ 74,770           $ 66,313
  Pro forma(4)...........................       13,729             11,435
Earnings per 1% interest--diluted:
  Historical(3)..........................     $ 74,770           $ 66,313
  Pro forma(4)...........................       13,419             11,249
Cash distributions declared per 1%
 interest:
  Historical(3)..........................     $ 69,440           $ 21,000
  Pro forma(4)...........................        4,587              3,719
Book value per 1% interest--end of
 period:
  Historical.............................     $248,274           $293,140
  Pro forma(4)...........................       84,820             82,682

-------
(1) Gives effect to the Acquisition as if it had occurred at the beginning of the period presented and assumes a $80 per share price of FCN Common Stock. In calculating pro forma earnings per share, no adjustments to the pro forma amounts have been made to reflect potential revenue enhancements or expense savings which may result from the Acquisition.

(2) Pro forma book value per share gives effect to the Acquisition as if it had occurred at the end of the period presented and reflects the addition of $24,792,100 of common equity through the issuance of 309,901 shares of FCN Common Stock. The actual number of shares of FCN Common Stock to be issued in the Acquisition may be more or less than 309,901 depending upon the average closing price of FCN Common Stock during the pricing period.
(3) All earnings figures are presented on a pre-tax basis. 1996 historical amounts are for the full year period ended September 27, 1996.

(4) Gives effect to the exchange of a 1% Principal interest of Roney for 3,099.01 shares of FCN Common Stock only. These pro forma amounts would decrease if the per share price of FCN Common Stock used to calculate the Purchase Price exceeds $80 per share. In addition to such shares, each 1% Principal interest of Roney will receive cash of approximately $513,300.

               COMPARATIVE STOCK PRICES AND DIVIDEND INFORMATION

  FCN Common Stock is quoted on the NYSE Composite Transaction Tape under the symbol "FCN". FCN Common Stock is also quoted on the Chicago and Pacific Stock Exchanges.

  The following table sets forth the high and low sales prices for FCN Common Stock for the periods indicated, as quoted on the NYSE Composite Transaction Tape, and the quarterly cash dividends per share declared, for the periods indicated. The stock prices do not include retail mark-ups, mark-downs or commissions. FCN Common Stock began trading under the symbol "FCN" on December 1, 1995; prior to that date, it traded under the symbol "NBD".

                                                    DIVIDENDS
                                                    DECLARED
                                                    PER SHARE   LOW      HIGH
                                                    --------- -------- ---------
   1998
   First Quarter (through March 16, 1998)..........  $ 0.44   $72 1/16 $84 3/8
   1997
   First Quarter...................................  $ 0.40   $51 1/2  $63 5/8
   Second Quarter..................................    0.40    50 1/2   65 5/8
   Third Quarter...................................    0.40    60 3/4   78 13/16
   Fourth Quarter..................................    0.44    67 1/8   85 7/8
                                                     ------
     Year..........................................  $ 1.64    50 1/2   85 7/8
                                                     ======
   1996
   First Quarter...................................  $ 0.36   $34 3/4  $44 1/4
   Second Quarter..................................    0.36    38 5/8   45 1/2
   Third Quarter...................................    0.36    36 5/8   45 1/4
   Fourth Quarter..................................    0.40    45       58 7/8
                                                     ------
     Year..........................................  $ 1.48    34 3/4   58 7/8
                                                     ======

  There is no public trading market for the membership interests of Roney.

  Roney is organized as a limited liability company. As a result, Roney's members do not receive dividends on their equity interests, but rather they receive a return on capital based on their type of ownership interest. Investing Members and Class A Members receive a fixed rate of return on their ownership interests plus an additional return based on the profitability of Roney. The remaining profits of Roney (after deduction of the returns paid to the Investing Members and Class A Members as described in the preceding sentence) are distributed to the Principals on a pro rata basis based on their percentage interest. These profits are generally distributed to Principals four times during the calendar year. The first three distributions generally are made on April 10, June 10 and September 10, respectively, of each calendar year, which dates are five days before the dates on which the Principals must make estimated tax payments to the IRS. The amount of the first three distributions is typically 40% of the quarterly profits of Roney and are paid to the Principals pro rata based on their respective percentage interests in Roney. These distributions are meant to approximate the tax liability of the Principals on their share of the profits of Roney for the applicable quarter. The remaining profits for the calendar year are distributed to the Principals on December 31 of each year on a pro rata basis based on their respective percentage interests in Roney. The aggregate distributions of profits to the Roney Principals for calendar years 1997 and 1996 were $8,789,500 and $7,561,000, respectively.

  The following table sets forth the closing sales price of FCN Common Stock and the book value of a 1% Principal interest in Roney on November 17, 1997 (the last trading day prior to the public announcement of the proposed Acquisition) and March 16, 1998 (the last practicable trading day before the printing of this Prospectus).

                                                           PRO FORMA EQUIVALENT
                              FCN           RONEY 1%              PER 1%
                          COMMON STOCK PRINCIPAL INTEREST PRINCIPAL INTEREST (1)
                          ------------ ------------------ ----------------------
November 17, 1997........  $71 1/2          $293,140(2)          $761,221
March 16, 1998...........   83 13/16         212,030(3)           761,221

-------

(1) The equivalent market value per 1% Principal interest is assumed to be $761,221 based upon the formula specified in the Purchase Agreement for calculating the Purchase Price. The actual equivalent market value per interest may be more or less than $761,221 because the Purchase Price, in part, is calculated based upon the average closing price of FCN Common Stock over a 10 trading day period ending on the fifth day before the Closing.

(2) Represents book value of a Roney 1% Principal interest at September 30,
    1997.

(3) Represents book value of a Roney 1% Principal interest at February 27,
    1998.

  Principals of Roney are advised to obtain current market quotations for FCN Common Stock. No assurance can be given as to the market price of FCN Common Stock at the Closing.

            SELECTED FINANCIAL DATA OF FIRST CHICAGO NBD CORPORATION

  The following table sets forth certain unaudited selected historical consolidated financial information for FCN. The information is qualified in its entirety by the consolidated financial statements and notes thereto of FCN which are incorporated herein by reference. See "Available Information," and "Incorporation of Certain Documents by Reference" and "FCN Recent
Developments."

                                                                          NINE MONTHS ENDED
                                   YEAR ENDED DECEMBER 31,                  SEPTEMBER 30,
                          ----------------------------------------------  ------------------
                            1996      1995      1994     1993     1992      1997      1996
                          --------  --------  --------  -------  -------  --------  --------
                                  (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
                                                                             (UNAUDITED)
SUMMARY OF INCOME
Net interest income.....  $  3,620  $  3,208  $  2,956  $ 2,784  $ 2,692  $  2,700  $  2,737
Provision for credit
 losses.................       735       510       276      390      653       558       545
Provision for assets
 held for accelerated
 disposition(1).........       --        --        --       --       625       --        --
Noninterest income......     2,548     2,591     2,393    2,769    2,018     2,024     1,866
Merger-related charges..       --        267       --       --        76       --        --
FDIC special assessment.        18       --        --       --       --        --         18
Operating expense.......     3,253     3,268     3,220    3,161    3,084     2,460     2,440
Income before cumulative
 effect of changes in
 accounting principles..     1,436     1,150     1,221    1,290      224     1,143     1,059
Net income..............     1,436     1,150     1,221    1,290      394     1,143     1,059
EARNINGS PER SHARE(2)
Basic
 Income before
  cumulative effect of
  changes in
  accounting principles.  $   4.44  $   3.48  $   3.65  $  3.94  $  0.60  $   3.69  $   3.27
 Net income.............      4.44      3.48      3.65     3.94     1.17      3.69      3.27
Diluted
 Income before
  cumulative effect of
  changes in
  accounting principles.      4.33      3.41      3.58     3.79  $  0.60      3.63      3.20
 Net income.............      4.33      3.41      3.58     3.79     1.17      3.63      3.20
PERIOD-END BALANCES
Total assets............  $104,619  $122,002  $112,763  $93,140  $90,011  $113,306  $106,694
Long-term debt..........     8,454     8,163     7,246    5,250    4,175     9,906     7,967
Total stockholders'
 equity.................     9,007     8,450     7,809    7,499    6,323     8,082     9,087
COMMON SHARE DATA
Dividends declared......  $   1.48  $   1.35  $   1.23  $  1.08  $  1.04  $   1.20  $   1.08
Book value, period end..     27.31     25.25     22.60    21.25    18.27     26.62     27.11
Market price, period
 end....................    53 3/4    39 1/2    27 3/8   29 3/4   32 3/4    75 1/4    45 1/4
CAPITAL RATIOS
Common equity-to-assets
 ratio..................       8.2%      6.5%      6.4%     7.2%     6.3%      6.9%      8.1%
Regulatory leverage
 ratio(3)(4)(5).........       9.3       6.9       7.3      7.8      6.6       8.2       8.1
Risk-based
 capital(3)(4)(5)
 Tier 1 ratio...........       9.2       7.8       8.6      9.0      7.4       8.1       8.4
 Total capital ratio....      13.3      11.8      13.0     13.6     11.3      11.9      12.4
RATIO OF EARNINGS TO
 FIXED CHARGES
 Excluding interest on
  deposits..............       2.2x      1.8x      2.2x     3.0x     1.3x      2.4x      2.1x
 Including interest on
  deposits..............       1.5x      1.4x      1.6x     1.8x     1.1x      1.6x      1.5x

-------
(1) Of the total provision, $491 million relates to loans and $134 million relates to other real estate held for accelerated disposition.
(2) Earnings per share are calculated based on the Financial Accounting Standard Board's Statement Number 128, "Earnings Per Share."
(3) Net of investment in First Chicago Capital Markets, Inc. ("FCCM"), FCN's subsidiary engaged in investment banking activities.
(4) Includes trust preferred capital securities.
(5) As a result of recent regulatory change, beginning in October 1997, the risk-based and regulatory leverage ratio will include the activities of FCCM. On a pro forma basis, the September 1997 Tier 1, Total Capital and Regulatory Leverage Ratios would have been 8.1%, 12.0% and 8.0%, respectively.

                 SELECTED FINANCIAL DATA OF RONEY & CO., L.L.C.

  Set forth below are selected historical consolidated financial and other data of Roney. This financial data is derived in part from, and should be read in conjunction with, the Consolidated Financial Statements and Notes to the Consolidated Financial Statements presented in Appendix III to this Prospectus.

                                                                     THREE
                                                                 MONTHS ENDED
                                    YEARS ENDED SEPTEMBER        DECEMBER 31,
                              ---------------------------------- -------------
                               1997   1996   1995   1994   1993   1997   1996
                              ------ ------ ------ ------ ------ ------ ------
                                               (IN MILLIONS)
CONSOLIDATED SUMMARIES
 OF INCOME
Interest income.............. $ 11.6 $ 10.8 $ 10.6 $  7.3 $  4.9 $  3.6 $  2.9
Interest expense.............    8.5    8.0    7.9    5.3    3.6    2.3    2.1
                              ------ ------ ------ ------ ------ ------ ------
Net interest income..........    3.1    2.8    2.7    2.0    1.3    1.3     .8
Noninterest income...........   86.9   74.8   63.4   62.6   59.2   24.8   19.5
Noninterest expense..........   82.1   70.1   60.7   58.2   54.2   23.9   19.0
                              ------ ------ ------ ------ ------ ------ ------
Income before income taxes...    7.9    7.5    5.4    6.4    6.3    2.2    1.3
Income taxes.................    --     --     --     --     --     --     --
                              ------ ------ ------ ------ ------ ------ ------
Net income................... $  7.9 $  7.5 $  5.4 $  6.4 $  6.3 $  2.2 $  1.3
                              ====== ====== ====== ====== ====== ====== ======
CONSOLIDATED PERIOD-END
 BALANCE SHEET ITEMS
Assets....................... $180.5 $169.5 $145.8 $147.1 $115.8 $194.6 $162.3
Total Members' equity........   29.3   26.0   22.6   18.9   17.1   24.8   24.8

                              RONEY & CO., L.L.C.

  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

THREE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THREE MONTHS ENDED DECEMBER 31, 1996

 General

  Roney derives most of its income from securities brokerage and capital markets activities.

 Results of Operations

  Revenues were $28.4 million, an increase of $6.0 million, or 26.8%, from $22.4 million in 1996. The revenue increase reflected continued improvement in industry revenues and Roney's growth in the number of financial consultants.

  Commission revenues rose $1.1 million, from $8.8 million to $9.9 million. Principal transaction revenues rose $1.9 million, from $6.2 million to $8.1 million. Investment banking fees increased $1.3 million, from $2.7 million to $4.0 million. Interest revenues increased $0.7 million, from $2.9 million to $3.6 million, due to rising customer margin loan balances. Other revenues rose $1.1 million, from $1.8 million to $2.9 million.

  Expenses were $26.3 million, an increase of $5.2 million, or 24.6%, from $21.1 million in 1996. The increase was attributable to higher compensation expenses resulting from increased revenues and increased technology costs.

  Member and employee compensation and benefits rose $3.4 million, from $13.1 million to $16.5 million principally due to an increase in sales compensation attributable to the commensurate revenue increase. Interest expense increased $0.2 million, from $2.1 million to $2.3 million, due to rising customer loan balances. Communications, occupancy and equipment rental rose $0.3 million, from $2.0 million to $2.3 million due to the increase in financial consultants. Floor brokerage, exchange and clearance fees rose $0.1 million, from $0.4 million to $0.5 million due to additional volume. Other operating expenses increased $1.1 million, from $3.6 million to $4.7 million due to additional volume and ongoing technology costs.

  Net income for the three months ended December 31, 1997 was $2.2 million, an increase of $0.9 million, or 69.2%, from net income of $1.3 million in 1996.

 Capital Resources and Liquidity

  Roney's assets consist primarily of cash and assets readily convertible to cash. Securities inventories are stated at market value and are generally readily marketable. Customers' margin loans are collateralized by securities and have floating interest rates. Roney's assets are financed by bank loans, proceeds from securities lending, subordinated debt, member equity, and customer, member and other payables.

  Roney's receivables from customers increased significantly since December 31, 1996. At that date, receivables from customers were $131.4 million, versus $165.9 million in December of 1997. Receivables from customers consist primarily of margin loans collateralized by marketable securities.

  Roney maintains a $145 million demand line of credit, collateralized by securities in customer margin accounts. Borrowings bear interest at a rate based on the federal funds rate. At December 31, 1997, there were $87.5 million in borrowings outstanding under this line.

  Roney is required by regulations of the Commission to meet certain liquidity and capital standards. At December 31, 1997, Roney had net capital, as defined in the applicable regulations, of $16.2 million, which exceeded the minimum net capital requirements of $3.5 million by $12.7 million.

FISCAL YEAR ENDED SEPTEMBER 26, 1997 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 27, 1996

 Results of Operations

  Revenues in 1997 were $98.5 million, an increase of $12.9 million, or 15.1%, from $85.6 million in 1996. The revenue increase reflected continued improvement in industry revenues and Roney's growth in the number of financial consultants.

  Commission revenues rose $4.8 million, from $31.4 million to $36.2 million. Principal transaction revenues rose $2.5 million, from $26.3 million to $28.8 million. Investment banking and underwriting revenues rose $1.9 million, from $10.2 million to $12.1 million, principally as a result of increased underwriting activity. Interest revenues increased $0.8 million, from $10.8 million to $11.6 million, due to rising customer margin loan balances. Other revenues rose $2.9 million, from $6.8 million to $9.7 million.

  Expenses in 1997 were $90.5 million, an increase of $12.4 million, or 15.9%, from $78.1 million in 1996. The increase was attributable to higher compensation expenses resulting from increased revenues, costs associated with significant technology investments and higher operating expenses associated with an increase in financial consultants.

  Member and employee compensation and benefits rose $7.7 million, from $48.6 million to $56.3 million, principally as a result of an increase in sales compensation attributable to the commensurate revenue increase. Interest expense increased $0.5 million, from $8.0 million to $8.5 million, due to the growth in margin loans. Communications, occupancy and equipment rental expense rose $1.1 million, from $6.7 million to $7.8 million due to the increase in financial consultants. Floor brokage, exchange and clearance fees rose $0.3 million, from $1.6 million to $1.9 million. Other operating expenses increased $2.8 million, from $13.3 million to $16.1 million due to additional volume and costs associated with the enhancement of computer technology for Roney's financial consultants.

  Net income in 1997 was $7.9 million, an increase of $0.4 million, or 5.3%, from net income of $7.5 million in 1996.

 Capital Resources and Liquidity

  Roney's assets consist primarily of cash and assets readily convertible to cash. Securities inventories are stated at market value and are generally readily marketable. Customers' margin loans are collateralized by securities and have floating interest rates. Roney's assets are financed by bank loans, proceeds from securities lending, subordinated debt, member equity, and customer, member and other payables.

  Roney's receivables from customers increased $10.1 million since 1996. At September 26, 1997, receivables from customers were $142.1 million, versus $152.2 million on September 27, 1996. Receivables from customers consist primarily of margin loans collateralized by securities.

  Roney maintained a $145 million demand line of credit, collateralized by securities in customer margin accounts. Borrowings bear interest at a rate based on the federal funds rate. At September 26, 1997, there were $82.4 million in borrowings outstanding under this line.

  Roney is required by regulations of the Commission to meet certain liquidity and capital standards. At September 26, 1997, Roney had net capital, as defined in the applicable regulations, of $17.1 million, which exceeded the minimum net capital requirements of $3.2 million by $13.9 million.

FISCAL YEAR ENDED SEPTEMBER 27, 1996 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 29, 1995


 Results of Operations

  Revenues in 1996 were $85.6 million, an increase of $11.6 million, or 15.7%, from $74.0 million in 1995. The revenue increase reflected a general improvement in industry revenues and Roney's growth in the number of financial consultants.

  Commission revenues rose $5.2 million, from $26.2 million to $31.4 million, principally because of an increase in over-the-counter equity and insurance transactions. Principal transaction revenues rose $1.0 million, from $25.3 million to $26.3 million. Investment banking and underwriting revenues rose $3.4 million, from $6.8 million to $10.2 million due to increased underwriting activity. Interest and dividend revenues increased $0.2 million, from $10.6 million to $10.8 million. Other revenues rose $1.8 million, from $5.0 million to $6.8 million.

  Expenses in 1996 were $78.1 million, an increase of $9.5 million, or 13.8% from $68.6 million in 1995. The increase was attributable primarily to higher compensation expenses resulting from increased revenues.

  Member and employee compensation and benefits rose $7.7 million, from $40.9 million to $48.6 million principally due to an increase in sales compensation attributable to the commensurate revenue increase. Interest expense increased $0.1 million, from $7.9 million to $8.0 million. Communications, occupancy and equipment rental expense rose $0.4 million, from $6.3 million to $6.7 million due to the increase in financial consultants. Floor brokerage, exchange and clearance fees rose $0.2 million, from $1.4 million to $1.6 million due to additional volume. Other operating expenses increased $1.3 million, from $12.0 million to $13.3 million due to additional volume and ongoing technology costs.

  Net income in 1996 was $7.5 million, an increase of $2.1 million, or 38.9%, from net income of $5.4 million in 1995.

 Capital Resources and Liquidity

  Roney's assets consist primarily of cash and assets readily convertible to cash. Securities inventories are stated at market value and are generally readily marketable. Customers' margin loans are collateralized by securities and have floating interest rates. Roney's assets are financed by bank loans, subordinated debt, member equity, and customer, member and other payables.

  Roney's receivables from customers increased $16.5 million in fiscal year 1996. At September 27, 1996, receivables from customers were $142.1 million, versus $125.6 million at September 29, 1995. Receivables from customers consist primarily of margin loans collateralized by securities.

  Roney maintained a $118 million demand line of credit, collateralized by securities in customer margin accounts. Borrowings bear interest at a rate based on the federal funds rate. At September 27, 1996, there were $91.6 million in borrowings outstanding under this line.

  Roney is required by regulations of the Commission to meet certain liquidity and capital standards. At September 27, 1996, Roney had net capital, as defined in the applicable regulations, of $17.0 million, which exceeded the minimum net capital requirements of $3.0 million by $14.0 million.

                            FCN RECENT DEVELOPMENTS

RECENT FINANCIAL RESULTS

  FCN reported record net income and earnings per share for 1997. Earnings were $1.525 billion, or $4.90 per share of Common Stock, assuming full dilution, compared with $1.436 billion, or $4.33 per share, for 1996. Return on common stockholders' equity was 18.6% for 1997, versus 17.0% for 1996.

  For the fourth quarter of 1997, net income was $382 million, or a record $1.28 per share. In the year-ago quarter, earnings were $377 million, or $1.14 per share. Return on equity was 19.5%, compared with 17.2% a year ago.

                                FCN KEY RATIOS

                                           4TH QTR. 4TH QTR. FULL YEAR FULL YEAR
                                             1997     1996     1997      1996
                                           -------- -------- --------- ---------
Earnings per Common share*................  $1.28    $1.14     $4.90     $4.33
Return on common equity...................   19.5%    17.2%     18.6%     17.0%
Return on assets..........................   1.38%    1.46%     1.41%     1.28%
Adjusted net interest margin..............   4.27%    4.64%     4.54%     4.44%
Operating efficiency......................   54.0%    51.2%     51.9%     52.2%

-------

* Diluted earnings per Common Share are calculated based on the Financial Accounting Standards Board Statement Number 128, "Earnings Per Share."

  Noteworthy factors contributing to the 1997 full year and fourth quarter results include the following:

  . Fee-based income for the year, adjusted for the effects of credit card securitizations, was $2.138 billion, a 13% increase over 1996. This reflects strong results in loan syndications, cash management and deposit products as well as continued growth in credit card fees. For the fourth quarter, adjusted fee-based income increased 8% from a year ago.

  . Market-driven revenues--trading results and securities gains--were $45 million for the fourth quarter, including a trading loss of $15 million due to the volatile financial market environment. Mortgage loan and other asset sales generated gains of $32 million in other market-related income. In addition, the previously announced sale of ANB Investment Management and Trust Company to Northern Trust Corporation was completed in the fourth quarter for a gain of $45 million. In the aggregate, market-driven revenues for the year were in line with 1996's totals.

  . Total expenses for 1997 were $3.332 billion, up 2% from 1996. FCN's operating efficiency ratio for the year was just under 52%, reflecting ongoing expense management. Expenses increased in the fourth quarter, due to accelerated expenditures related to technology and re-engineering initiatives, including century date compliance, enhancing retail delivery efficiency and other technology infrastructure projects that are expected to be completed or implemented in 1998. Certain expenses to support these initiatives--software, contract programming, consulting and outside service fees--increased approximately $30 million from the third quarter to the fourth quarter.

  . On a managed receivables basis, the 1997 provision for credit losses was up substantially from 1996, driven by net charge-offs in the credit card business. During the last two quarters, the managed credit card charge-off rate stabilized.

  . FCN repurchased 3.8 million shares of Common Stock in the quarter, virtually completing the 40 million share repurchase program announced in October, 1996. FCN announced an additional 12 million share repurchase program in November, 1997.

  . FCN announced in November a 10% increase in the quarterly Common Stock dividend to $0.44 per share, effective with the January 1, 1998, payment.

  . Tier 1 and total risk-based capital ratios were 7.9% and 11.7%, respectively, at December 31, 1997. Book value per common share was $26.87.

 Net Interest Income

  Net interest income on a tax-equivalent basis was $3.667 billion for the year and $888 million for the fourth quarter. Average loans for 1997 were $66.3 billion, up 2% from a year ago. For the fourth quarter of 1997, average loans were $66.9 billion, average managed credit card receivables were $17.4 billion, and average earning assets were $95.0 billion.

  Net interest margin on a reported basis was 3.95% for the year. Adjusted for credit card securitizations and the activities of FCCM, the net interest margin was 4.54%, versus 4.44% for 1996.

 Noninterest Income

  Noninterest income for the year was $2.751 billion, up 8% from 1996. For the fourth quarter, noninterest income was $727 million.

  Market-driven revenue was $45 million for the quarter. Equity securities gains were $54 million, combined trading losses totaled $15 million, and investment securities gains equaled $6 million. Other market-related income from the sale of mortgage loans and other assets totaled $32 million for the fourth quarter. The gain on the sale of an investment management business was $45 million.

  Adjusted credit card fee revenue was $230 million, compared with $259 million a year ago. Fiduciary and investment management fees were $101 million for the fourth quarter. Other service charges and commissions were $261 million for the quarter, a 20% increase from the year-ago quarter.

 Noninterest Expense

  Total noninterest expense for 1997 was $3.332 billion, compared with $3.271 billion in 1996. Noninterest expense was $872 million for the fourth quarter, compared with $813 million for the year-ago quarter.

 Credit Quality

  The provision for credit losses was $167 million for the fourth quarter, down from $190 million in the year-ago quarter and $191 million last quarter.

  The allowance for credit losses stood at $1.408 billion at December 31, 1997, representing 453% of total nonperforming loans. Nonperforming assets declined to $326 million at December 31, 1997, from $345 million at the end of the third quarter.

  Net charge-offs for the fourth quarter totaled $167 million, of which $147 million was related to credit card receivables. The net charge-off rate for managed credit card receivables was 7.0% for the fourth quarter, up from 6.7% in the year-ago quarter. The 30-day delinquency ratio for managed credit card receivables was 4.3% at quarter-end, versus 4.5% a year ago.

                 FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES

                              COMPARATIVE SUMMARY

                                                         THREE MONTHS ENDED
                                                            DECEMBER 31,
                                                      --------------------------
                                                        1997      1996    CHANGE
                                                      --------  --------  ------
                                                       (DOLLARS IN MILLIONS,
                                                               EXCEPT
                                                          PER SHARE DATA)
Net interest income--tax-equivalent basis...........  $    888  $    907   - 2%
Provision for credit losses.........................       167       190   -12
Noninterest income..................................       727       682   + 7
Noninterest expense.................................       872       813   + 7
Net income..........................................       382       377   + 1
Earnings per share
 Basic..............................................  $   1.30  $   1.17   +11
 Average shares (in millions).......................     290.3     317.2   - 8
 Assuming full dilution.............................  $   1.28  $   1.14   +12
 Average shares (in millions).......................     295.2     327.3   -10
Average balances
 Loans..............................................  $ 66,859  $ 65,494   + 2
 Earning assets.....................................    95,009    87,896   + 8
 Total assets.......................................   109,976   102,687   + 7
 Common stockholders' equity........................     7,709     8,565   -10
 Stockholders' equity...............................     7,951     9,030   -12
Net interest margin
 Reported...........................................      3.71%     4.11%
 Adjusted...........................................      4.27      4.64
Return on assets....................................      1.38      1.46
Return on common stockholders' equity...............      19.5      17.2
                                                      YEAR ENDED DECEMBER 31,
                                                      --------------------------
                                                        1997      1996    CHANGE
                                                      --------  --------  ------
                                                       (DOLLARS IN MILLIONS,
                                                               EXCEPT
                                                          PER SHARE DATA)
Net interest income--tax-equivalent basis...........  $  3,667  $  3,722   - 1%
Provision for credit losses.........................       725       735   - 1
Noninterest income..................................     2,751     2,548   + 8
Noninterest expense.................................     3,332     3,271   + 2
Net income..........................................     1,525     1,436   + 6
Earnings per share
 Basic..............................................  $   4.99  $   4.44   +12
 Average shares (in millions).......................     301.4     316.8   - 5
 Assuming full dilution.............................  $   4.90  $   4.33   +13
 Average shares (in millions).......................     307.0     326.7   - 6
Average balances
 Loans..............................................  $ 66,286  $ 64,949   + 2
 Earning assets.....................................    92,792    97,274   - 5
 Total assets.......................................   108,104   112,565   - 4
 Common stockholders' equity........................     8,097     8,253   - 2
 Stockholders' equity...............................     8,407     8,736   - 4
Net interest margin
 Reported...........................................      3.95%     3.83%
 Adjusted...........................................      4.54      4.44
Return on assets....................................      1.41      1.28
Return on common stockholders' equity...............      18.6      17.0
                                                          AT DECEMBER 31,
                                                      --------------------------
                                                        1997      1996    CHANGE
                                                      --------  --------  ------
Assets..............................................  $114,096  $104,619   + 9%
Loans...............................................    68,724    66,414   + 3
Deposits............................................    68,489    63,669   + 8
Common stockholders' equity.........................     7,770     8,563   - 9
Stockholders' equity................................     7,960     9,007   -12

                 FIRST CHICAGO NBD CORPORATION AND SUBSIDIARIES

                                  CAPITAL DATA

                         DECEMBER 31, SEPTEMBER 30, JUNE 30, MARCH 31, DECEMBER 31,
                             1997         1997        1997     1997        1996
                         ------------ ------------- -------- --------- ------------
Common Equity/Assets
 Ratio..................      6.8%         6.9%        7.3%     7.8%        8.2%
Risk-Based Capital
 Ratios: (1)(2)(3)......
  Tier 1................      7.9%         8.1%        8.6%     9.1%        9.2%
  Total.................     11.7%        11.9%       12.4%    13.1%       13.3%
Regulatory Leverage
 Ratio (2)(3)...........      7.8%         8.2%        8.6%     9.2%        9.3%
Book Value of Common
 Equity.................    $26.87       $26.62      $27.08   $27.20      $27.31

-------
(1) 12/31/97 ratios are estimated.

(2) 12/31/97 ratios include activities of FCCM. For prior periods, ratios were calculated net of the investment in FCCM.
(3) Includes trust preferred capital securities.

                     REQUIRED APPROVAL OF RONEY PRINCIPALS

  As described elsewhere in this Prospectus, pursuant to the terms of the Operating Agreement, Principals holding in excess of 50% of the outstanding Principal interests held by all Principals of Roney are required to approve the Purchase Agreement and the Acquisition before such transaction may be consummated with FCN. In accordance with the terms of the Operating Agreement and the DLLCA, Roney will provide a Consent Certificate to each person that is a Principal as of the date of this Prospectus. By executing the Consent Certificate and returning such executed certificate to Roney in accordance with the instructions set forth on the Consent Certificate, a Principal will be acknowledging the following: (i) that such Principal has received a copy of this Prospectus and has been afforded the opportunity to review such Prospectus; (ii) that such Principal has been afforded access to such other information, and has been given the opportunity to ask questions of the members of Roney, as such Principal deems necessary or appropriate to evaluate fully and to such Principal's complete satisfaction whether to approve the Purchase Agreement and the transactions contemplated thereby; (iii) that such Principal has received and reviewed the Consent in Lieu of Joint Special Meeting of the Principals, and Members of the Executive Committee, of Roney (the "Resolutions"); and (iv) that such Principal approves, adopts, joins in and votes for the Resolutions and approves, ratifies, confirms and votes for the Purchase Agreement, the transactions contemplated thereby and all actions taken or to be taken by the Executive Committee or any person designated by the Executive Committee under authority of the Resolutions. THE FORMS OF THE CONSENT CERTIFICATE AND THE RESOLUTIONS ARE ATTACHED TO THIS PROSPECTUS AS APPENDIX IV.

  This Prospectus is being furnished to each Principal prior to or concurrently with the solicitation of Consent Certificates from the Principals. In order that the Acquisition close on a timely basis, Roney will request that the Consent Certificates be executed and returned to Roney at its principal offices on or before April 3, 1998. All expenses associated with the preparation and filing of this Prospectus will be borne by FCN and all expenses associated with the obtaining of Consent Certificates from the requisite Principals will be borne by Roney. Members of the Executive Committee of Roney, and officers and employees of Roney, may solicit Consent Certificates from Principals either personally or by telephone, telegraph or other forms of communication. Such persons will receive no additional compensation for such services. Each person who was a member of the Executive Committee of Roney at the time that Roney entered into the Purchase Agreement with FCN has entered into a Support Agreement with FCN pursuant to which such member has agreed to vote his interest in Roney in favor of the Purchase Agreement and the Acquisition, to recommend the Purchase Agreement and the Acquisition as being in the best interests of each of the members of Roney and to use his reasonable best efforts to solicit and obtain the votes of other Principals to approve the Purchase Agreement and the Acquisition. See "The Acquisition--Recommendation of the Roney Executive Committee."

  THE RONEY EXECUTIVE COMMITTEE BELIEVES THAT THE ACQUISITION IS FAIR TO, AND IN THE BEST INTERESTS OF, RONEY AND THE RONEY PRINCIPALS. ACCORDINGLY, THE RONEY EXECUTIVE COMMITTEE HAS UNANIMOUSLY APPROVED AND ADOPTED THE PURCHASE AGREEMENT AND RECOMMENDS THAT THE RONEY PRINCIPALS VOTE FOR THE APPROVAL AND ADOPTION OF THE PURCHASE AGREEMENT AND THE ACQUISITION.

  Principals of Roney who wish to approve the terms of the Purchase Agreement and the Acquisition and authorize Roney to consummate the Acquisition should execute and date the Consent Certificate and deliver it to Roney on or before April 3, 1998. Once a Consent Certificate is executed and delivered to Roney, it may be revoked at any time prior to 5:00 p.m. (Detroit, Michigan time) on April 17, 1998; after 5:00 p.m. (Detroit, Michigan time) on April 17, 1998 any Consent Certificate in Roney's possession, whether received before or after said date, shall be irrevocable. On or after April 18, 1998, once Roney obtains executed Consent Certificates from Principals holding in excess of 50% of the outstanding Principal interests in Roney and the other conditions to Closing are satisfied, Roney intends to consummate the Acquisition with FCN.

  Voting Securities and Certain Holders Thereof. Roney is organized as a limited liability company under the DLLCA. Pursuant to the terms of the Operating Agreement, the Principals are designated as the managers of Roney and have all rights, powers and authority to manage and control Roney and the property, assets and business of Roney, and to make all decisions affecting the property, assets and business of Roney. The voting rights of each Principal are based upon such Principal's percentage interest, which percentage interest is based on a Principal's capital account (subject to certain adjustments). The following table sets forth, as of March 16, 1998, the percentage Principal interest in Roney owned by (i) each person who is known by Roney to beneficially own five percent or more of the outstanding Principal interests of Roney, (ii) each person who serves on Roney's Executive Committee or serves as an executive officer of Roney, (iii) all members of Roney's Executive Committee and the other executive officers of Roney as a group.

                                                                       PERCENT
          NAME                                                         INTEREST
          ----                                                         --------
        Walter S. Olsson..............................................   3.64%
        James A. Richter..............................................   3.17
        Thomas A. Baither.............................................   2.32
        John C. Avery.................................................   2.16
        William C. Roney III..........................................   1.60
        Al J. Paulikas................................................   1.49
        James C. Penman...............................................   1.46
        Charles W. Bennett............................................   1.40
        Mark A. Cleland...............................................   1.18
        Robert J. Michelotti..........................................    .71
        Michael M. Moran..............................................    .51
                                                                        -----
        All Executive Committee members and executive officers
         as a group (11 persons)......................................  19.64%
                                                                        =====

                                THE ACQUISITION

  The information contained in this Prospectus concerning the terms of the Acquisition includes a summary of all material provisions of the Purchase Agreement, and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached hereto as Appendix I and incorporated herein by reference. All Roney Principals are urged to read the Purchase Agreement in its entirety.

GENERAL

  Pursuant to the terms of the Purchase Agreement, FCN has agreed to purchase substantially all of the assets, rights and properties of Roney (not including the Roney limited liability company entity), and has agreed to assume substantially all of the liabilities, obligations and debts of Roney, other than certain limited taxes associated with the Acquisition. In addition, the members of Roney will be responsible for any of their personal income or capital gains taxes resulting from the sale of Roney's business.

BACKGROUND AND REASONS

 Roney

  INTRODUCTION. In the first quarter of 1997, three separate parties (two bank holding companies and a regional investment banking firm) approached Roney with unsolicited indications of interest in initiating discussions concerning a possible business combination. At that time, Roney's Executive Committee met and decided to pursue these discussions in light of the changing regulatory and competitive conditions in the securities industry. At Roney's solicitation, a fourth party, FCN, was added to these discussions. Roney financial statements and confidentiality agreements were exchanged between the parties and, while meetings continued with at least one party until mid-May, Roney had indicated to each of the various parties by that time that it had decided to remain an independent financial services firm.

  In the period from June to September 1997, various members of the Roney management team had informal conversations with management from the financial institutions that had expressed interest in a business combination earlier in the year, during which it was agreed to keep communication channels open.

  In September 1997, at a meeting of the Executive Committee of Roney, it was determined that an outside investment banking firm should be retained to advise the Executive Committee on alternative courses of action to be considered in light of ongoing consolidation in the financial services industry. Discussions were held with two investment banking firms that led to the signing of an engagement letter with Wheat First. After considering a list of potential candidates for a possible strategic alliance, discussion were again initiated with three of the financial institutions previously mentioned. Each of the three expressed an interest in discussing an acquisition of Roney. Following an exchange of financial information and other data, a series of meetings between a team of Roney executives and management teams from the three institutions were held in early November 1997. After completing these meetings, the Roney management team conducted further discussions and negotiations with the interested parties. On November 11, 1997, all of the members of the Roney Executive Committee voted to approve the sale of Roney to FCN and Roney entered into the Purchase Agreement with FCN on November 18, 1997.

  HISTORIC AND STRATEGIC CONSIDERATIONS. Roney's strategy and intention historically have been to remain an independent financial services firm. This notwithstanding, the Roney Executive Committee has closely followed recent regulatory and competitive changes in the securities industry. The Roney Executive Committee was interested particularly in the Federal Reserve Board's recent decisions to allow commercial banks greater access to the securities industry and the resulting move by commercial banks to enter the securities business by acquiring brokerage and investment banking firms.

  In March 1997, the Federal Reserve Board raised the cap on revenues that commercial banks may derive from an approved subsidiary engaged in securities activities from 10 percent to 25 percent of revenues. In April 1997, Bankers Trust New York Corporation announced the acquisition of Alex Brown Incorporated. In May, Swiss Bank Corporation announced its acquisition of Dillon Read & Co. Commercial bank acquisitions of investment banking and brokerage firms continued with BankAmerica Corporation's announcement in June 1997 of its proposed purchase of Robertson Stephens & Company and NationsBank Corporation's announcement of its proposed acquisition of Montgomery Securities. In August, First Union Corp. announced its proposed merger with the regional investment banking firm of Wheat First Butcher Singer, Inc.

  In its evaluation of Roney's future as an independent firm, the Roney Executive Committee concluded that firms that successfully combined the strengths of commercial banks with those of investment banks could have significant competitive advantages over independent firms and eventually could dominate the financial services business. The Roney Executive Committee believes that the Acquisition provides a unique opportunity for increased financial strength, as it will leverage the Roney franchise with one of the largest commercial banking operations in the Midwestern United States. The Acquisition will combine Roney's retail brokerage network, investment banking, and equity underwriting with FCN's large base of middle market and private banking clients, enabling Roney to offer a wider array of services to its existing customers and to expand its customer base through FCN's network of customers.

  FACTORS CONSIDERED BY THE RONEY EXECUTIVE COMMITTEE. In reaching its conclusion to approve the Purchase Agreement and the transactions contemplated thereby, the Roney Executive Committee consulted with Roney management, and with financial and legal advisors considered a variety of factors, including the following principal factors:

  The complementary nature of Roney's and FCN's respective businesses and business cultures. The Roney Executive Committee believes that FCN and Roney share common fundamental values and a strong commitment to serving clients' best interests. Importantly, the Roney Executive Committee believes that Roney and FCN serve many complementary markets and that FCN offers a strong platform of clients and services against which Roney can leverage its existing business. FCN complements Roney's geographic presence and offers a recognizable name that Roney hopes will strengthen its reputation. The Roney Executive Committee believes that the purchase will allow Roney to remain competitive and to leverage its capabilities with the goal of continuing to grow its business.

  The Acquisition will allow Roney to offer its retail and institutional clients products and services to which Roney has not previously had access. Roney's equity capital markets group will have the opportunity to leverage its capabilities across FCN's large customer base of middle market companies. In addition, Roney will have the opportunity to introduce FCN's high yield and other debt products to existing corporate and institutional clients.

  Principals' consideration. The Roney Executive Committee carefully evaluated the consideration to be received by Roney's Principals in the Acquisition. The presentation Wheat First made to the Roney Executive Committee on November 11, 1997, included, among other things, Wheat First's opinion that from a financial point of view the Purchase Price is fair to Roney, including the Roney Principals. See "--Opinion of Financial Advisor." The Roney Executive Committee also took into account the fact that FCN's Common Stock was trading at a valuation below its peers, and, at such time, had been given an outperform rating by certain banking analysts.

  Purchase Agreement. Management of Roney discussed with the Roney Executive Committee the terms and conditions of the Purchase Agreement, including the amount and form of consideration, the parties' representations, warranties, covenants and agreements, the indemnifications to be provided and the conditions to the respective obligations set forth in the Purchase Agreement.

  Roney's future as an independent firm. The Roney Executive Committee carefully considered the advantages and disadvantages of remaining independent in the current competitive environment. The Roney Executive Committee believes that rapidly increasing competition in the financial services business will create pressures on profits and will result in strong competition for top talent. It most likely will be difficult for an independent firm to remain competitive in this environment when facing strong, better-capitalized competitors. These better-capitalized competitors include commercial banks that generally have much larger market capitalizations than independent broker-dealer companies. The Roney Executive Committee also considered the effects of continued uncertainty about the future of an independent Roney organization. These factors, in turn, also could lead to potentially lower Roney Principal returns.

  Respect for Roney's unique securities expertise. The Roney Executive Committee considered FCN to be a partner that would respect the unique securities expertise and dedication of Roney's 700 associates and the important relationship between a financial consultant and his or her client. Like Roney, FCN shares Roney's philosophy that the relationship between the financial consultant and the client is fundamental to the brokerage business. FCN and Roney management both offer a firm commitment to serving the best interests of the client. The Roney Executive Committee believes that the purchase will allow Roney to maintain its personalized service and accessibility.

  Continued operations in Detroit and retention of key employees. After the purchase, Roney will continue to be headquartered in Detroit, Michigan, and its brokerage operations will remain in Roney's current facilities. The Roney management structure will continue with Robert J. Michelotti, William C. Roney III and Mark A. Cleland in key leadership positions.

  The above discussions of factors considered by the Roney Executive Committee is not intended to be exhaustive. Because it considered many factors, each with its own considerations, the Roney Executive Committee did not assign relative weights to specific factors considered in reaching their conclusions. Moreover, individual members of the Roney Executive Committee may have assigned different weights to different factors.

RECOMMENDATION OF THE RONEY EXECUTIVE COMMITTEE. THE RONEY EXECUTIVE COMMITTEE BELIEVES THAT THE ACQUISITION IS FAIR TO, AND IN THE BEST INTERESTS OF, RONEY AND THE RONEY PRINCIPALS. ACCORDINGLY, THE RONEY EXECUTIVE COMMITTEE HAS UNANIMOUSLY APPROVED AND ADOPTED THE PURCHASE AGREEMENT AND RECOMMENDS THAT THE RONEY PRINCIPALS VOTE FOR THE APPROVAL AND ADOPTION OF THE PURCHASE AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ACQUISITION.

 FCN

  FCN believes that the Acquisition will enhance its ability to provide both retail and corporate customers with a comprehensive range of financial services, including traditional consumer banking, trust services, brokerage services, securities underwriting, financial advisory and sales of non-deposit products as well as other products and services. The Acquisition will allow FCN to expand its retail customer base, while providing its existing customers with access to additional investment and securities products. After consummation of the Acquisition, FCN intends to build upon Roney's name recognition and to pursue revenue synergies and cost savings opportunities in areas including product development, distribution, and back office functions where they are available and can be achieved in an efficient and productive manner.

  FCN believes that the ongoing trend towards consolidation in the banking and securities industries increases the importance of being able to provide "one stop shopping" to its financial services clients and that the Acquisition will further enhance FCN's ability to effectively compete in this evolving environment.

PURCHASE PRICE

  The aggregate Purchase Price to be paid by FCN for Roney's assets will be $79,642,100, plus the assumption of the Assumed Liabilities. At the Closing of the Acquisition, FCN will pay $54,850,000 of the Purchase Price in cash. Approximately $3.52 million of this amount will be paid in cash at the Closing to the non-Principal members (i.e., the Class A Members and the Investing Members) of Roney. The remaining approximately $51.33 million of such cash portion will be paid to the Principal members of Roney based on each Principal's percentage interest in Roney at the time of Closing. The remaining $24,792,100 of the Purchase Price, which will be paid to the Principals in FCN Common Stock issued at the Closing, will also be apportioned among them based on their percentage interests in Roney at the time of Closing. (See the following paragraph.) The number of shares of Common Stock to be issued to the Principals will be based upon the average closing price of the Common Stock on the NYSE Composite Transaction Tape on the 10 consecutive trading days ending on the fifth trading day prior to the date of the Closing. The aggregate Purchase Price is subject to adjustment in the event that the equity capital of Roney at the Closing of the Acquisition is more or less than $24 million (in which case the Deferred Payment portion of the Purchase Price will be adjusted up or down on a dollar for dollar basis to reflect such difference). In addition, FCN has agreed to permit Roney to pay up to $1.5 million of certain out-of-pocket charges, costs and expenses incurred by Roney in connection with the Acquisition without any reduction in the Purchase Price to be paid by FCN.

  FCN's obligation to consummate the Acquisition is conditioned upon execution of three-year Employment Agreements between FCN or one of its subsidiaries and the existing Principals (other than any such Principals whose failure to execute such an agreement will not have a material adverse effect on Roney's business). Certain members of Roney's management will enter into Executive Employment Agreements. If the requisite approval of the Roney Principals is obtained and any Principal elects not to enter into an Employment Agreement, such Principal so electing not to enter into an Employment Agreement will receive from Roney only a return of such Principal's capital in Roney, such Principal will not be entitled to receive any portion of the Purchase Price, including the FCN Common Stock, and, in accordance with the Operating Agreement, such Principal's membership interest in Roney will be terminated prior to the Closing date. Under the terms of each Employment Agreement or Executive Employment Agreement, if a Deferred Payment Recipient Voluntarily Quits at any time during the three year period following the Closing, such recipient will be liable for Liquidated Damages in an amount equal to (i) the original amount (i.e., value) of Deferred Payment paid to such recipient if such termination takes place on or before the first anniversary of the Closing, (ii) two-thirds of such amount if such termination takes place after the first anniversary but on or before the second anniversary of the Closing, and (iii) one-third of such amount if such termination takes place after the second anniversary of the Closing but on or before the third anniversary of the Closing. After the third anniversary of the Closing, a Deferred Payment Recipient will no longer be liable for Liquidated Damages (assuming such recipient has not Voluntarily Quit prior to such third anniversary). The Employment Agreements (other than those with Roney's chief executive officer, chief operating officer, and chief financial officer) do not contain covenants not to compete or non-solicitation clauses.

  In order to secure his or her potential obligation to pay Liquidated Damages, upon the execution of his or her Employment Agreement, each Deferred Payment Recipient will be required to enter into a Pledge Agreement with FCN or one of its subsidiaries pursuant to which such recipient will pledge his or her FCN Common Stock received as a Deferred Payment as security for the Liquidated Damages. On each anniversary of the Closing, so long as no Liquidated Damages are owed to FCN by an applicable Deferred Payment Recipient (i.e., the recipient has not Voluntarily Quit), one-third of the Common Stock originally issued to the Deferred Payment Recipient will be released from the Pledge Agreement and will be transferred to such recipient. In the event that a Deferred Payment Recipient Voluntarily Quits prior to the third anniversary of the Closing, Liquidated Damages will be payable by the Deferred Payment Recipient in cash. Pursuant to the Pledge Agreement, if a Deferred Payment Recipient owes Liquidated Damages, FCN, (or one of its subsidiaries), upon written notice to the Deferred Payment Recipient, has the right to take ownership of such number of shares of Common Stock pledged by such recipient as are necessary (at the then current fair market value for FCN's Common Stock, as determined in accordance with the Pledge Agreement) to satisfy any unpaid portion of the Liquidated Damages amount. To the extent that the fair market value of such pledged Common Stock exceeds the Liquidated Damages amount, the applicable Deferred Payment Recipient will have the right to receive such excess amount. To the extent that the fair market value of such Common Stock is less than the Liquidated Damages amount, the applicable Deferred Payment Recipient will be obligated to pay to FCN or one of its subsidiaries such deficiency. So long as the fair market value of the Common Stock exceeds the Liquidated Damages amount, a Deferred Payment Recipient will not be obligated to pay any amount of the Liquidated Damages in cash (unless such recipient so elects in order to retain ownership of the Common Stock). For purposes of the Pledge Agreement only, the "fair market value" of shares of FCN Common Stock will be equal to the product of the number of pledged shares multiplied by the average of the daily closing prices as reported on the NYSE Composite Transaction Tape for a share of Common Stock for the ten consecutive trading days before the date the Deferred Payment Recipient Voluntarily Quits. During the period that any portion of the Common Stock issued to a Deferred Payment Recipient is pledged pursuant to the Pledge Agreement and so long as such recipient has not Voluntarily Quit, such recipient will be entitled to vote the Common Stock so pledged and to receive and retain all cash and other distributions (other than certain distributions of additional Common Stock) paid with respect to such Pledged Common Stock. A Deferred Payment Recipient may substitute different collateral of equal or greater value for the Common Stock subject to the Pledge Agreement so long as such substitute collateral is reasonably acceptable to FCN.

RETENTION PAYMENTS

  In addition to the Purchase Price described above, concurrent with the Closing of the Acquisition, FCN will issue shares of restricted Common Stock with an aggregate fair market value equal to $15,357,900 to various financial consultants and other key employees of Roney as Retention Payments. The restricted Common Stock subject to the awards will be issued at the Closing under the Stock Plan. The number of shares of such restricted Common Stock awarded will be based upon the average of the high and low prices of FCN's Common Stock on the date of Closing. The restricted Common Stock awards will vest in equal annual increments over a three year period following the Closing, and will be subject to forfeiture in the event of certain terminations of employment. Any cash dividends payable with respect to such restricted Common Stock will be paid to the award recipient during the restriction period and any dividends of Common Stock with respect to such restricted Common Stock will be made to the recipient subject to restrictions on disposition and transfer similar to the original award. Unlike the Deferred Payments described above, a recipient of a restricted Common Stock award will not be subject to any Liquidated Damages by reason of the restricted Common Stock award. See "--Certain Federal Income Tax Consequences" for a discussion of the tax consequences to recipients of Retention Payments.

RECOMMENDATION OF THE RONEY EXECUTIVE COMMITTEE

  The Executive Committee of Roney, which is composed of 10 Principals of Roney, has unanimously adopted and approved the terms of the Purchase Agreement. In addition, each person who was a member of the Executive Committee at the time that Roney entered into the Purchase Agreement with FCN has entered into a Support Agreement with FCN pursuant to which such member has agreed to vote his membership interest in Roney in favor of the Purchase Agreement and the Acquisition, to recommend the Purchase Agreement and the Acquisition as being in the best interests of each of the members of Roney and to use his reasonable best efforts to solicit and obtain the votes of other Principals to approve the Purchase Agreement and the Acquisition. Such members of the Executive Committee own, in the aggregate, approximately 18.86% of the membership interests of Roney. Each Support Agreement terminates upon termination of the Purchase Agreement in accordance with its terms.

  In reaching its conclusion to adopt and approve the terms of the Purchase Agreement, the Executive Committee considered the factors set forth under "-- Background and Reasons--Roney."

OPINION OF FINANCIAL ADVISOR

  Roney retained Wheat First to act as its financial advisor in connection with the Acquisition and to render an opinion to the Roney Executive Committee as to the fairness, from a financial point of view, of the Purchase Price to the members of Roney, including the Principals. Wheat First is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Roney Executive Committee selected Wheat First to serve as its financial advisor in connection with the Acquisition on the basis of such firm's expertise. Wheat First issued a written opinion dated as of November 18, 1997, that the Purchase Price was fair, from a financial point of view, to the members of Roney, including the Principals. Wheat First also issued a subsequent written opinion dated March 18, 1998, reconfirming that the Purchase Price was fair, from a financial point of view, to the Members of Roney.

  The full text of Wheat First's written opinion, dated as of March 18, 1998, which sets forth certain assumptions made, matters considered and limitations on review undertaken is attached as Appendix II to this Prospectus, is incorporated herein by reference, and should be read in its entirety in connection with this Prospectus. The summary of the opinion of Wheat First set forth in this Prospectus is qualified in its entirety by reference to the opinion. Wheat First's opinion is directed only to the fairness, from a financial point of view, of the Purchase Price to the members of Roney. Wheat First's opinion was provided to the Roney Executive Committee to assist it in connection with its consideration of the Acquisition and does not constitute a recommendation to any member of Roney as to how such member should vote on the Acquisition.

  In arriving at its opinion, dated as of November 18, 1997, Wheat First reviewed certain publicly available business and financial information relating to Roney and FCN and certain other information provided to it, including the following: (i) certain internal financial reports provided by the management of Roney; (ii) FCN's Annual Reports to Stockholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1996; (iii) FCN's Quarterly Reports on Form 10-Q and related financial information for the periods ended June 30, 1997 and March 31, 1997, and certain information released by the management of FCN for the period ended September 30, 1997; (iv) certain publicly available information with respect to historical market prices and trading activities for FCN Common Stock and for certain publicly traded financial institutions which Wheat First deemed relevant; (v) certain publicly available information with respect to banking and brokerage companies and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant; (vi) the Purchase Agreement; (vii) certain estimates of the earnings and cost savings projected by Roney and FCN for the combined company; (viii) other financial information concerning the businesses and operations of Roney and FCN, including certain audited financial information and certain financial analyses and forecasts for FCN prepared by senior management; and (ix) such financial studies, analyses, inquiries and other matters as Wheat First deemed necessary. In addition, Wheat First discussed the business and prospects of each company with members of senior management of Roney and FCN.

  In connection with its review, Wheat First relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or publicly available, including representations and warranties of Roney and FCN included in the Purchase Agreement, and Wheat First has not assumed any responsibility for independent verification of such information. Wheat First relied upon the managements of Roney and FCN as to the reasonableness and achievability of their financial and operational forecasts and projections, and the assumptions and bases therefor, provided to Wheat First, and assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. Wheat First also assumed, without independent verification, that the aggregate reserves for loan losses, litigation and other contingencies for Roney and FCN are adequate to cover such losses. Wheat First did not review any individual credit files of FCN, nor did it make an independent evaluation or appraisal of the assets or liabilities of Roney or FCN.

  In connection with rendering its opinion, Wheat First performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the Purchase Price to the members of Roney was to some extent a subjective one based on the experience and judgment of Wheat First and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Wheat First believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Wheat First's view of the actual value of Roney or FCN.

  In performing its analyses, Wheat First made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of Roney or FCN. The analyses performed by Wheat First are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. In rendering its opinion, Wheat First assumed that, in the course of obtaining the necessary regulatory approvals for the Acquisition, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Acquisition, on a pro forma basis, to FCN.

  Wheat First's opinion is just one of the many factors taken into consideration by the Roney Executive Committee in determining to approve the Purchase Agreement. Wheat First's opinion does not address the relative merits of the Acquisition as compared to any alternative business strategies that might exist for Roney, nor does it address the effect of any other business combination in which Roney might engage.

  The following is a summary of the analyses performed by Wheat First in connection with its opinion dated November 18, 1997:

  Comparison of Selected Companies. Wheat First compared the financial performance and market trading information of FCN to that of a group of certain bank holding companies (the "Group"). This Group included: Comerica, Inc.; Fifth Third Bancorp; First of America Bank Corp.; Huntington Bancshares, Inc.; KeyCorp; Mercantile Bancorp; National City Corp.; Norwest Corp.; Northern Trust Corp.; Banc One Corp. and U.S. Bancorp.

  Based on financial data as of and for the three-month period ended September 30, 1997, FCN had: (i) equity to assets of 7.13% compared to an average of 8.04%, a minimum of 6.31%, and a maximum of 10.24% for the Group; (ii) nonperforming assets to total assets of 0.30% compared to an average of 0.38%, a minimum of 0.19%, and a maximum of 0.61% for the Group; (iii) returns on average assets before extraordinary items of 1.41% compared to an average of 1.47%, a minimum of 1.07%, and a maximum of 2.03% for the Group and (iv) returns on average equity before extraordinary items of 18.82% compared to an average of 18.01%, a minimum of 13.24%, and a maximum of 21.80% for the Group.

  Based on the market values as of November 18, 1997, and financial data as of September 30, 1997, FCN had: (i) a stock price to book value multiple of 269.1% compared to an average of 350.9%, a minimum of 267.4%, and a maximum of 489.9% for the Group; (ii) a stock price to First Call (as hereinafter defined) 1997 estimated earnings per share before extraordinary items multiple of 14.6x compared to an average of 19.2x, a minimum of 15.1x, and a maximum of 26.7x for the Group; (iii) a stock price to First Call 1998 estimated earnings per share multiple of 13.0x compared to an average of 16.6x, a minimum of 13.2x, and a maximum of 23.2x for the Group; and (iv) an indicated dividend yield of 2.23% compared to an average of 2.16%, a minimum of 1.20%, and a maximum of 2.88% for the Group. "First Call" is a data service that monitors and publishes a compilation of earnings estimates of selected research analysts regarding companies of interest to institutional investors.

  Analysis of Selected Transactions. Wheat First performed an analysis of consideration paid in eight bank acquisitions of brokerage firms announced between April 1, 1997 and November 18, 1997 (the "Selected Transactions"). The consideration in the Selected Transactions was derived by computing the present value of deferred payments to be made to shareholders using a 15% discount rate. Using this calculation, multiples of book value and trailing earnings in the Selected Transactions were compared to the multiples and premiums implied by the consideration offered by FCN in the Acquisition. The Selected Transactions included the following pending and/or completed transactions:
Bankers Trust New York Corp. / Alex. Brown Inc.; Swiss Bank Corporation / Dillon Read & Co., Inc.; BankAmerica Corp. / Robertson Stephens & Company L.P.; NationsBank Corporation / Montgomery Securities; Canadian Imperial Bank of Commerce / Oppenheimer & Co., Inc.; First Union Corporation / Wheat First Butcher Singer, Inc.; ING Bank / Furman Selz LLC; and SunTrust Banks, Inc. / Equitable Securities.

  Based on the market value of FCN Common Stock as of November 18, 1997, and financial data as of August 31, 1997, the analysis yielded ratios of the present value (assuming a 15% discount rate) of the consideration to be paid by FCN to the members of Roney: (i) to trailing earnings of 15.1x compared to an average of 12.7x, a minimum of 8.3x, and a maximum of 15.9x for the Selected Transactions; and (ii) to book value of 299.7% compared to an average of 401.9%, a minimum of 109.4%, and a maximum of 994.6% for the present value of total consideration paid to partners or shareholders in the Selected Transactions.

  Comparable Public Companies Trading Analysis. Wheat First compared the multiples to earnings and book value implied by the exchange ratio to the trading multiples of certain publicly traded regional broker-dealers (the "Broker Group"). The Broker Group included: A.G. Edwards, Inc.; Advest, Inc.; Everen Capital Corporation; First Albany Corporation; Interra Financial, Inc.; Interstate/Johnson Lane, Inc.; Legg Mason, Inc.; McDonald & Company Investments, Inc.; Morgan Keegan & Co.; Piper Jaffray Companies, Inc.; Raymond James Financial, Inc.; Scott & Stringfellow Financial, Inc. and Stifel Financial Corp.

  Based on the market value of FCN Common Stock as of November 18, 1997, and Roney financial data as of August 31, 1997, and based on market values as of November 18, 1997, quarterly earnings and book value as reported by First Call for the most recently completed quarter for the Broker Group, the analysis yielded ratios of the present value of the Purchase Price (i) to book value of 299.7% compared to an average of 227.1%, a minimum of 163.9%, and a maximum of 278.8% for the Broker Group; and (ii) to earnings of 15.1x compared to an average of 16.5x, a minimum of 12.0x, and a maximum of 36.3x for the Broker Group.

  Discounted Dividends Analysis. Using discounted dividends analysis, Wheat First estimated the present value of the future stream of dividends that Roney could produce over the next five years, under various circumstances, assuming Roney performed in accordance with the earnings forecasts of management. Wheat First then estimated the terminal values for Roney at the end of the period by applying multiples ranging from 175% to 325% of projected book value in year five. The dividend streams and terminal values were then discounted to present values using different discount rates (ranging from 14% to 16%) chosen to reflect different assumptions regarding the required rates of return to the members of Roney. This discounted dividend analysis indicated reference valuation ranges of between $46 million and $77 million for Roney. These values compare to the present value of the Purchase Price of $73.9 million based on the market value of FCN Common Stock on November 18, 1997.

  As of March 18, 1998, Wheat First reconfirmed the appropriateness of its reliance on the analyses used to render the November 18, 1997, opinion by performing procedures to update certain of such analyses and by reviewing the assumptions on which such analyses were based and the factors considered in connection therewith. Wheat First also considered the amendment to the Purchase Agreement dated as of March 16, 1998.

  No company or transaction used as a comparison in the above analysis is identical to Roney, FCN or the Acquisition. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies used for comparison in the above analysis.

  The opinion of Wheat First dated as of November 18, 1997, and reconfirmed March 18, 1998, is based solely upon the information available to Wheat First and the economic, market and other circumstances as they existed as of such dates. Events occurring after those dates could materially affect the assumptions and conclusions contained in Wheat First's opinion. Wheat First has not undertaken to reaffirm or revise its opinion or otherwise comment on any events occurring after March 18, 1998. Pursuant to an engagement letter entered into between Roney and Wheat First, Roney has agreed to pay Wheat First an aggregate fee of $785,179 for its services, of which $150,000 was paid upon the execution of the Purchase Agreement by Roney and FCN, and the remaining $635,179 is payable upon consummation of the Acquisition.

INTERESTS OF CERTAIN RONEY PRINCIPALS

  Certain members of Roney's management, including certain members of the Executive Committee of Roney, may be deemed to have interests in the Acquisition in addition to their interest as Principals of Roney generally. These interests include, among other things, provisions in the Purchase Agreement relating to indemnification and certain other benefits as summarized below.

  Upon consummation of the Acquisition, Robert J. Michelotti, currently President, Chief Executive Officer and a member of the Executive Committee of Roney, William C. Roney, III, currently the Chief Operating Officer and a member of the Executive Committee of Roney, and Mark A. Cleland, currently the Chief Financial Officer of Roney, will become the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively, of a newly-created Roney & Co. subsidiary of FCN. In connection with such appointments, each of the above-named individuals will enter into Executive Employment Agreements with FCN which will provide for, among other things, that the employment terms for Messrs. Michelotti, Roney and Cleland will be three years, three years and one year, respectively, and the base salaries and bonuses for each such individual will be at a level similar to that received by the applicable person from Roney prior to the Acquisition. The Executive Employment Agreements will contain provisions for Liquidated Damages similar to the provisions described above with respect to other Principals of Roney that are to receive a Deferred Payment.

  As described elsewhere in this Prospectus, concurrent with the Closing of the Acquisition, certain financial consultants and key employees of Roney (including Messrs. Michelotti, Roney and Cleland) will receive grants of restricted Common Stock from FCN as incentive for such individuals to become and remain employees of New Roney. See "--Retention Payments."

  In addition, pursuant to the Purchase Agreement, FCN has agreed for the six year period following the Closing, to indemnify, defend and hold harmless Roney and the present and former members, officers, employees and representatives of Roney (each, an "Indemnified Party") against losses, damages and claims arising out of, or relating to (i) Roney's business on or before Closing (except with respect to the allocation or distribution of the Purchase Price and the Retention Payments), (ii) the transactions contemplated by the Purchase Agreement (except with respect to the allocation or distribution of the Purchase Price and the Retention Payments) or (iii) the failure of FCN to timely pay, perform and discharge the Assumed Liabilities. FCN also has agreed to indemnify each Indemnified Party to the extent permitted under the DGCL, FCN's Certificate and the FCN Bylaws (or under the certificate of incorporation and bylaws of the appropriate FCN subsidiary) as in effect at the time of such indemnification. See "Material Differences in the Rights of Stockholders and Roney Members--Indemnification."

  Roney and its Principals have had in the past, and the Principals expect to have in the future, transactions in the ordinary course of business with FCN and its subsidiaries and with directors and officers of FCN and their associates. Such transactions, including borrowings and loan commitments, were or are expected to be on substantially the same terms, including interest rate and collateral, as applicable, as those prevailing at the time for comparable transactions with others, and did not involve more than a normal risk of collectibility and did not present other significant unfavorable features. Currently, NBD Michigan is the agent bank on a revolving credit agreement dated as of September 5, 1995, as amended, for Roney which expires on January 29, 1999. Such agreement predates the execution of the Purchase Agreement. The maximum exposure to NBD Michigan under such agreement is $48 million (of a credit line of $120 million). As part of the Acquisition, FCN will assume certain liabilities of Roney including any and all amounts owning under this agreement. A failure to consummate the Acquisition will not have an effect on the terms or tenor of the credit agreement. In addition, from time to time, Roney has served as an underwriter for certain securities offerings of FCN. Roney's participation in such offerings was on substantially the same terms as the other underwriters also participating in such transactions and was on terms comparable to those prevailing in the market at such time for similar offerings.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following is a summary description of the anticipated material Federal income tax consequences to Roney and its members of the transactions contemplated by the Purchase Agreement, based upon the advice of Roney's legal counsel, Honigman Miller Schwartz and Cohn. Unlike a ruling from the IRS, the advice of counsel has no binding effect or official status of any kind. In the absence of a ruling, the IRS is free to challenge any or all of the tax reporting positions taken by Roney based on such advice, and no assurance can be given that any of such positions would be sustained by a court if contested by the IRS.

  The following discussion is based on the Code, and current judicial and administrative interpretations of the Code, each of which is subject to change. Changes in the Code and interpretations of it may be applied retroactively. Consequently, there can be no assurance that the tax effects described in the following discussion will not be changed in a manner adverse to Roney or its members.

  The following discussion is necessarily general, and the impact of the tax principles described may vary depending upon an individual's particular circumstances. In addition, it is impractical to set forth all aspects of federal income tax law which could affect Roney and its members. THEREFORE, EACH INDIVIDUAL MEMBER OF RONEY IS URGED TO CONSULT HIS OR HER OWN PROFESSIONAL TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE SALE OF RONEY'S ASSETS AND RONEY'S DISTRIBUTION OF THE PROCEEDS AS SET FORTH IN THE PURCHASE AGREEMENT.

  Roney will recognize a taxable gain on the sale of its assets. Each member's share of such gain is expected to approximate the excess of the total cash and the fair market value of any FCN Common Stock distributed to such member in liquidation of Roney over the balance of such member's capital account. Substantially all of such gain is expected to be long term capital gain, taxable at the current maximum Federal income tax rate of 20%, except to the extent of a member's share of gain on sale of the building owned by Roney which, to the extent of the member's share of prior depreciation of the building, will be taxable at the current maximum Federal income tax rate of 25%.

  The IRS could seek to allocate the purchase price among Roney's assets differently than the parties have agreed. Moreover, the IRS could attempt to recharacterize, as compensation for services to be performed for FCN, some of the amounts characterized by the parties as purchase price for Roney's assets. In the event of any such reallocation or recharacterization of any of the purchase price, income or gain of the members of Roney could be subject to tax at a higher rate than expected as set forth above.

  As indicated above, a Principal's share of the Deferred Payment will be currently taxable to him or her, even though the Common Stock (or, to the extent permitted, substitute collateral) will have to be pledged by such Principal pursuant to the Pledge Agreement. As the Common Stock that is subject to the pledge is released over the three year period, however, the Principal will recognize no immediate, additional gain by virtue of any interim appreciation in the Common Stock. Such appreciation will be taxable to the Principal at such time as he or she sells or otherwise disposes of such Common Stock. At that time, the taxable gain should be capital gain (provided that the Principal is not a dealer in such stock) subject to Federal income tax at a current maximum rate of 20% (if the sale or other disposition occurs more than 18 months following the Closing) or 28% (if the sale occurs more than 12 months, but fewer than 18 months, following the Closing).

  If a Principal breaches his or her Employment Agreement or Executive Employment Agreement, as applicable, by Voluntarily Quitting prior to the third anniversary of the Closing and, as a consequence, FCN (or one of its subsidiaries) takes ownership of his or her Common Stock and applies the proceeds against such Principal's liability for Liquidated Damages arising thereunder, then such member will recognize a gain to the extent of any appreciation in the value of such Common Stock subsequent to the Closing, and such gain will be taxable as described in the preceding paragraph. In such circumstance, the Principal should be able to deduct, as a business loss, the amount of Liquidated Damages retained by FCN (or one of its subsidiaries), subject to the following limitations. Such amount, plus the Principal's other "miscellaneous itemized deductions" for the taxable year, will be deductible only to the extent they exceed 2% of such member's adjusted gross income for such year. To the extent that the deductible amount exceeds the Principal's taxable income for such taxable year (due to the allowance of other itemized deductions), he or she will derive no benefit from such deduction, which may not be carried over to any other year.

  Retention Payments will be taxable to recipients as ordinary income because such payments are considered compensation for services rendered. The timing of a recipient's inclusion in income of the value of his or her Retention Payments will depend on whether he or she makes a special election under Section 83(b) of the Code. Individuals who do not make such an election will include the Retention Payments in ordinary income as they vest; the amount(s) so includable will be based on the value(s) of the Retention Payments (i.e., the Common Stock which becomes unrestricted) at such time(s). Such value may be more or less than the value of the Retention Payments at the date of the Closing. An individual who believes the underlying Common Stock will appreciate quickly and substantially in value following the Closing might consider making an election under Section 83(b) of the Code. The effect of such election would be to cause the value of the individual's Retention Payment to be includable in ordinary income for the year of the Closing. At such time as an electing individual's Retention Payment(s) were to vest, he or she would not include in income any appreciation in the Common Stock's value after the date of the Closing. Such appreciation would not be realized (taxable) until a later sale or other disposition of the Common Stock; moreover, the individual's gain on such sale would be taxable as capital gain, provided that he or she were not a dealer in such stock. A drawback of making the Section 83(b) election (in addition to having to pay tax on the current value of the Common Stock immediately) is that, if the individual were never to vest in the Common Stock (because his or her employment with FCN were to terminate prematurely), he or she would be entitled to no deduction or credit for the tax he or she paid for the year of the Closing. Any individual who chooses to make a Section 83(b) election must do so by filing a statement with the IRS (with a copy to FCN) within 30 days of the date of Closing.

  Honigman Miller Schwartz and Cohn has provided an opinion that the statements set forth under this heading "Certain Federal Income Tax Consequences," to the extent that they constitute matters of federal law or legal conclusions with respect thereto, are a fair and accurate summary of the matters addressed herein, under existing law and the assumptions stated herein. In rendering such opinion, such counsel has relied upon representations contained in certificates of officers of Roney and FCN.

  THE TAX CONSEQUENCES OF THE ACQUISITION TO A PARTICULAR PRINCIPAL WILL DEPEND UPON THE PARTICULAR CIRCUMSTANCES OF SUCH PRINCIPAL. ACCORDINGLY, EACH PRINCIPAL SHOULD CONSULT WITH SUCH PRINCIPAL'S OWN TAX ADVISORS AS TO THE FEDERAL (AND ANY STATE OR LOCAL) TAX CONSEQUENCES OF THE ACQUISITION UNDER SUCH PRINCIPAL'S PARTICULAR CIRCUMSTANCES. MOREOVER, NO INFORMATION HAS BEEN PROVIDED HEREIN AS TO FOREIGN, STATE OR LOCAL LAW, AND EACH PRINCIPAL IS THEREFORE URGED TO CONSULT SUCH PRINCIPAL'S OWN TAX ADVISORS AS TO THE TAX CONSEQUENCES OF THE ACQUISITION UNDER SUCH LAWS.

ACCOUNTING TREATMENT

  The Acquisition will be accounted for as a "purchase" and certain adjustments will have to be made with respect to the acquired assets and liabilities of Roney based upon estimated fair market values. The actual adjustments will be made on the basis of appraisals or evaluations as of the date of consummation of the Acquisition.

RESALE OF FCN COMMON STOCK

  Subject to the terms and conditions of the Employment Agreements, the Executive Employment Agreements and the Pledge Agreements discussed above, the FCN Common Stock to be issued as a Deferred Payment will upon issuance be freely transferable by the holders of such stock under applicable federal securities laws, except for shares held by members of the Executive Committee of Roney and any other holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and 10% or more stockholders) of FCN. Prior to Closing, each member of the Executive Committee of Roney will enter into an agreement with FCN that such member will not transfer his Common Stock issued as a Deferred Payment in violation of the Securities Act.

BUSINESS PENDING CONSUMMATION

  Pursuant to the terms of the Purchase Agreement, Roney has agreed to conduct its business in the ordinary and usual course pending consummation of the Acquisition, and to refrain from taking various actions outside of the ordinary course of business, without the prior written consent of FCN, which consent may not be unreasonably withheld. In particular, Roney has agreed not to, and to cause each of its subsidiaries not to, do any of the following:

    (i) Conduct the business of Roney and its subsidiaries in all material respects, other than in the ordinary and usual course consistent with past practice, or fail to use reasonable efforts to preserve their business organizations and assets and maintain their rights, franchises and existing relations with clients, customers, suppliers, employees and business associates, or take any action reasonably likely to have a material adverse effect on FCN.

    (ii) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional ownership interest in Roney, enter into any agreement with respect to the foregoing, or permit any ownership interest in Roney to become subject to issuance.

    (iii) Make, declare, pay or set aside for payment any distribution to Roney's members, except that Roney is permitted to make ordinary and customary distributions to its members consistent with past practice, subject to the Purchase Price adjustment provision in the Purchase Agreement as described elsewhere in this Prospectus. See "--Purchase Price."

    (iv) Enter into, amend, modify or renew any employment, consulting, severance or similar agreements or arrangements with any officer or employee of Roney or any of its subsidiaries, or grant any salary or wage increase or increase any employee benefit plan (including incentive or bonus payments), except (a) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (b) for other changes that are required by applicable law, (c) to satisfy disclosed contractual obligations existing as of the date of the Purchase Agreement, or (d) for employee arrangements for, or grants of awards to, newly hired employees in the ordinary course of business consistent with past practice.

    (v) Enter into, establish, adopt or amend (except (a) as may be required by applicable law, or (b) to satisfy disclosed contractual obligations existing as of the date of the Purchase Agreement) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any member, director, officer or employee of Roney or any of its subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

    (vi) Amend its Operating Agreement or its certificate of formation or the articles of incorporation or by-laws (or similar charter documents) of any Roney subsidiary.

    (vii) Implement or adopt any change in Roney's accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

    (viii) Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts.

    (ix) Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually not more than $100,000 and in the aggregate for all such settlements, not more than $250,000.

    (x) Incur material capital expenditures, obligations or liabilities, or any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice.

    (xi) Agree, commit to or enter into any agreement to take any of the actions prohibited under the Purchase Agreement.

    (xii) Except (a) as disclosed in the Purchase Agreement by Roney or (b) sales of securities or other investments or assets in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, business or properties.

    (xiii) Except (a) as disclosed in the Purchase Agreement by Roney or (b) purchases of securities or other investments or assets in the ordinary course of business consistent with past practice, acquire any assets, business, or properties of any other entity.

REGULATORY APPROVALS

  General. Consummation of the Acquisition is conditioned upon the receipt of all approvals of regulatory authorities required for the Acquisition, without any conditions, restrictions or requirements which FCN reasonably determines would, following the Closing, have a material adverse effect on FCN or the business of Roney. Pursuant to the terms of the Purchase Agreement, FCN is responsible for paying all fees and costs associated with obtaining such approvals.

  Federal Reserve Board. The Acquisition is subject to the approval of the Federal Reserve Board under Section 4 of the BHCA. Under Section 4 of the BHCA and related regulations, the Federal Reserve Board must consider whether the performance of FCN's and Roney's non-banking activities on a combined basis can reasonably be expected to produce benefits to the public (such as greater convenience, increased competition and gains in efficiency) that outweigh possible adverse effects (such as undue concentration of resources, decreased or unfair competition, conflicts of interest and unsound banking practices). This consideration includes an evaluation of the financial and managerial resources of FCN and Roney and the effect of the proposed transaction on such resources.

  Other Requisite Governmental Approvals, Notices and Consents. Approvals also will be required from certain regulatory authorities in connection with changes, as a result of the Acquisition, in the ownership of certain businesses that are controlled by Roney. Certain other governmental authorities, including state insurance authorities, will require notice or other types of filings. Approval also is required from the NYSE, certain other securities exchanges, the NASD and may be required from certain other self-regulatory agencies.

  Status of Applications, Etc. A notice was filed with the Federal Reserve Board pursuant to the BHCA on February 13, 1998. The BHCA and the regulations thereunder provide for the publication of notice and public comment on notice applications filed with the Federal Reserve Board. The Acquisition may not be consummated until after Federal Reserve Board approval is obtained. FCN and Roney have filed or will be filing promptly all required applications for regulatory review and approval or notices with the various other federal, state and self-regulatory authorities in connection with the Acquisition.

  The Acquisition will not proceed until the requisite regulatory approvals have been obtained, such approvals are in full force and effect and any statutory waiting periods in respect thereof have expired. There can be no assurance that the Acquisition will be approved by the appropriate federal and state regulators whose approval is required. If such approvals are received, there can be no assurance as to the date of such approvals or the absence of any litigation challenging such approvals.

DISSENTERS' RIGHTS

  No member of Roney, including the Principals that are required to approve the Acquisition prior to its consummation, will be entitled to exercise any dissenters' rights or contractual rights of appraisal as a result of the consummation of the Acquisition.

CONDITIONS TO CLOSING

  The obligations of FCN and Roney to consummate the Acquisition and the other transactions contemplated by the Purchase Agreement are subject, among other things, to: (i) approval of the Purchase Agreement and the Acquisition by the requisite vote of the Principals of Roney; (ii) receipt of the regulatory approvals described in this Prospectus without any conditions, restrictions or requirements which in the reasonable judgment of FCN would have a material adverse effect on FCN or the business of Roney; (iii) the Registration Statement becoming effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement being issued or threatened by the Commission; and (iv) the obtaining of all permits and other authorizations under state securities laws necessary to consummate the Acquisition and the issuance of the Common Stock to be issued as a Deferred Payment. Pursuant to the terms of the Operating Agreement of Roney, the approval of Principals holding in excess of 50% of the outstanding Principal interests held by all of the Principals is required to permit Roney to consummate the Acquisition. As described herein, Roney intends to solicit the approval of the Principals to the Purchase Agreement and the Acquisition in accordance with the terms of the Operating Agreement. In the event that such approval is not obtained, either party may terminate the Purchase Agreement without further liability to the other.

  The obligation of Roney to consummate the Acquisition is subject to fulfillment or written waiver by Roney prior to the Closing of each of the following conditions: (i) the representations and warranties of FCN set forth in the Purchase Agreement will be true and correct as of the date of the Purchase Agreement and as of the Closing as though made on and as of the Closing; (ii) FCN will have performed in all material respects all obligations required to be performed by it under the Purchase Agreement at or prior to the Closing; (iii) the receipt by Roney of a certificate, dated as of the Closing and signed on behalf of FCN by an executive officer of FCN, to the effect that the conditions set forth in the preceding clauses (i) and (ii) have been satisfied; and (iv) the receipt by Roney of an opinion of Sherman I. Goldberg, Executive Vice President, General Counsel and Secretary of FCN, dated the date of the Closing, in form and substance reasonably satisfactory to Roney, to the effect that the Purchase Agreement and all of the rights, liabilities and benefits are fully enforceable.

  In addition, the obligation of FCN to consummate the Acquisition is subject to fulfillment or written waiver by FCN prior to the Closing of each of the following conditions: (i) the representations and warranties of Roney set forth in the Purchase Agreement will be true and correct as of the date of the Purchase Agreement and as of the Closing as though made on and as of the Closing; (ii) Roney will have performed in all material respects all obligations required to be performed by it under the Purchase Agreement at or prior to the Closing; (iii) the receipt by FCN of a certificate, dated as of the Closing and signed by an executive officer of Roney, to the effect that the conditions set forth in the preceding clauses (i) and (ii) have been satisfied;
(iv) the receipt by FCN of an opinion of Honigman Miller Schwartz and Cohn, counsel to Roney, dated as of the Closing, in form and substance reasonably satisfactory to FCN, to the effect that (a) the Purchase Agreement and all of the rights, liabilities and benefits are fully enforceable and (b) the payment, distribution and allocation of the Purchase Price, including the Deferred Payments, by Roney to its members in accordance with the terms and conditions of the Purchase Agreement has been duly authorized by all required action of Roney and complies in all respects with the applicable provisions of the Operating Agreement, Roney's certificate of formation and applicable Delaware law; (v) the receipt by FCN of letters from Roney's independent auditors, dated the date of or shortly prior to the Closing and in form and substance reasonably satisfactory to FCN, with respect to Roney's consolidated financial position and results of operations; and (vi) the execution by each of the persons receiving a portion of the Deferred Payment of an Employment Agreement or Executive Employment Agreement (as applicable).

TERMINATION OF THE PURCHASE AGREEMENT

  The Purchase Agreement may be terminated under the following circumstances:

    (i) By the mutual consent of FCN and Roney.

    (ii) By FCN or Roney, in the event of (a) a breach by the other party of any representation or warranty contained in the Purchase Agreement, which has a material adverse effect (as defined in the Purchase Agreement), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (b) a breach by the other party of any of the covenants or agreements contained in the Purchase Agreement which has a material adverse effect, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

    (iii) By FCN or Roney, in the event that the Acquisition is not consummated by September 30, 1998, except that if such delay was caused by one party's breach of the Purchase Agreement, the breaching party may not terminate the Purchase Agreement by reason of such delay.

    (iv) By FCN or Roney, (a) in the event that Roney fails to obtain the requisite approval of its Principals to the Purchase Agreement and the Acquisition, or (b) in the event that written notice is received which states that any required regulatory approval contemplated by the Purchase Agreement will not be approved or has been denied.

    (v) By FCN if at or prior to the special meeting of the Principals of Roney to approve the Purchase Agreement and the Acquisition, the Executive Committee of Roney fails to recommend the Purchase Agreement and the Acquisition as being in the best interests of each of the members of Roney or it withdraws such recommendation or modifies or changes such recommendation in a manner adverse in any respect to FCN.

    (vi) By FCN, in the event of a fact, event, circumstance or omission that would have constituted a breach of a representation or warranty made by Roney in the Purchase Agreement, except that such representation or warranty was qualified by the knowledge of Roney, to the extent such fact, event, circumstance or omission is reasonably likely to have a material adverse effect on Roney.

  Except as provided in this paragraph, in the event that the Purchase Agreement is terminated by either party, neither party will have any further liability to the other party. In the event that the Acquisition does not close because of (i) a breach of the Purchase Agreement causing a failure to satisfy a condition precedent to Closing, which breach was caused by the wilful or intentional misconduct of one of the parties, or (ii) a wilful or intentional failure or refusal to close the transaction by one of the parties in violation of the Purchase Agreement, the non-breaching party, as its sole and exclusive remedy, is entitled to terminate the Purchase Agreement and the breaching party must pay the non-breaching party a non-performance fee of $1.9 million, plus all reasonable out-of-pocket costs, expenses, losses and damages incurred by the non-breaching party as a result of such non-performance. The Termination Payment will be payable in cash within five business days after receipt of notice that such Termination Payment is due and payable. In the event that the failure of a condition is not caused by the wilful or intentional misconduct, failure or refusal of the other party, then the non-breaching party may terminate the Purchase Agreement or close the Acquisition, in either event waiving any right or claim against the breaching party.

MANAGEMENT AND OPERATIONS AFTER THE ACQUISITION

  Following the Acquisition, FCN will use Roney's management strengths to broaden and supplement its own strong management team. As part of this strategy FCN intends to retain Roney's senior management and intends to continue to maintain and operate Roney branches in Michigan, Ohio and Indiana under the Roney name and under the Roney management team. First Chicago NBD Investment Services, Inc., FCN's retail brokerage subsidiary, also will continue to operate as a separate legal and business entity.

  Immediately following the acquisition, Roney's business will be run by Roney personnel in existing locations, managed on a day-to-day basis by Roney Principals and operated as separate Roney lines of business within the FCN organization. The foregoing notwithstanding, the Roney lines of business which are engaged in insurance agency, retail brokerage, mutual fund and related activities will be operated within a new wholly-owned subsidiary of FNBC, which will retain the Roney name (New Roney), or other appropriate FCN subsidiaries, as required. The board of directors of New Roney will be composed of certain senior management representatives of Roney as well as certain senior management representatives of FCN's existing investment and brokerage subsidiaries. FCN expects that, over time, New Roney will be integrated with the existing retail brokerage operations of FCN.

  Those Roney lines of business which are engaged in securities underwriting and dealing activities and merger and acquisition advisory services will be operated as Roney lines of business within First Chicago Capital Markets, Inc. ("FCCM"). The Roney Principals managing these business lines will report to current FCCM management.

                                     RONEY

HISTORY AND BUSINESS

  Roney provides retail brokerage and investment banking services to individual and institutional investors and to corporate clients. To support these services, Roney effects transactions in equity and debt securities as both agent and principal, provides access to mutual funds and other direct investments and provides investment advice on selected sectors of the financial markets through its Research Department. In addition, through certain licensed subsidiaries, Roney sells insurance products to retail clients, principally consisting of variable annuities. Roney makes a market in over 200 over-the-counter ("OTC") securities, consisting principally of companies located in the Midwest United States.

  Roney is a Delaware limited liability company formed in January 1996 as a successor to the investment banking and securities brokerage business founded in 1925 by William C. Roney. The firm began operating in a partnership form in 1937 and, in January 1996, the firm's brokerage and investment banking operations were transferred to Roney & Co., L.L.C.

 Retail Brokerage

  Roney derives most of its income from its retail brokerage and investment banking activities. Roney provides brokerage services to individual and institutional investors and effects transactions in equity and debt securities as both agent and principal. In addition, Roney sells shares of mutual funds, principally "loaded" funds, to individual investors. For the fiscal year ended September 27, 1997, Roney's revenues from commissions and principal transactions amounted to $65.0 million. Roney charges commissions on both exchange and OTC agency transactions for individual clients in accordance with a schedule of commissions that is revised periodically.

 Principal Transactions

  In addition to executing trades as agent, Roney regularly acts as a principal in executing trades in OTC equity securities, municipal bonds and taxable fixed income securities such as corporate bonds, certificates of deposit and United States Treasury Bills. Roney carries inventories of these various securities to facilitate sales to clients and other dealers. When transactions are executed on a principal basis, Roney receives mark-ups or mark-downs in lieu of commissions.

  Roney makes a market in OTC securities by buying and selling as principal in approximately 150 common stocks and other securities traded on The Nasdaq Stock Market or otherwise in the OTC market. A majority of the equity securities for which Roney makes a market are for companies based in the Midwestern United States and are in the industry areas followed by Roney research analysts. Principal transactions with clients are generally effected at a net price within or equal to the current inter-dealer price, plus or minus a mark-up or mark-down.

 Investment Banking

  Investment banking revenues are derived from management of, participation in and the sale of public offerings of equity and debt securities, as well as from advisory fees received in connection with mergers and acquisitions, financial advisory assignments and private placements of securities. Roney had total investment banking revenues of $12.1 million in fiscal 1997 and $10.2 million in fiscal 1996.

  Underwriting. Roney underwrites corporate and municipal securities, generally as a manager or a co-manager of public offerings of such securities. Roney has served as lead or co-managing underwriter for a variety of common and preferred stock, convertible debentures, senior debt, subordinated debt and other debt securities and rights offerings for a number of companies in the public market. In addition, Roney has structured a number of equity and debt private placements.

  Roney also participates as a lead or co-managing underwriter in a number of public offerings of tax-exempt bonds for municipalities and not-for-profit organizations throughout the Midwestern United States. Most of these offerings are sold to retail clients, principally located in Michigan.

  Mergers and Acquisitions. Roney has represented a number of companies in merger and acquisition transactions, both on the sell-side and the buy-side of such transactions. Roney assists clients in identifying, analyzing and initiating transactions, advising clients on deal structure and assisting in the negotiations of a proposed transaction.

  Financial Advisory Services. Roney provides a wide range of financial advisory services to companies, principally consisting of fairness opinions, strategic valuations and general financial advisory projects. Roney provides fairness opinions for merger and acquisition transactions, stock repurchase plans and going private transactions. Strategic valuations are generally conducted for clients for employee stock purchase plans or estate planning purposes. Finally, Roney undertakes general financial advisory projects for clients that may include determining the value of a business and suggesting various transaction options that are available to the company and its shareholders.

 Insurance

  Through wholly-owned subsidiaries formed to comply with various state insurance regulations, Roney engages in the business of selling a wide variety of insurance products in Michigan, Ohio and Indiana. Although such subsidiaries are generally qualified to sell a full range of insurance products, the primary products sold are variable and fixed annuities. Approximately 80% of Roney's retail financial consultants are licensed to sell insurance products, and for purposes of such insurance business, Roney's financial consultants are treated as agents of the particular subsidiary that was formed to sell insurance in the applicable state. Such subsidiaries sell variable and fixed annuity products and other insurance products offered by over 20 different insurance companies.

 Research

  Roney's Research Department develops market information and investment recommendations primarily with respect to the financial institutions, health care and automotive supplier industries and selected companies within such industries. The Research Department employs six analysts and follows approximately 100 companies. Roney's research activities include review and analysis of general market conditions, industries and specific companies; recommendations with respect to industries and companies; provision of information to retail brokerage and institutional clients; and responses to inquiries from clients and Roney financial consultants. In addition, Roney hosts investment conferences with followed companies in which senior officers from leading companies are invited to share their operational and financial outlooks with members of the investment community.

NET CAPITAL REQUIREMENTS

  As a broker/dealer, Roney is subject to the net capital rules of the Commission, the NYSE, and elects to compute its net capital requirements in accordance with the alternative method. Under this method, Roney is required to maintain minimum net capital, as defined, equal to two percent of aggregate debit balances arising from customer transactions, as defined. The net capital rules also provide that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than five percent of aggregate debits. At September 26, 1997, Roney's net capital of $17.1 million was $13.9 million in excess of the minimum net capital required of $3.2 million.

DESCRIPTION OF THE MEMBERSHIP INTERESTS IN RONEY

 General

  Roney was formed as a limited liability company under the DLLCA on July 5, 1995 pursuant to a Certificate of Formation filed with the Office of the Secretary of State of Delaware on such date. Pursuant to the Operating Agreement, Roney has established three classes of membership interests referred to as Principals, Investing Members and Class A Members. The rights, privileges and preferences of such membership interests are governed by the terms of the Operating Agreement and the provisions of the DLLCA. Set forth below is a summary of the rights, preferences and privileges of each such type of membership interest, which summary is qualified in its entirety by reference to the Operating Agreement and the DLLCA.

 Principals

  The Principals are designated as the managers of Roney. As such, the full, exclusive and absolute rights, powers and authority to manage and control Roney and the property, assets and business of Roney, and to make all decisions affecting the property, assets and business of Roney are vested in the Principals. The Principals elect an Executive Committee comprised of at least nine of the Principals, which Executive Committee is vested with the power to decide all matters which are not specifically reserved in the Operating Agreement to the Principals. Among the matters reserved to the Principals in the Operating Agreement are whether to dissolve Roney, whether to permit a member to assign his or her interest in Roney to another or to encumber said interest and, with the written concurrence of the Executive Committee, and subject to limitation, whether (and the manner in which) to amend the Operating Agreement. The Operating Agreement provides that all matters to be decided by the Principals are to be decided by the vote of Principals having percentage interests which exceed 50% of all of the Principals' percentage interests.

  Pursuant to the Operating Agreement, each Principal is required to devote his or her entire time to Roney business, and is precluded from directly or indirectly engaging in any other business, except as otherwise expressly authorized by the Executive Committee. Under Section 303 of the DLLCA but subject to the following sentence, the debts, obligations and liabilities of Roney, whether arising in contract, tort or otherwise, are solely the debts, obligations and liabilities of Roney and no member or manager of Roney is personally liable for any such debt, obligation or liability solely by reason of being a member or acting as a manager of Roney. Notwithstanding the preceding sentence, each member of Roney, including the Principals, is personally liable for such member's actions or omissions which give rise to any claim against or liability of Roney and is required to indemnify Roney and the other members of Roney against such liability. Subject to the qualification contained in the preceding sentence, under the DLLCA, Roney may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Under the Operating Agreement, Roney is required, to the extent permitted by the Employee Retirement Income Security Act of 1974, to indemnify employees and members of Roney who serve as members of the administrative committee of the Roney Income Deferral Plan (the "Plan") against all liabilities incurred by them in the exercise and performance of their powers and duties under the Plan, subject to certain limitations set forth in the Operating Agreement.

  As members of Roney, the Principals are entitled to allocations of profit or loss, and distributions of cash, of Roney. Roney's net profit for any year, less an amount equal to a variable percentage of the capital contributions of the Class A Members and the Investing Members (the difference being referred to as the "net profit balance"), is allocable among the Principals. Specifically, a percentage of the net profit balance determined by the Executive Committee, not to exceed 15% (or such lesser percentage as will leave at least $10,000 to be allocated pursuant to the next sentence), is allocable among, and distributable to, the Principals as the Executive Committee may determine. The balance of the net profit balance is allocable among, and distributable to, the Principals based on their percentages. Following dissolution of Roney, the proceeds of liquidation of Roney's assets, after payment of or provision for Roney's debts, is generally distributable among the members on account of their respective shares of undistributed profits and to pay them the remaining balances in their capital accounts.

  Losses of Roney are allocable first, to the Principals, based on their percentages, until their capital accounts are reduced to zero, and thereafter to the other members of Roney. If, at any time, the Principals' aggregate capital account balance falls below the lesser of (i) $500,000 and (ii) one percent of the aggregate capital account balances of all members (after taking into account any special distribution to members who are not Principals), then the Principals are required to contribute additional capital to eliminate the shortfall. Moreover, the Operating Agreement requires the Principals to contribute such additional capital to Roney as the Executive Committee may request.

  For purposes of the foregoing, profits and losses are determined after deducting certain guaranteed payments for the use of members' (including the Principals') capital. These guaranteed payments are described under "Class A and Investing Members" below.

  Under the terms of the Operating Agreement, no member of Roney, including the Principals, the Class A Members and the Investing Members, may assign or grant a security interest in or otherwise encumber all or any portion of such member's rights with respect to, or interest in, Roney, or the property, capital, profits and/or distributions of Roney, or cause another person to be substituted as a member of Roney in place of the assigning member, without the prior consent of the Principals. Any purported assignment or security interest or other encumbrance made in violation of the Operating Agreement is null and void.

  A Principal may be expelled from Roney by the Executive Committee. A Principal may also withdraw from Roney without the Executive Committee's consent. In either case, such Principal becomes entitled to payment for his or her membership interest in an amount equal to his or her capital account, with certain adjustments. Such payment is generally to be made in cash no less than six months following notice of withdrawal, with interest from the effective date of expulsion or withdrawal. There are special provisions for the partial withdrawal of a Principal who attains the age of 60 or 68.

 Class A and Investing Members

  The Class A Members and the Investing Members have no rights, powers or authority to manage or control, and no voice or participation in the management of, Roney. In addition, subject to certain exceptions for Class A Members who are also employees or agents of Roney, the Class A Members and the Investing Members do not have the authority to bind or obligate Roney or incur an obligation or liability in the name of Roney or on behalf of Roney in any manner or capacity whatsoever or to act on behalf of Roney in any manner or capacity whatsoever.

  Pursuant to the Operating Agreement, the Class A Members are required to devote their entire time to Roney business, and are precluded from directly or indirectly engaging in any other business, except as otherwise expressly authorized by the Executive Committee. The liability and indemnification provisions described above with respect to the Principals also apply to the Class A Members and the Investing Members.

  As members of Roney, the Class A Members and the Investing Members are entitled to allocations of profit or loss, and distributions of cash, of Roney as described in this paragraph. With respect to the Investing Members, if the net profits of Roney for any year (after taking into account the Guaranteed Payments (as defined below)) equal or exceed $500,000, an amount equal to a variable percentage of the capital contributions of the Investing Members (which variable percentage is based on the total net profits of Roney for such year (after deduction of the Guaranteed Payments) and varies between two percent and eight percent) is allocable to the Investing Members. With respect to the Class A Members, if the net profits of Roney (after taking into account and deducting the Guaranteed Payments and the payments made to the Investing Members described in the preceding sentence) equal or exceed $250,000, an amount equal to a variable percentage of the capital contributions of the Class A Members (which variable percentage is based on the net profits of Roney for such year (after deduction of the payments to the Investing Members and the Guaranteed Payments) and varies between two percent and 16%.

  Notwithstanding the preceding paragraph, the members of Roney are entitled to the following guaranteed payments ("Guaranteed Payments") on their respective capital contributions: the Investing Members are entitled to a Guaranteed Payment, payable in cash on a quarterly basis, equal to eight percent of each member's capital contribution, calculated on a per annum basis; after payment of the Investing Members' Guaranteed Payment, the Class A Members are entitled to a Guaranteed Payment, payable in cash on a quarterly basis, equal to six percent of each member's capital contribution, calculated on a per annum basis; after payment of the Investing Members' and Class A Members' Guaranteed Payments, the Principals are entitled to a Guaranteed Payment, payable on a semi-annual basis in the form of an increase in the applicable member's capital account or, under certain circumstances, in cash, equal to six percent of each member's capital contribution, calculated on a per annum basis.

  Losses of Roney not allocated to the Principals are allocable to the Class A Members, based on their percentages, until their capital accounts are reduced to zero. Thereafter, the balance of any losses are allocable to the Investing Members, based on their percentages, until their capital accounts are reduced to zero.

  The Class A Members and the Investing Members are subject to the same provisions with respect to the transferability of their interests and expulsion and withdrawal from Roney as set forth above for the Principals.

                                      FCN

GENERAL

  FCN is a multi-bank holding company registered under the BHCA, which was incorporated under the laws of the State of Delaware in 1972. FCN is the surviving corporation resulting from the merger, effective December 1, 1995, of First Chicago Corporation, a Delaware corporation and registered bank holding company, with and into NBD, a Delaware corporation and registered bank holding company. FCN's lead bank is FNBC. FCN also is the parent corporation of NBD, Michigan, ANB, FCCNB, NBD Bank, Indiana, NBD Bank (Florida) and several other bank subsidiaries. FCCNB is a Delaware-based national banking association primarily engaged in the issuance of VISA and MasterCard credit cards.

  Through its banking subsidiaries, FCN provides consumer and corporate banking products and services. In addition, FCN, directly or indirectly, owns the stock of various nonbank companies engaged in businesses related to banking and finance.

  In addition to its equity investment in subsidiaries, FCN, directly or indirectly, raises funds principally to finance the operations of its nonbank subsidiaries. A substantial portion of FCN's annual income typically has been derived from dividends from its subsidiaries, and from interest on loans, some of which are subordinated, to its subsidiaries.

  FCN engages primarily in four lines of business--regional banking, which includes the general consumer market, private banking and investments, small business banking and middle market banking; corporate banking; corporate investments; and credit card. Each of these businesses is conducted through FCN's bank and nonbank subsidiaries.

  Because FCN is a holding company, its rights and the rights of its creditors to participate in the assets of any subsidiary upon the subsidiary's liquidation or recapitalization would be subject to the prior claims of such subsidiary's creditors except to the extent that FCN may itself be a creditor with recognized claims against the subsidiary.

  FCN's executive offices are located at One First National Plaza, Chicago, Illinois 60670, and the telephone number is (312) 732-4000.

SUPERVISION AND REGULATION

  The operations of financial institutions may be affected by legislative changes and by the policies of various regulatory authorities. In particular, bank holding companies and their subsidiaries are affected by the credit policies of the Federal Reserve Board through its regulation of the national supply of bank credit. Among the instruments of monetary policy used by the Federal Reserve Board to implement its objectives are open market operations in U.S. Government securities, changes in the discount rate on bank borrowings and changes in reserve requirements on bank deposits.

  Bank holding companies, banks and financial institutions generally are highly regulated, with numerous federal and state laws and regulations governing their activities. As a bank holding company, FCN is subject to regulation under the BHCA and is subject to examination and supervision by the Federal Reserve Board. Under the BHCA, FCN is prohibited, with certain exceptions, from acquiring or retaining direct or indirect ownership or control of voting shares of any company which is not a bank or bank holding company, and from engaging in activities other than those of banking or of managing or controlling banks, other than subsidiary companies and activities which the Federal Reserve Board determines to be so closely related to the business of banking as to be a proper incident thereto. The acquisition of direct or indirect ownership or control of a bank or bank holding company by FCN is also subject to certain restrictions under the BHCA and applicable state laws.

  FCN is a legal entity separate and distinct from FCN's banking subsidiaries (the "Banks") and FCN's other affiliates. Investors should be aware of the various legal limitations on the extent to which the Banks can finance or otherwise supply funds to FCN or various of its affiliates. In particular, the Banks are subject to certain restrictions imposed by the laws of the United States on any extensions of credit to FCN or, with certain exceptions, other affiliates, on investments in stock or other securities thereof, on the taking of such securities as collateral for loans, and on the terms of transactions between the Banks and other subsidiaries. FCN and its subsidiaries, including the Banks, are also subject to certain restrictions with respect to engaging in the issuance, flotation, underwriting, public sale or distribution of securities.

  Various federal and state laws govern the operation of the Banks. The national bank subsidiaries of FCN, including FNBC, ANB, FCCNB and NBD Indiana, are supervised, examined and regulated by the OCC under the National Bank Act, as amended. Since national banks are also member of the Federal Reserve System and their deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC"), they are also subject to the provisions of the Federal Reserve Act, as amended, and the Federal Deposit Insurance Act, as amended, and, in certain respects, to state laws applicable to financial institutions. NBD Michigan and the other state-chartered bank subsidiaries of FCN are, in general, subject to the same or similar restrictions and regulations, but with more extensive regulation and examination by state banking departments, the Federal Reserve Board for state banks which are member of the Federal Reserve System, and the FDIC for state banks which are not members of the Federal Reserve System. In addition, the Banks' operations in other countries are subject to various restriction imposed by the laws of such countries.

  Federal law prohibits FCN and certain of its affiliates from borrowing from the Banks unless such loans are secured by U.S. Treasury or other specified obligations. Further, such secured loans and investment by any of the Banks to FCN or to any other affiliate are limited to 10% of the respective Bank's capital and surplus, and as to FCN and all such affiliates, to an aggregate 20% of the respective Bank's capital and surplus. Under Federal Reserve Board policy, FCN is expected to act as a source of financial strength to each Bank and to commit resources to support such Bank in circumstances where it might not do so absent such policy. In addition, any capital loans by FCN to any of the Banks would be subordinate in right of payment to deposits and to certain other indebtedness of such Bank. As a bank holding company, FCN and its subsidiaries generally are prohibited from engaging in certain tie-in arrangements in connection with extensions of credit or providing property or services.

  Additionally, there are certain federal and state regulatory limitations on the payment of dividends to FCN by the Banks. Dividend payments by national banks are limited to the lesser of (i) the level of undivided profits and (ii) absent regulatory approval, an amount not in excess of net income for the current year combined with retained net income for the preceding two years. As of January 1, 1997, the Banks could have declared additional dividends of approximately $0.9 billion without the approval of banking regulatory agencies. The payment of dividends by any Bank may also be affected by other factors, such as the maintenance of adequate capital for such Bank. Bank regulatory agencies have the authority to prohibit the banking organizations they supervise from paying dividends if, in the bank regulator's opinion, the payment of dividends would, in light of the financial condition of such bank, constitute an unsafe or unsound practice.

CAPITAL ADEQUACY

  The Federal Reserve Board has adopted risk-based capital guidelines for bank holding companies that require bank holding companies to maintain a minimum ratio of capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) of 8%. At least one-half of total capital must be composed of common stockholders' equity, minority interest, noncumulative perpetual preferred stock and a limited amount of cumulative perpetual preferred stock, less disallowed intangibles and other adjustments ("Tier I capital"). The remainder ("Tier II capital") may consist of subordinated debt, other preferred stock, certain other instruments and a limited amount of loan loss reserves. At September 30, 1997 FCN's consolidated Tier I capital and total capital ratios were 8.1% and 11.9%, respectively.

  In addition, the Federal Reserve Board has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum ratio of Tier I capital to total average assets (the "leverage ratio") of 3% for bank holding companies that meet certain specified criteria, including those having the highest regulatory rating. All other bank holding companies generally are required to maintain a leverage ratio of at least 3% plus an additional cushion of 100 to 200 basis points. FCN's leverage ratio at September 30, 1997, was 8.2%. The guidelines also provide that bank holding companies experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "tangible Tier I capital leverage ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities.

  Each of the Banks is subject to similar risk-based and leverage capital requirements adopted by its applicable federal banking agency. Each of FCN's banks was in compliance with the applicable minimum capital requirements as of December 31, 1997. Neither FCN nor any of the Banks has been advised by any federal banking agency of any specific minimum leverage ratio requirement applicable to it.

  Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business, which are described below under "FDICIA and FIRREA."

FDICIA AND FIRREA

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") significantly expanded the regulatory and enforcement powers of federal banking regulators, in particular the FDIC, and has important consequences for FCN, the Banks and other depository institutions located in the United States.

  A major feature of FDICIA is the comprehensive directions it gives to federal banking regulators to direct or require the correction of problems at inadequately capitalized banks promptly, and in a manner that is least costly to the federal deposit insurance funds. The degree of corrective regulatory involvement in the operations and management of banks and their holding companies is, under FDICIA, largely determined by the actual or anticipated capital positions of the subject institution.

  FDICIA established five tiers of capital measurement for regulatory purposes ranging from "well capitalized" to "critically undercapitalized." Under regulations adopted by the federal banking agencies, a depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if its tangible equity is not greater than 2% of total tangible assets. A depository institution may be deemed to be in a capitalization category lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating. FDICIA requires banking regulators to take increasingly strong corrective steps, based on the capital tier of any subject bank, to cause such bank to achieve and maintain capital adequacy. Even if a bank is adequately capitalized, however, the banking regulators are authorized to apply corrective measures if the bank is determined to be in an unsafe or unsound condition or engaging in an unsafe or unsound activity.

  Depending on the level of capital of an insured depository institution, the banking regulatory agencies' corrective powers can include: requiring a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to reduce total assets; requiring the institution to issue additional stock (including voting stock) or to be acquired; placing restrictions on transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election for the institution's board of directors; requiring that certain senior executives officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; prohibiting the institution's parent holding company from making capital distributions without prior regulatory approval; and, ultimately, appointing a receiver for the institution.

  If the insured depository institution is undercapitalized, the parent holding company is required to guarantee that the institution will comply with any capital restoration plan submitted to, and approved by, the appropriate federal banking agency in an amount equal to the lesser of (i) 5% of the institution's total assets at the time the institution became undercapitalized or (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all applicable capital standards as of the time the institution fails to comply with the capital restoration plan. If such parent holding company guarantee is not obtained, the capital restoration plan may not be accepted by the banking regulators. As a result, such institution would be subject to the more severe restrictions imposed on significantly undercapitalized institutions. Further, the failure of such a depository institution to submit an acceptable capital plan is grounds for the appointment of a conservator or receiver.

  FDICIA also contains a number of other provisions affecting depository institutions, including additional reporting and independent auditing requirements, the establishment of safety and soundness standards, the system of risk-based assessments described below under "FDIC Insurance," a review of accounting standards, and supplemental disclosures and limits on the ability of all but well capitalized depository institutions to acquire brokered deposits.

  Since FDICIA was enacted, Congress has enacted the Riegle Community Development and Regulatory Improvement Act of 1994, the Economic Growth and Regulatory Paperwork Reduction Act of 1996 and other legislation, which contain a number of specific provisions easing to some extent the regulatory burden on banks and bank holding companies, including some FDICIA-imposed requirements, and which are intended to make the bank regulatory system more efficient. When required, federal banking regulators are taking actions to implement these provisions.

  The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), among other things, provides generally that, upon the default of any bank of a multi-unit holding company, the FDIC may assess an affiliated insured depository institution for the estimated losses incurred by the FDIC. Specifically, FIRREA provides that a depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC, in connection with (i) the default of a commonly controlled FDIC-insured depository institution, or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of a default. "Default" is defined generally as the appointment of a conservator or receiver. "In danger of a default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. All of the Banks are FDIC-insured depository institutions.

FDIC INSURANCE

  The Banks are subject to FDIC deposit insurance assessments. Under the FDIC's risk-based assessment system, the assessment rate is based on the classification of a depository institution in one of nine risk assessment categories. Such classification is based upon the institution's capital level and upon certain supervisory evaluations of the institution by its primary regulator. The current assessment rate schedule creates a spread in assessment rates ranging from 0.27% per annum on the amount of domestic deposits for banks classified as weakest by the FDIC down to no annual assessment for banks classified as strongest by the FDIC.

INTERSTATE BANKING AND BRANCHING

  The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") significantly revised prior laws applicable to interstate acquisitions of banks and bank holding companies and the branching powers of national banks. Prior to the Riegle-Neal Act, the Federal Reserve Board was not permitted to approve an application to acquire shares of a bank located outside the state in which the operations of the applicant's bank subsidiaries were principally conducted unless the acquisition were specifically authorized by a statute of the acquired bank's state. The Federal Reserve Board is now authorized to approve an application of an adequately capitalized and adequately managed bank holding company to acquire control of a bank located in another state without regard to whether such transaction is prohibited under the laws of such state. The Federal Reserve Board may not, however, approve such an application if, following the acquisition, the applicant would control either (1) more than 10% of all insured depository institution deposits in the United States or (2) under certain circumstances, 30% or more of all insured depository institution deposits in any state where either the applicant or the acquired bank is located. The 30% limited on aggregate deposits that may be controlled by an applicant can be adjusted by the states on a non-discriminatory basis.

  The Riegle-Neal Act also revises the rules applicable to mergers between insured banks located in different states. Before passage of the Riegle-Neal Act, such mergers generally were not authorized. As of June 1, 1997, however, adequately capitalized and adequately managed insured banks in different states may merge without regard to whether the merger is authorized under the law of any state. Under the Riegle-Neal Act, states could prohibit interstate bank mergers by adopting, prior to June 1, 1997, legislation to "opt out" of the provision, to be applied on equal terms to all out-of-state banks. The Riegle-Neal Act provides that an interstate merger involving the acquisition of a branch (as distinguished from an entire bank) or the de novo establishment of a national bank branch in another state may be approved only if the law of the host state expressly permits such action. Generally, an interstate merger may not be approved if, following the merger, the resulting bank would control (1) more than 10% of all insured depository institution deposits in the United States or (2) under certain circumstances, 30% or more of all insured depository institution deposits in any state where the resulting bank will be located. The 30% limit on aggregate deposits that may be controlled by the resulting bank can be adjusted by the states on a non-discriminatory basis. The laws of the host state regarding community reinvestment, consumer protection, fair lending and the establishment of intrastate branches will apply to any out-of-state branch of a national bank unless preempted by federal law or the OCC determines that application of such laws would have a discriminatory effect on the national bank.

  The Riegle-Neal Act contains a number of other provisions related to banks and bank holding companies, including: authorization of interstate branching by foreign banks; additional branch closing notice requirements for interstate banks proposing to close a branch in a low or moderate income area; amendments to the Community Reinvestment Act of 1977 to require separate written evaluations of an insured depository institution for each state in which it maintains branches; a prohibition on interstate banks maintaining out-of-state deposit production offices; and authorization for a bank subsidiary of a bank holding company to receive deposits, renew time deposits, close and service loans and receive payments on loans as agent for a depository institution affiliate of such bank.

  The extent to and terms on which full interstate branching and certain other actions authorized under the Riegle-Neal Act are implemented will depend on the actions of entities other than FCN and the Banks, including the legislatures of the various states. Further developments by state and federal authorities, including legislation, with respect to matters covered by the Riegle-Neal Act reasonably can be anticipated to occur in the future. In addition, there may be new, significant banking legislation enacted or introduced in the current Congress related to bank holding companies and their powers; the likelihood of passage and effect, if any, of such legislation on FCN and the Banks cannot be predicted.

                       DESCRIPTION OF FCN CAPITAL STOCK

  Common Stock. FCN is authorized to issue 750,000,000 shares of FCN Common Stock. As of December 31, 1997, there were outstanding 289,137,449 shares of FCN Common Stock.

  Holders of FCN's Common Stock are entitled to receive dividends when, as and if declared by the FCN Board of Directors (the "FCN Board") out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of FCN's outstanding preferred stock and any other series of preferred stock hereafter authorized, to receive pro rata the net assets of FCN.

  The holders of the FCN Common Stock are entitled to one vote for each share held and are vested with all of the voting power except as the FCN Board has provided with respect to the outstanding shares of FCN's preferred stock or may provide, in the future, with respect to any other series of preferred stock which it may hereafter authorize.

  The shares of FCN Common Stock have non-cumulative voting rights, which means that the holders of more than 50% of the shares of FCN Common Stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so and, in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the FCN Board at that meeting.

  The FCN Certificate contains specific provisions with respect to the election of directors, which include the provision that the FCN Board is divided into three classes, each having a number of directors as nearly equal as possible, and each class being elected for a three-year term, with one class being elected each year. The FCN Certificate includes specific provisions with respect to mergers and other business combinations. In general, these provisions require that, in the case of a proposed merger or other business combination involving FCN and an Interested Stockholder (as deemed therein), the approving vote of the holders of at least a majority of the voting power of all shares of voting stock held by persons who are not Interested Stockholders or persons affiliated with Interested Stockholders is required, unless the business combination has been approved by a majority of directors not affiliated with the Interested Stockholder or unless certain conditions regarding minimum price and procedural protections are met with respect to each class of FCN's then outstanding voting stock. The provisions of the FCN Certificate also require that the FCN Board will not approve a proposal for a business combination or a tender offer until the FCN Board has evaluated the proposal in light of its effect on the stockholders and employees of FCN and the communities served by FCN. These provisions of the FCN Certificate could be used to make more difficult a change in control of FCN.

  The holders of FCN Common Stock do not have any preemptive rights to subscribe for additional shares of capital stock of FCN. The holders of FCN Common Stock have no conversion rights, the FCN Common Stock is not subject to redemption by either FCN or a stockholder, and there is no restriction on the purchase by FCN of shares of FCN Common Stock except for certain regulatory limits.

  FCN Common Stock is listed on the New York, Chicago and Pacific Stock Exchanges. First Chicago Trust Company of New York is the transfer agent, registrar and dividend disbursing agent for the FCN Common Stock.

  Other Capital Stock. The FCN Board has the authority, without further stockholder action, to issue from time to time a maximum of 10,000,000 shares of preferred stock, without par value, in one or more series and for such consideration as may be fixed from time to time by the FCN Board, and to fix before the issuance of any shares of preferred stock of a particular series, the designation of such series, the redemption price or prices, if any, and the terms and conditions of the redemption, the liquidation price, the voting rights, if any, any sinking fund provisions of the redemption or purchase of the shares of such series, the terms and conditions upon which the shares are convertible, if they are convertible, and any other relative rights, preferences and limitations pertaining to such series.

  As of December 31, 1997, there were issued and outstanding: 1,191,000 shares of FCN's Preferred Stock with Cumulative and Adjustable Dividends, Series B ($100 stated value) (the "Series B Preferred Stock"); and 713,800 shares of FCN's Preferred Stock with Cumulative and Adjustable Dividends, Series C ($100 stated value) (the

"Series C Preferred Stock"). In addition, FCN has issued 6,000,000 preferred share purchase units ("Preferred Purchase Units") which may require the holder of which to purchase, no later than 2023, FCN's 7 1/2% Cumulative Preferred Stock (the "7 1/2% Preferred Stock").

  The FCN preferred stock ranks prior to the FCN Common Stock, both as to dividends and upon liquidation, but has no general voting rights except as described in the next succeeding paragraph. Each series of FCN preferred stock ranks pari passu with each other series of FCN preferred stock with respect to dividends and liquidation rights. Dividends on the currently outstanding FCN preferred stock are cumulative.

  Except as set forth herein, or as expressly required by applicable law, the holders of the FCN preferred stock are not entitled to vote. If the equivalent of six quarterly dividend payments on any series of FCN preferred stock are in default, the number of directors of FCN will be increased by two and the holders of all outstanding series of the FCN preferred stock, voting as a single class without regard to series, will be entitled to elect such additional two directors until all dividends in default have been paid or declared and set aside for payment.

  The dividend rate on the Series B Preferred Stock and Series C Preferred Stock is adjusted quarterly, based on a formula that considers the interest rates for selected short-and long-term U.S. Treasury securities prevailing at the time the rate is set.

  The Series B Preferred Stock is subject to a minimum and maximum annual dividend rate of 6.00 percent and 12.00 percent, respectively. The annualized dividend rate for the quarterly period ended May 31, 1998, is 6.00 percent. Shares of this series are redeemable, at the option of FCN, at their stated value of $100 per share plus accrued and unpaid dividends. Shares of this series are not convertible into other securities of FCN.

  The Series C Preferred Stock is subject to a minimum and maximum annual dividend rate of 6.50 percent and 12.50 percent, respectively. The annualized dividend rate for the quarterly period ended May 31, 1998, is 6.50 percent. Shares of this series are redeemable, at the option of FCN, at their stated value of $100 per share plus accrued and unpaid dividends. Shares of this series are not convertible into other securities of FCN.

  The shares of the outstanding FCN preferred stock are listed on the NYSE. First Chicago Trust Company of New York serves as transfer agent, registrar and dividend disbursing agent for shares of the FCN preferred stock.

  In addition, on May 11, 1993, FCN issued 6,000,000 Preferred Purchase Units each of which consisted of a 30-year subordinated debenture and a purchase contract requiring the purchase by the holder thereof on May 10, 2023 (or earlier at FCN's election) of FCN's 7 1/2% Preferred Stock at a purchase price of $25 per share. FCN may redeem any or all of the Preferred Purchase Units at any time after May 10, 1998, at par, and, as a result, some or all of the 7 1/2% Preferred Stock may not be issued by FCN. The 7 1/2% Preferred Stock would rank prior to the FCN Common Stock, but would have no voting rights except if the Preferred Purchase Units were in default or the FCN Certificate was proposed to be amended in a manner adverse to the holders of the 7 1/2% Preferred Stock. The 7 1/2% Preferred Stock would rank pari passu with each other series of FCN preferred stock with respect to dividends and liquidation rights. The 7 1/2% Preferred Stock, if issued, would not be convertible into other securities of FCN. The shares of preferred stock which could be issued pursuant to the purchase contracts have been reserved by FCN on its stock records.

   MATERIAL DIFFERENCES IN THE RIGHTS OF FCN STOCKHOLDERS AND RONEY MEMBERS

  The rights of the members of Roney are currently governed by the DLLCA and the terms and conditions of the Operating Agreement. Upon consummation of the Acquisition, the Roney Principals that receive Common Stock as a Deferred Payment will become FCN stockholders, and their rights will be governed by the DGCL, the FCN Certificate and the FCN Bylaws. There are certain material differences between the rights of holders of membership interests in Roney and holders of FCN Common Stock which arise from differences between the governing instruments of Roney and FCN and differences in the DLLCA and the DGCL.

  The following is a summary of the material differences between the rights of holders of membership interests in Roney and those of holders of FCN Common Stock. This summary does not purport to be a complete discussion of, and is qualified in its entirety by reference to, the Operating Agreement, the FCN Certificate, the FCN Bylaws, the DLLCA and the DGCL.

GENERAL

  A membership interest in a Delaware limited liability corporation (an "LLC") has some similarities to a stockholder's interest in a corporation and certain important differences. An LLC is owned by one or more members; membership interests may be divided into one or more series having separate rights, powers or duties. As agreed upon by the members, an LLC may from time to time distribute profits of the business to members. The Operating Agreement of Roney specifies the allocation of profit and loss to the members. See "Roney-- Description of the Membership Interests in Roney." A Delaware corporation is owned by its stockholders; holders of common stock in a corporation are entitled to receive pro rata any assets distributable to shareholders upon the liquidation of the corporation, subject to the rights of any preferred stockholders. A common stockholder is entitled to receive such dividends as are declared by the corporation's board of directors. See "Description of FCN Capital Stock" and "Comparative Stock Prices and Dividend Information."

  Under the DGCL, the business and affairs of a corporation are managed by the board of directors of such corporation which is elected by the holders of voting stock of the corporation. The only class of voting stock of FCN is the Common Stock, except under certain limited circumstances. Each share of FCN Common Stock is entitled to one vote. The DGCL also requires that each corporation have such officers as are stated in the corporation's by-laws or provided by the board of directors. The DLLCA permits management functions to be retained by either the members or to be delegated to certain managers who are not required to be equity holders in the LLC. The DLLCA permits different voting rights for different classes or groups of members. The Operating Agreement for Roney only grants voting rights to the Principals of Roney.

  A member of an LLC is not generally liable for the debts, obligations and liabilities of such LLC. Notwithstanding the preceding sentence, each member of Roney, including the Principals, is personally liable for such member's actions or omissions which give rise to any claim against or liability of Roney and is required to indemnify Roney and the other members of Roney against such liability. Under the DGCL, a stockholder in a Delaware corporation, such as FCN, is not personally liable for the debts, obligations or liabilities of such corporation.

  The DLLCA provides that a member's complete membership interest may not be transferred without the unanimous consent of the other members or otherwise in compliance with the operating agreement of the LLC. The Operating Agreement of Roney prohibits the transfer of a membership interest without the consent of Principals holding in excess of 50% of the total Principal interests in Roney. Except in certain limited circumstances for certain stockholders, no limitations exist on the transferability of FCN Common Stock.

  Under the DLLCA, a member may resign or withdraw at any time or upon certain events specified in the relevant operating agreement, and if no specification is made, on not less than six months prior written notice to the LLC and members and manager. Unless otherwise provided, upon such a withdrawal, a member is entitled to receive within a reasonable time, the fair value of his or her interest as of the date of resignation. A Principal may be expelled from Roney by the Executive Committee. A Principal may also withdraw from Roney without the Executive Committee's consent. In either case, such Principal becomes entitled to payment for his or her membership interest in an amount equal to his or her capital account, with certain adjustments. Such payment is generally to be made in cash no less than six months following notice of withdrawal, with interest from the effective date of expulsion or withdrawal. There are special provisions for the partial withdrawal of a Principal who attains the age of 60 or 68. A FCN stockholder, on the other hand, is generally free to sell his or her stock holdings in a public or private transaction at whatever price the market will bear and thus terminate his or her stockholder relationship; absent a specific contractual duty, FCN is under no obligation to repurchase FCN Common Stock from any holder thereof.

  In addition to the foregoing general differences between an LLC and a corporation, a Roney member should consider the specific differences between the rights of a holder of a Roney membership interest and a common stockholder of FCN.

MEETINGS

 Special Meetings

  The FCN Certificate and Bylaws provide that a special meeting of FCN stockholders can be called only by action of the FCN Board. Under the Operating Agreement, a special meeting of the Principals may be scheduled by the Executive Committee on its own initiative. In addition, a special meeting will be scheduled by the Executive Committee upon the written request of the Principals subject to the following: (i) within 15 days after the Executive Committee's receipt of the written request by the Principals for the special meeting, the Executive Committee shall mail notices of such special meeting to the Principals, scheduling such special meeting at least seven, but not more than 30, days after the mailing of such notices by the Executive Committee;
(ii) the Principals may request the scheduling of a maximum of two special meetings per year; (iii) the sole item of business which may be addressed at such special meeting shall be the selection, replacement or composition of the Executive Committee and/or the Chairman of the Executive Committee, which selection, replacement or composition may be altered or changed by a vote at such special meeting of the Principals; and (iv) a Principal must be in attendance at a special meeting in order to vote at such special meeting.

 Action by Written Consent

  The FCN Certificate expressly prohibits stockholder action by written consent and requires that any stockholder action be taken at a duly called meeting of stockholders. The affirmative vote of at least 80% of the voting power of FCN is required to amend this provision of the FCN Certificate. Under the DLLCA, unless otherwise provided in a limited liability company agreement, on any matter that is to be voted on by the members, the members may take such action without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken, shall be signed by the members having not less than the minimum of votes that would be necessary to authorize or take such action without a meeting. The Operating Agreement of Roney does not prohibit the taking of actions by written consent.

 Written Notice

  The FCN Bylaws require that stockholders be given notice of meetings no less than 10 and no more than 60 days prior to such meeting. The Roney Operating Agreement requires that Principals be given notice of annual meetings at least 30 days prior to the date of such meeting and notice of special meetings that have been scheduled by the Executive Committee at least 15 days prior to the date of such meeting. Under the Operating Agreement, notices of special meeting of the Principals scheduled at the request of the Principals must be provided at least seven days and no more than 30 days prior to such meeting.

 Record Date

  The FCN Bylaws require that the record date for any meeting of stockholders be no less than 10 and nor more than 60 days prior to such meeting. Under the terms of the Operating Agreement, a record date is not required to be set with respect to an annual or special meeting, however, a person must be a Principal at the time of the meeting in order to vote on the matters being considered at the meeting.

ANTI-TAKEOVER AND SUPERMAJORITY PROVISIONS

  The DGCL contains an anti-takeover provision that prevents buyers who acquire 15% or more of a target company's stock from completing a hostile takeover for three years. A takeover can, however, be completed if the buyer, while acquiring this 15% interest acquires at least 85% of the outstanding stock. The 85% excludes shares owned by directors who are also officers and certain shares held under certain employee stock plans. The takeover can also be completed if it is approved by the target company's board of directors prior to the date the buyer became a 15% or more stockholder or after the date the buyer became a 15% or more stockholder if it is approved by the target company's board of directors and two-thirds of the shares voting at an annual or special meeting of stockholders, excluding shares held by the buyer. The anti-takeover provision applies automatically to Delaware corporations except those corporations with less than 2,000 stockholders of record or those that do not have voting stock listed on a national securities exchange or listed for quotation with a registered national securities association. Any corporation may decide to "opt out" of the statute at any time, by action of its stockholders. The FCN Certificate also contains specific provisions with respect to mergers and other business combinations. See "Description of FCN Capital Stock."

  The DLLCA does not contain a provision similar to the DGCL regarding anti-takeover matters. Roney's Operating Agreement, however, contains a general prohibition against the transfer of membership interests without the prior consent of the Principals. This provision would preclude a person or entity from acquiring any of Roney's membership interests without the approval of the Principals, which would prevent a person or entity from completing a hostile takeover of Roney.

BOARD OF DIRECTORS OR MANAGERS

  The FCN Certificate provides for classification of the FCN Board into three classes as nearly equal in number as possible, with one class being elected annually. The classification of directors could be used to make it more difficult to change the membership of the FCN Board since at least two annual stockholder meetings would be required to effect a change in the majority of the directors.

  Under the FCN Certificate, FCN's directors may only be removed from office for cause and only upon the vote of holders of a majority of the voting power of capital stock of FCN entitled to vote, voting as a single class.

  The FCN Certificate contains procedures for nominations by stockholders of candidates for election as a director. Notices containing prescribed information on nominations by stockholders of candidates for election as a director of FCN must be appropriately delivered at least 60 days but not more than 90 days prior to the anniversary date of the immediately preceding FCN annual meeting of stockholders.

  The Principals are designated as the managers of Roney. As such, the full, exclusive and absolute rights, powers and authority to manage and control Roney and the property, assets and business of Roney, and to make all decisions affecting the property, assets and business of Roney is vested in the Principals. The Principals elect an Executive Committee comprised of at least nine of the Principals, which Executive Committee is vested with the power to decide all matters which are not specifically reserved in the Operating Agreement to the Principals. Among the matters reserved to the Principals in the Operating Agreement are whether to dissolve Roney, whether to permit a member to assign or encumber his or her interest in Roney to another and, with the written concurrence of the Executive Committee, and subject to limitation, whether (and the manner in which) to amend the Operating Agreement. The Operating Agreement provides that all matters to be decided by the Principals are to be decided by the vote of Principals having percentage interests which exceed 50% of all of the Principals' percentage interests.

INDEMNIFICATION

  The FCN Certificate provides that a director, officer, employee or agent (collectively, "Indemnitee") of FCN shall be indemnified by FCN to the fullest extent authorized by the DGCL against all expenses, liability and loss reasonably incurred or suffered by such Indemnitee in connection with his or her activities as a director, officer, employee or agent of FCN or another corporation, partnership, joint venture, trust or other enterprise, if the Indemnitee held such position at the request of FCN. Delaware law requires that an Indemnitee, in order to be indemnified, must have acted in good faith and in a manner reasonably believed to be not opposed to the best interests of FCN, and, with respect to any criminal action or proceeding, did not have reasonable cause to believe that his or her conduct was unlawful.

  The FCN Certificate and the DGCL also provide that the indemnification provisions of such FCN Certificate and the statute are not exclusive of any other right which a person seeking indemnification may have or later acquire under any statute, provision of the FCN Certificate and FCN Bylaws, agreement, vote of stockholders or disinterested directors, or otherwise.

  In addition, the FCN Certificate and the DGCL also provide that FCN may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of FCN or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not FCN has the power to indemnify such person against such expense, liability or loss under the DGCL.

  Although the members of Roney are generally not liable for the debts, obligations and liabilities of Roney, each member of Roney, including the Principals, is personally liable for such member's actions or omissions which give rise to any claim against or liability of Roney and is required to indemnify Roney and the other members of Roney against such liability. Subject to the qualification contained in the preceding sentence, under the DLLCA,

Roney may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever. Under the Operating Agreement, Roney is required, to the extent permitted by the Employee Retirement Income Security Act of 1974, to indemnify employees and members of Roney who serve as members of the administrative committee of the Roney & Co. Income Deferral Plan (the "Plan") against all liabilities incurred by them in the exercise and performance of their powers and duties under the Plan, subject to certain limitations set forth in the Operating Agreement.

AMENDMENT TO ORGANIZATIONAL DOCUMENTS

  The FCN Certificate provides that any amendment, alteration or repeal of Article Twelfth thereof (relating to actions by stockholders), Article Eleventh thereof (relating to directors) or Article Thirteenth thereof (relating to business combinations with Interested Stockholders) requires the affirmative vote of the holders of at least 80% of the voting power of all the shares of FCN stock entitled to vote generally in the election of directors, voting together as a single class.

  The Operating Agreement provides that it may be amended or modified by the Principals, with the written concurrence of the Executive Committee, by giving the other members written notice and a copy of the amendment or modification. Notwithstanding the foregoing, any amendment to, or modification of, the Operating Agreement that would increase the liabilities of, or create any new liabilities on the part of, any member requires the written concurrence of such member. In addition, the Executive Committee has the right, without the consent of the other members, to amend or modify the Operating Agreement as may be necessary or appropriate, in the judgment of the Executive Committee, with respect to the admission of additional members of Roney that are admitted in accordance with the applicable provisions of the Operating Agreement.

BOARD REVIEW OF CERTAIN TRANSACTIONS

  The FCN Certificate prohibits the FCN Board from approving, adopting or recommending any proposal to enter into a business combination with Interested Stockholders or any tender or exchange offer for any capital stock in FCN until the FCN Board establishes a procedure for evaluating and evaluates and determines that such proposal or offer complies with all applicable laws and is in the best interests of FCN and its stockholders. The FCN Certificate requires that, in making this determination, the FCN Board consider (among other factors) the adequacy of the consideration to be received by FCN and/or its stockholders, the business competence of the acquiring person or entity and the potential social and economic impact of the plan on the communities in which FCN operates.

  In addition, the FCN Certificate provides that the FCN Board may not approve, adopt or recommend any offer of any person, other than FCN, to make a tender or exchange offer for any capital stock of FCN in which the fair market value per share of the consideration to be received by one or more stockholders is substantially more than the fair market value per share of the consideration to be received by other stockholders holding shares of the same class and series, or any tender or exchange offer the consummation of which is reasonably likely, in the good faith determination of the FCN Board, in one transaction or a series of transactions, to have that result.

                          RESALE OF FCN COMMON STOCK

  Subject to the terms and conditions of the Employment Agreements, the Executive Employment Agreements and the Pledge Agreements discussed above, the FCN Common Stock to be issued as a Deferred Payment will upon issuance be freely transferable by the holders of such stock under applicable federal securities laws, except for shares held by members of the Executive Committee of Roney and any other holders who may be deemed to be "affiliates" (generally including directors, certain executive officers and 10% or more stockholders) of FCN. Prior to Closing, each member of the Executive Committee of Roney will enter into an agreement with FCN that such member will not transfer his Common Stock issued as a Deferred Payment in violation of the Securities Act.

                                 LEGAL MATTERS

  Certain legal matters in connection with the Acquisition will be passed upon for Roney by Honigman Miller Schwartz and Cohn. The validity of the FCN Common Stock being offered hereby is being passed upon for FCN by Sherman I. Goldberg, Executive Vice President, General Counsel and Secretary of FCN. As of January 31, 1998, Sherman I. Goldberg was the record and beneficial owner of 224,760 shares of FCN Common Stock and held options to purchase 170,329 shares of FCN Common Stock.

                                    EXPERTS

  The consolidated financial statements of FCN included in the Annual Report on Form 10-K for the year ended December 31, 1996, incorporated herein by reference have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  The consolidated financial statements of Roney for the years ended September 26, 1997, September 27, 1996 and September 29, 1995, have been included herein in this Prospectus in reliance upon the report of Coopers & Lybrand L.L.P., independent public accountants (appearing elsewhere herein) and upon the authority of said firm as experts in accounting and auditing.

                                                                     APPENDIX I

                           ASSET PURCHASE AGREEMENT

  This Asset Purchase Agreement, as amended (together with all of the exhibits, schedules and agreements attached hereto, collectively, this "Agreement"), is entered into as of November 18, 1997 by and between First Chicago NBD Corporation, a Delaware corporation ("Purchaser"), and Roney & Co., L.L.C., a Delaware limited liability company ("Seller").

                                   RECITALS

  The parties hereby confirm the truth and accuracy of the following Recitals and incorporate them as an integral part of this Agreement.

  A. Seller. Seller is a Delaware limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware, with its principal executive offices located in Detroit, Michigan. As of the date of this Agreement, Seller is capitalized as provided in attached Schedule
A. The members ("Members") of Seller designated as "Principals" in Schedule A are collectively referred to in this Agreement as the "Principals."

  B. Purchaser. Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware with its principal executive offices located in Chicago, Illinois. Purchaser is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "Act").

  C. Other Rights. Except as disclosed in attached Schedule A, there are no securities of Seller, either authorized or issued and Seller shall not issue or sell any such securities. There are no preemptive rights in respect of securities of Seller.

  D. Approvals. The Board of Directors of Purchaser and Seller's Executive Committee have approved by requisite vote at a meeting the entering into and performance of the terms of this Agreement.

  E. Retention Program. In connection with the transactions contemplated by this Agreement, certain financial consultants, other producers and certain of Seller's key representatives Disclosed (as defined below) to Purchaser ("Key Producers") will, at the Closing (as defined below), receive shares of restricted Common Stock of Purchaser ("Common Stock") to be issued under the First Chicago NBD Corporation Stock Performance Plan (the "Stock Plan") in the amounts and with the terms set forth on the attached Schedule E. Schedule E sets forth a list of recipients of restricted shares of Common Stock, the dollar amount of the shares to be granted, and the vesting schedule, i.e., 1/3 released at the end of year 1, 1/3 at the end of year 2 and 1/3 at the end of year 3, and the circumstances (consisting of a voluntary resignation or termination for cause) under which a Key Producer may forfeit the unvested portion of a restricted Common Stock grant. The number of shares of Common Stock to be granted to each recipient will equal the dollar amount of the grant set forth in Schedule E divided by the Fair Market Value (as defined in the Stock Plan) of the Common Stock on the Closing Date (as defined below).

  NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

I. PURCHASE OF ASSETS.

  A. Seller's Assets. From and after the Closing, Seller shall sell and Purchaser shall buy all of Seller's right, title and interest (including any applicable leasehold interest) in and to all of Seller's assets, rights and claims, including, without limitation, all of Seller's personal property, real property, intellectual property, intangible property (including the right to use the name "Roney & Co."), and books and records ("Seller's Assets"), pursuant to the terms of this Agreement, the bill of sale, assignment and assumption agreement substantially in the form attached as Schedule I.A. ("Assignment and Assumption Agreement") and a covenant deed in form satisfactory to Seller and Purchaser, each of which shall be executed at the Closing. The parties acknowledge that there is personal property of Members, officers and employees of Seller, which is not, in the aggregate, material to the business of Seller, located at various premises of Seller that is not property owned or leased by Seller and does not constitute Seller's Assets.

  B. Liabilities. From and after the Closing, Purchaser shall assume and be solely responsible and liable for all of Seller's liabilities, obligations and debts of any nature whatsoever and whensoever arising ("Assumed Liabilities") pursuant to this Agreement and the Assignment and Assumption Agreement; provided, however, that Purchaser shall not be liable for any Taxes (as defined below) of Seller or the Members other than the Michigan Single Business Tax arising out of the transactions contemplated by this Agreement in an amount not to exceed $50,000 and Taxes levied on or with respect to the Transfer of Seller's real property.

  C. Closing. Subject to the terms and conditions of this Agreement, the Closing of the transactions contemplated by this Agreement (the "Closing") will take place at 10:00 a.m. on a date to be specified by the parties, which shall be the first Business Day which is at least two (2) Business Days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Sections VI.A., VI.B. and VI.C. (the "Closing Date"), at the offices of Purchaser in Detroit, Michigan, unless another time, date or place is agreed to in writing by the parties hereto. For the purpose of this Agreement, the term "Business Day" means a day that is not Saturday, Sunday or holiday on which banks generally are open in the City of Detroit and the City of Chicago.

  D. Dissolution of Seller. As soon as practicable after the Closing, Seller will be dissolved, liquidated and wound up in accordance with Seller's Operating Agreement and applicable law.

II. PURCHASE PRICE AND OTHER AGREEMENTS.

  A. Purchase Price. The total purchase price payable by Purchaser to Seller is $79,642,100 ("Purchase Price") allocated to Seller's Members in accordance with Seller's Operating Agreement as shown on attached Schedule II.A. and payable as set forth below. The amounts and securities payable pursuant to Sections A.(i) and B below shall be paid to Seller at Closing and shall be immediately distributed by Seller to the Members in the amounts set forth in
Schedule II.A.

    (i) $54,850,000 in cash at the Closing via wire transfer of immediately available funds to an account or accounts designated by Seller to be distributed to the Members in the amounts specified on Exhibit II.A.; and

    (ii) An aggregate of $24,792,100 (the "Deferred Payment") payable in shares of Common Stock of Purchaser ("Common Stock") following completion of the post-Closing review described in II.A.(iii) below, which upon issuance will be immediately distributed by Seller to the Principals identified in Exhibit II.A. For purposes of convenience, Seller may direct Purchaser to issue the Common Stock in the name of the applicable Principal. The actual number of shares of Common Stock to be issued in the name of each Principal shall equal a fraction, the numerator of which is the value, expressed in dollars and set forth on Exhibit II.A., of the Common Stock to be issued to the Principal and the denominator of which equals the average closing price of the Common Stock as reported on the New York Stock Exchange Composite Transaction Tape for the ten consecutive trading days ending on the fifth trading day prior to the Closing Date. At the Closing, the Common Stock to be issued pursuant to this Section II.A.(ii) shall be registered for sale under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act"), and the Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), with the Securities and Exchange Commission ("SEC") and shall be approved for listing on the New York Stock Exchange (the "NYSE").

    (iii) Adjustment. The parties acknowledge that the Purchase Price is calculated based upon the assumption that on the Closing Date Seller will have a minimum equity capital of $24,000,000 (the "Minimum"). If, following a post-Closing review by Coopers & Lybrand, L.L.P. of the financial statements and books and records of Seller using such agreed upon procedures as shall be mutually determined by Seller and Purchaser, the equity capital of Seller, determined in accordance with generally accepted accounting principles consistently applied ("GAAP"), is less than the Minimum as of the Closing (the "Deficit"), then the Deferred Payment portion of the Purchase Price shall be reduced (proportionately among the Principals) by the amount of the Deficit. If Coopers & Lybrand, L.L.P. determines that the equity capital is greater than the Minimum (the "Excess"), then the Deferred Payment portion of the Purchase Price shall be increased (proportionately among the Principals) by the amount of the Excess. In determining distributable profits of Seller and Seller's equity capital, there shall not be charged by Coopers & Lybrand, L.L.P. against the profits otherwise distributable or the operations of Seller in determining Seller's distributable profits and equity capital at the Closing, nor shall the Purchase Price be reduced pursuant to this Section II.A.(iii) on account of, the following: (i) any withdrawal of capital by the Members listed on the attached Exhibit II.A.(iii) to the extent of the capital amount set forth on Exhibit II.A.(iii) with respect to each such Member; (ii) any out-of-pocket charges, costs or expenses which are incurred by Seller at the request of Purchaser; or (iii) any out-of-pocket charges, costs or expenses, other than Taxes to be paid by Seller pursuant to Section I.B., which are otherwise incurred by Seller in connection with the transactions contemplated by this Agreement, including, without limitation, costs of due diligence, legal fees and investment banker fees (including, without limitation, the fees of Wheat, First Securities, Inc. to be paid by Seller pursuant to Section III.A.(xvi) below), not to exceed $1,500,000 in the aggregate. In adjusting the amount of the Deferred Payment for any Excess or Deficit, the value expressed in dollars in the numerator of the fraction used to calculate the number of shares of Common Stock to be issued pursuant to Section II.A.(ii) and not the average closing price of the Common Stock as reported on the New York Stock Exchange Composite Transaction Tape for the ten consecutive trading days ending on the fifth trading day prior to the Closing Date, shall be adjusted.

  B. Retention Payments. Restricted Common Stock with a Fair Market Value equal to $15,357,900 on the Closing Date shall be awarded at the Closing under the Stock Plan (a copy of which is attached hereto as Exhibit II.B.) to the Key Producers specified in Schedule E.

  C. Employment Agreements with Senior Executives. On or prior to the Closing Date, a subsidiary of Purchaser shall enter into employment agreements with the senior executives of Seller identified on Exhibit II.C., which employment agreements shall be in form and substance reasonably satisfactory to the Purchaser and the senior executives, and shall include the key financial terms set forth on Exhibit II.C.

  D. Employment Agreements with Certain Members. In recognition of the significant value Purchaser places on certain of the Members and employees of Seller, each Member of Seller who is not an Investing Member (as set forth on Schedule A) shall enter into an employment agreement with Purchaser prior to the Closing which shall be in form and substance reasonably satisfactory to Seller and Purchaser and shall include the terms set forth on Exhibit II.D.

  E. Support Agreements. Contemporaneously with the execution of this Agreement, each Member of the Executive Committee of Seller has executed an agreement ("Support Agreement") agreeing to vote his or her Membership interest of Seller in favor of the transactions described herein, to recommend such transactions as being in the best interests of the Members and to use his or her reasonable best efforts to solicit and obtain the votes of Members to approve the Agreement and the transactions contemplated herein.

  F. Integration of Legal Entities. The parties currently intend, immediately after the Closing, to transfer certain assets and liabilities acquired and assumed from Seller to a subsidiary of The First National Bank of Chicago ("FNBC") to be called "Roney & Co." ("Newco"), and also to transfer certain capital markets assets and liabilities acquired and assumed from Seller to a "Roney & Co." division of First Chicago Capital Markets, Inc. The certificate of incorporation and bylaws of Newco shall be in a form, including, without limitation, provisions with respect to the indemnification of officers, directors and employees of such entity, similar to the standard form used by FNBC with respect to other of its wholly-owned subsidiaries, a copy of which form was provided to Seller's counsel prior to the date hereof. The parties shall cooperate and take all requisite actions, including, without limitation, executing all required documents, prior to or after the Closing Date to effectuate these transactions. The parties also agree to cooperate and take all required or appropriate additional actions prior to or after the Closing Date to merge or consolidate legal entities to the extent necessary for regulatory reasons.

  G. Allocation of Purchase Price. The Purchase Price to be paid by Purchaser to Seller shall be allocated in accordance with the agreement of Purchaser and Seller in accordance with Section 1060(a) of the Code (as defined below) and the applicable treasury regulations thereunder. The parties agree to file all Tax returns consistent with such allocation (and in particular to report the information required by Section 1060(b) of the Code) and shall not make any inconsistent written statement or take any inconsistent position on any Tax returns during the course of any Internal Revenue Service or other tax audit, for any financial or regulatory purpose, in any litigation or investigation or otherwise. Each party shall promptly notify the other party if it receives notice that the Internal Revenue Service proposes any allocation different from the allocation agreed upon in accordance with this Section II.G.

III. REPRESENTATIONS AND WARRANTIES.

  A. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that to Seller's Knowledge:

    (i) Organization, Standing and Authority. It is duly licensed and qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and in which the failure to be duly licensed or qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Seller. Seller has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted, except for such authorizations, the absence of which, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on Seller. Seller is duly registered, qualified to do business and in good standing as a broker-dealer with the SEC, and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"), the NYSE, the American Stock Exchange, Inc. (the "AMEX"), the Pacific Stock Exchange (the "PSE"), the Chicago Board of Trade (the "CBOT"), the Chicago Mercantile Exchange (the "CME") and the Chicago Stock Exchange (the "CSE").

    (ii) Shares. The membership interests of Seller are validly issued and outstanding, fully paid and nonassessable, and are subject to no, and have not been issued in violation of any, preemptive or similar rights. There are no other equity securities of Seller outstanding.

    (iii) Seller Subsidiaries. Set forth on Exhibit III.A.(iii) is a list of all Seller Subsidiaries and all Seller Affiliates (as defined below), including the states in which such Seller Subsidiaries and Seller Affiliates are organized, a brief description of such Seller Subsidiaries' and Seller Affiliates' principal activities, and if any of such Seller Subsidiaries or Seller Affiliates is not wholly-owned by Seller or a Seller Subsidiary or Seller Affiliate, the percentage owned by Seller or any Seller Subsidiary or any Seller Affiliate and the names, addresses and percentage ownership by any other individual or corporation, partnership, joint venture, business trust, limited liability corporation or partnership, association or other organization (each, a "Business Entity"). There are no contracts, commitments, understandings or arrangements by which any of Seller Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no contracts, commitments, understandings or arrangements relating to the rights of Seller to vote or to dispose of such shares. All of the Shares of capital stock of each Seller Subsidiary are validly issued, fully paid and nonassessable and subject to no preemptive rights and are owned by Seller or a Seller Subsidiary free and clear of any Liens (as defined below). Each Seller Subsidiary is duly organized and in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be duly qualified is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Seller. Except as Disclosed, Seller does not own beneficially, directly or indirectly, any equity securities or similar interests of any Business Entity. The term "Seller Subsidiary" means any Business Entity in which Seller, directly or indirectly, owns or controls 50% or more of any class of such entity's voting securities. The term "Seller Affiliate" means any Business Entity which Seller, directly or indirectly, owns or control 5% or more of any class of such entity's voting securities.

    (iv) Corporate Power. Seller and each of Seller Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own or lease all its material properties and assets. Seller has Disclosed a brief description of each line of business in which Seller or any Seller Subsidiary is engaged.

    (v) Corporate Authority. Subject to any necessary receipt of approval by its Members, this Agreement and its execution and the transactions contemplated hereby have been authorized by all necessary corporate action of Seller. This Agreement and the agreements contemplated hereby to which Seller is a party are or will be at their respective date or dates of execution valid and binding agreements of Seller enforceable in accordance with their respective terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (vi) No Defaults. Subject to the approval by the holders of at least a majority of the Principals' interests in Seller, the required Regulatory Approvals Disclosed in Exhibit III.A.(vi), the Disclosed required filings under federal and state securities and insurance laws and the approvals of the NYSE and any other applicable exchange of this Agreement and the other transactions contemplated hereby, and except as set forth on
  Exhibit III.A.(vi), the execution, delivery and performance of this Agreement and the consummation by Seller of the transactions contemplated hereby, does not and will not (1) constitute a breach or violation of, or a default under, or cause or allow the acceleration or creation of a Lien (with or without the giving of notice, passage of time or both) pursuant to any law, rule or regulation or any judgment, decree, order, governmental or non-governmental permit or license, or agreement, indenture or instrument of it or of any of Seller Subsidiaries or to which Seller or any of Seller Subsidiaries or its or their properties is bound, which breach, violation, default or Lien is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Seller, (2) constitute a breach or violation of, or a default under, its Operating Agreement or its Certificate of Formation, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or non-governmental permit or license or the consent or approval of any other party to any such agreement, indenture or instrument, other than the approval of any landlord under any lease that Seller or a Seller Subsidiary is a party or any such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Seller.

    (vii) Seller Reports. Seller has timely filed all material reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, and has paid all fees and assessments which are due and payable in connection therewith, that were required to be filed or paid (as the case may be) since December 31, 1995 with (1) the SEC and the Commodities Futures Trading Commission (the "CFTC"), (2) any applicable federal, state, local or foreign governmental or regulatory agencies or authorities and (3) the NASD, the NYSE, the AMEX, the PSE, the CSE, the CME, the CBOT, the Municipal Securities Rulemaking Board (the "MSRB") or any other non-governmental self-regulatory agency, commission or authority (each, a "Self-Regulatory Body"), including without limitation, all reports, registrations, statements and filings required under the Investment Company Act of 1940 (together with the rules and regulations thereunder, the "Investment Company Act"), the Investment Advisers Act of 1940 (together with the rules and regulations thereunder, the "Investment Advisers Act"), the Exchange Act, the Securities Act or any applicable state securities or "blue sky" laws (all such reports and statements, including the financial statements, exhibits and schedules thereto, being collectively referred to herein as "Seller Reports"). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement with respect to Seller Reports filed before the date of this Agreement), each of Seller Reports complied in all material respects with the statutes, rules, regulations and orders enforced or promulgated by the Regulatory Authority with which they were filed and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (viii) Financial Statements.

      (1) Seller has delivered to Purchaser copies of the audited consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in owners' equity and consolidated statements of cash flows (including the related notes and schedules thereto and reports of independent auditors) of Seller and Seller Subsidiaries as of and for the three fiscal years ended September 27, 1996, and the unaudited consolidated balance sheets and the related consolidated statements of income, consolidated statements of changes in owners' equity and consolidated statements of cash flows (including the related notes and schedules thereto) of Seller and Seller Subsidiaries as of and for the fiscal year ended September 26, 1997 (collectively, "Seller Financial Statements").

      (2) (a) Seller Financial Statements (as of the dates thereof and for the periods covered thereby) are and will be in accordance with the books and records of Seller in all material respects, which books and records are complete and accurate in all materials respects, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and (b) each of the balance sheets in or incorporated by reference into Seller Financial Statements (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in owners' equity and cash flows or equivalent statements in Seller

    Financial Statements (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, the changes in owners' equity and subordinated debt and the changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved.

    (ix) Absence of Undisclosed Liabilities. Except as disclosed in Seller Financial Statements prior to the date hereof, none of Seller or Seller Subsidiaries has any obligation or liability (contingent or otherwise), including liabilities under Environmental Laws (as hereinafter defined), that, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Seller.

    (x) Absence of Certain Changes. Since September 26, 1997, the business of Seller and Seller Subsidiaries has been conducted in the ordinary and usual course consistent with past practice, and there has not been:

      (1) any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or could reasonably be expected to constitute or result in a Material Adverse Effect on Seller; or

      (2) except as Disclosed, any event, occurrence, development or state of circumstances or facts which would result in a violation of the representations, warranties or covenants set forth in Article III of this Agreement had such events, occurrences, developments or state of circumstances or facts occurred after the date hereof.

    (xi) Properties; Securities. Except as specifically reserved against or otherwise disclosed in Seller Financial Statements (including the related notes and schedules thereto) and except for those properties and assets that have been sold or otherwise disposed of in the ordinary course of business, and except as Disclosed, Seller and Seller Subsidiaries have good and marketable title (subject to liens, rights, easements and/or restrictions of record), free and clear of all liens, encumbrances, charges, security interests, restrictions (including restrictions on voting rights or rights of disposition), defaults or equities of any character or claims or third party rights of whatever nature (collectively "Liens"), to all of the properties and assets, tangible and intangible, reflected in Seller Financial Statements as being owned by Seller or Seller Subsidiaries as of the dates thereof, other than those Liens that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect on Seller. Seller and Seller Subsidiaries do not, directly or indirectly, control any real property not used in the ordinary course of their business, except as Disclosed. All buildings and all fixtures, equipment, and other property and assets which are held under leases or subleases by any of Seller or Seller Subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms. Each of Seller and Seller Subsidiaries has good and marketable title to all securities held by it (except securities sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities are pledged in the ordinary course of business consistent with prudent business practices to secure obligations of each of Seller or any of Seller Subsidiaries. Such securities are valued on the books of Seller or Seller Subsidiaries in accordance with GAAP.

    (xii) Litigation; Regulatory Action. Except as provided in Exhibit III.A.(xii),

      (1) no litigation, proceeding, controversy, investigation or inquiry ("Litigation") before or by any court, arbitrator, mediator or Regulatory Authority (as hereinafter defined) is pending against Seller or Seller Subsidiaries or their Members, officers and employees which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Seller, and, to the best of Seller's knowledge, no such Litigation has been threatened;

      (2) neither Seller nor any of Seller Subsidiaries or their Members, officers, employees or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal, state or municipal governmental agency or authority or Self-Regulatory Body (the "Regulatory Authorities") charged with the supervision or regulation of broker-dealers, securities underwriting or trading, stock exchanges, commodities exchanges, investment companies, investment advisers or insurance agents and brokers (including, without limitation, the SEC, the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), the CFTC, the MSRB, the NYSE, the NASD, the AMEX, the CME, the PSE, the CSE, the CBOT and the Federal Trade Commission) or the supervision or regulation of Seller or any of Seller Subsidiaries; and

      (3) neither Seller nor any of Seller Subsidiaries has been advised by any such Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission. Disclosed in Exhibit III.A.(xii) is a true and complete list, as of the date hereof, of all Litigation pending or threatened against Seller, Seller Subsidiaries, and their Members, officers and employees which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Seller, including Litigation arising out of any state of facts relating to the sale of investment products by Seller, Seller Subsidiaries or any employees thereof (including, without limitation, equity or debt securities, mutual funds, insurance contracts, annuities, partnership and limited partnership interests, interests in real estate, investment banking services, securities underwritings in which Seller or any Seller Subsidiary was a manager, co-manager, syndicate member or distributor, Derivatives Contracts (as hereinafter defined) or structured notes).

    (xiii) Compliance with Laws. Except as provided in Exhibit III.A.(xiii), each of Seller and Seller Subsidiaries and their respective officers and employees:

      (1) in the conduct of its business (including, without limitation, its municipal securities and NASDAQ market-making activities), is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, and the rules of all Self-Regulatory Bodies applicable thereto;

      (2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, and has paid all necessary fees and assessments currently due and payable to, all Regulatory Authorities that are required in order to permit them to own and operate their businesses as presently conducted and that are material to the business of Seller and Seller Subsidiaries, taken as a whole; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened or reasonably likely; and all such filings, applications and registrations are current;

      (3) has received no notification or communication from any Regulatory Authority (a) asserting that any of them is not in compliance with any of the statutes, rules, regulations, or ordinances which such Regulatory Authority enforces, or has otherwise engaged in any unlawful business practice which, as a result of such noncompliance in any such instance, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Seller, (b) threatening to revoke any license, franchise, permit, seat on any stock or commodities exchange, or governmental authorization which revocation, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Seller, (c) requiring any of them (including any of Seller's or Seller Subsidiary's directors or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy) or (d) restricting or disqualifying the activities of Seller or any of Seller Subsidiaries (except for restrictions generally imposed by rule, regulation or administrative policy on broker-dealers generally);

      (4) is not aware of any pending or threatened investigation, review or disciplinary proceedings by any Regulatory Authority against Seller, any Seller Subsidiary or any officer, director or employee thereof;

      (5) is not, nor is any Affiliate of any of them, subject to a "statutory disability" as defined in Section 3(a)(39) of the Exchange Act.

    (xiv) Registrations. Except as provided in Exhibit III.A.(xiv), neither Seller nor any of Seller Subsidiaries or Seller Affiliates is subject to regulation under the Investment Company Act or the Investment Advisors Act. Seller and Seller Subsidiaries and each of their employees which are or who are required to obtain any necessary license to conduct its business as it is currently conducted, or to be registered as a broker/dealer, a registered representative, an insurance agent or a sales person with the SEC, the securities commission of any state or foreign jurisdiction or any Self-Regulatory Body have obtained such necessary licenses and are duly registered as such and such registrations and licenses are in full force and effect, except for such instances of noncompliance which, individually or in the aggregate, would not have a Material Adverse Effect on Seller. All federal, state and foreign registration requirements have been complied with in all material respects and such registrations as currently filed, and all periodic reports required to be filed with respect thereto, are accurate and complete in all material respects.

    (xv) Material Contracts.

      (1) Except as provided in Exhibit III.A.(xv)(1), none of Seller or Seller Subsidiaries are in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it is or its respective assets, business, or operations receives benefits (each, a "Contract"), which default, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Seller, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. Neither Seller nor any Seller Subsidiary is subject to or bound by any exclusive dealing arrangement or other contract or arrangement containing covenants which limit the ability of Seller or any Seller Subsidiary or any Seller Affiliate to compete in any line of business or with any person or which involve any restriction on geographical area in which, or method by which, Seller or any Seller Subsidiary or any Seller Affiliate may carry on its business (other than as may be required by law or any applicable Regulatory Authority). True and complete copies of all such Contracts and all amendments thereto have been supplied or will be supplied prior to the Closing to Purchaser. There are no Contracts between any Seller Affiliate, on the one hand, and Seller or any Seller Subsidiary, on the other hand.

      (2) Contracts with Clients.

        (a) Each of Seller and Seller Subsidiaries is in compliance with the terms of each Contract with any customer to whom Seller or any Seller Subsidiary provides services under any Contract (a "Client"), and each such Contract is in full force and effect with respect to the applicable Client.

        (b) No Client is (i) an employee benefit plan subject to Title 1 of ERISA (as hereinafter defined), or Section 4975 of the Code, or (ii) an entity whose assets are treated as assets of such a plan under ERISA or applicable regulations.

        (c) Each extension of credit by Seller or any of Seller Subsidiaries to any client (i) is in full compliance with Regulation T of the Federal Reserve Board or any substantially similar regulation of any Regulatory Authority, (ii) is fully secured, and
      (iii) Seller or Seller Subsidiary, as the case may be, has a first priority perfected security interest in the collateral securing such extension.

    (xvi) No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, except for Seller's arrangements with Wheat, First Securities, Inc. which will be the sole responsibility of Seller, subject to the provisions of Section II.A.(iii).

    (xvii) Employee Benefit Agreements.

      (1) Exhibit III.A.(xvii)(1) is a complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts and plans, all medical, dental, health and life insurance plans, all other employee benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of Seller Subsidiaries for the benefit of employees, former employees, directors, former directors or their beneficiaries (the "Compensation and Benefit Agreements"). True and complete copies of all Compensation and Benefit Agreements, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied or will be supplied prior to the Closing to Purchaser. There is no pending or threatened Litigation relating to the Compensation and Benefit Agreements.

      (2) All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of
    Section 3(37) of ERISA ("Multiemployer Agreements"), covering employees or former employees of it and Seller Subsidiaries (the "ERISA Agreements"), to the extent subject to ERISA, are operated and administered in all material respects in compliance with ERISA. Except as provided in Exhibit III.A.(xvii)(1) each ERISA Agreement which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Agreement") and which is intended to be qualified, under
    Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), has received a favorable determination letter from the Internal Revenue Service with respect to "TRA" (as defined in

    Section 1 of Internal Revenue Service Revenue Procedure 93-39), and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter or the inability to receive such a favorable determination letter. There is no pending or, to its knowledge, threatened litigation relating to the ERISA Agreements. Neither it nor any of Seller Subsidiaries has engaged in a transaction with respect to any ERISA Agreement that would subject it or any of Seller Subsidiaries to a tax or penalty imposed by either
    Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

      (3) Neither Seller nor any of Seller Subsidiaries presently contributes to a Multiemployer Agreement, nor have they contributed to such a plan within the past five calendar years, and neither Seller nor any Seller Subsidiaries maintains any Pension Agreement which is subject to Title IV of ERISA, Section 412 of the Code or Section 301 of ERISA.

      (4) Neither it nor any of Seller Subsidiaries has any obligations for retiree health and life benefits under any plan, except as Disclosed in
    Exhibit III.A.(xvii)(1). There are no restrictions on the rights of it or any of Seller Subsidiaries to amend or terminate any such plan without incurring any liability thereunder.

      (5) Except as provided in Exhibit III.A.(xvii)(5), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (a) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director, Member or any employee of it or any of Seller Subsidiaries under any Compensation and Benefit Agreement or otherwise from it or any of Seller Subsidiaries, (b) increase any benefits otherwise payable under any Compensation and Benefit Agreement, (c) result in any acceleration of the time of payment or vesting of any such benefit, or (d) result in the imposition to the recipient of any excise tax pursuant to Section 4999 of the Code.

    (xviii) Labor Relations. Each of Seller and Seller Subsidiaries is in compliance with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, the Immigration Reform and Control Act, the Worker Adjustment and Retraining Notification Act, any such laws respecting employment discrimination, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers' compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters except to the extent that non-compliance with any such laws would not be reasonably likely to have a Material Adverse Effect on Seller. None of Seller nor any of Seller Subsidiaries is engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against any of Seller or Seller Subsidiaries before the National Labor Relations Board. Neither it nor any of Seller Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of Seller Subsidiaries the subject of a proceeding asserting that it or any such Seller Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of Seller Subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving its or any of Seller Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

    (xix) Insurance. Seller and Seller Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Seller reasonably has determined to be prudent in accordance with industry practices. All of the insurance policies, binders, or bonds maintained by Seller or Seller Subsidiaries are in full force and effect; Seller and Seller Subsidiaries are not in default thereunder, and all claims thereunder have been filed in due and timely fashion. Exhibit III.A.(xix) sets forth a list of all insurance policies maintained by or for the benefit of Seller or Seller Subsidiaries or their directors, officers, employees, Members or agents.

    (xx) Affiliates. Except as set forth in Exhibit III.A.(xx), there is no person who, as of the date of this Agreement, may be deemed to be an "affiliate" of Seller (each, an "Affiliate") as that term is used in Rule 145 under the Securities Act.

    (xxi) No Further Action. It has taken all action so that the entering into of this Agreement, and the consummation of the transactions contemplated hereby (including without limitation the purchase of Seller's

  Assets) or any other action or combination of actions, or any other transactions, contemplated hereby do not and will not (1) require a vote of Members (other than the affirmative vote of the Majority of the Members to approve the Agreement and the transactions contemplated hereby), or (2) result in the grant of any rights to any person under Seller's Operating Agreement or its Certificate of Formation or any articles of incorporation or by-laws or similar charter documents of any Seller Subsidiary or under any agreement to which Seller or any of Seller Subsidiaries is a party, or
  (3) restrict, delay or impair in any way the ability of Purchaser to exercise the rights granted hereunder.

    (xxii) Environmental Matters. Seller and Seller Subsidiaries have obtained and maintained in effect all material licenses, permits and other authorizations required under all applicable laws, regulations and other requirements of governmental or regulatory authorities relating to pollution or to the protection of the environment ("Environmental Laws") and is in compliance in all material respects with all Environmental Laws and with all such licenses, permits and authorizations. It has not received notice of liability to any person, governmental entity or Business Entity under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. (S) 9601 et seq. or any other Environmental Laws with respect to real property owned or leased by Seller or Seller Subsidiaries.

    (xxiii) Taxes. Except as set forth on Exhibit III.A.(xxiii),

      (1) all reports and returns with respect to Taxes (as defined below) and tax related information reporting requirements that are required to be filed by or with respect to it or Seller Subsidiaries (collectively, "Seller Tax Returns"), have been duly filed, or requests for extensions have been timely filed and have not expired, and such Seller Tax Returns were true, complete and accurate in all material respects,

      (2) all taxes (which shall mean federal, state, including, without limitation, the Michigan Single Business tax, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, premium, recording, documentary, documentary stamps, real estate transfer, transfer, back-up withholding or similar taxes, together with any interest, additions, or penalties with respect thereto, imposed on the income, properties or operations of it or Seller Subsidiaries, together with any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on Seller Tax Returns have been paid in full or have been adequately reserved against on the books of Seller or Seller Subsidiaries,

      (3) Neither Seller nor any Seller Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time for the assessment of any Tax,

      (4) all Taxes due with respect to completed and settled examinations have been paid in full,

      (5) no issues have been raised by the relevant taxing authority in connection with the examination of any of Seller Tax Returns which are reasonably likely, individually or in the aggregate, to result in a determination that would have a Material Adverse Effect on Seller, except as reserved against in Seller Financial Statements prior to the date of this Agreement,

      (6) no waivers of statutes of limitations have been given by or requested with respect to any Taxes of Seller or Seller Subsidiaries, and

      (7) none of Seller, Seller Subsidiaries, Purchaser or any direct or indirect subsidiary of Purchaser, as a consequence of Seller's actions prior to the Closing, will be obligated to make a payment to an individual that would be a "parachute payment" as such term is defined in Section 280G of the Code without regard to whether such payment is to be performed in the future.

    (xxiv) Accuracy of Information. The statements with respect to Seller and Seller Subsidiaries contained in this Agreement, the Schedules and Exhibits and any other written documents executed and delivered by or on behalf of it pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    (xxv) Accounting Controls. Each of Seller and Seller Subsidiaries has devised and maintained systems of internal accounting controls sufficient to provide reasonable assurances, in the judgment of the Executive Committee of Seller, that (1) all material transactions are executed in accordance with management's general or specific authorization; (2) all material transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP consistently applied with respect to broker-dealers or any other criteria applicable to such statements, (3) access to the material property and assets of Seller and Seller Subsidiaries is permitted only in accordance with management's general or specific authorization; and (4) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

    (xxvi) Derivatives. All exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or any other similar arrangement, whether entered into for Seller's account, or for the account of one or more of the Seller Subsidiaries or their customers, were entered into (1) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (2) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Seller or the applicable Seller Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Seller nor any Seller Subsidiary is in breach of any of its obligations under any such agreements and arrangements. The Seller Financial Statements disclose the value of such agreements and arrangements on a marked-to-market basis in accordance with GAAP and, since September 26, 1997, there has not been a change in such value that, individually or in the aggregate, has resulted in a Material Adverse Effect on Seller.

    (xxvii) Proprietary Rights. Seller and Seller Subsidiaries have the right to use the names, service-marks, trademarks and other intellectual property material to the conduct of their business, which are provided for on
  Exhibit III.A.(xxvii); and in the case of such names, service-marks and trademarks, in each state of the United States, such right of use is free and clear of any Liens, and no other person has the right to use such names, service-marks or trademarks in any such state.

    (xxviii) Investment Advisory Activities. Except as provided in Exhibit III.A.(xxviii), none of Seller or any Seller Subsidiary is or has been during the past five years an "investment adviser" within the meaning of the Investment Advisers Act, required to be registered, licensed or qualified as an investment advisor under the Investment Advisers Act or subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified, except for any such failure to be so registered, licensed or qualified that could not, individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Seller.

    (xxix) Distribution of Purchase Price. The payment, distribution and allocation of the Purchase Price, including the Deferred Payments, by Seller to the Members in accordance with the terms and provisions of this Agreement, including, without limitation, Article II hereof, has been duly authorized by all required action of Seller and complies in all respects with the applicable provisions of the Operating Agreement and Certificate of Formation of Seller and applicable Delaware law.

  B. Purchaser Representations and Warranties. Purchaser hereby, represents and warrants to Seller that to its Knowledge:

    (i) Corporate Authority. Subject to the required Regulatory Approvals, this Agreement has been authorized by all necessary corporate action of it and is a valid and binding agreement of it enforceable against it in accordance with its terms, subject as to enforcement to bankruptcy, insolvency and other similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

    (ii) No Defaults. Subject to the required filings with, notices to and approval of the Federal Reserve Board, the Office of the Comptroller of the Currency and any required filings under federal and state securities, banking and insurance laws, and the required filings with, notices to and approvals of the NYSE, the NASD and the other applicable securities exchanges or Self-Regulatory Bodies, the purchase of Seller's Assets and the other transactions contemplated hereby by Seller, does not and will not
  (1) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its subsidiaries or to which it or any of its subsidiaries or properties is subject or bound, which breach, violation or default is reasonably likely to have a Material Adverse Effect on Purchaser, (2) constitute a breach or violation of, or a default under, its Articles of Incorporation, Charter or Bylaws, or (3) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, or the consent or approval of any other party to any such agreement, indenture or instrument other than such consent or approval, which if not obtained, would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Purchaser.

    (iii) Financial Reports. Its Annual Report on Form 10-K for the fiscal year ended December 31, 1996, and all other documents filed or to be filed subsequent to December 31, 1996, under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed with the SEC (in each such case, the "Financial Reports"), did not and will not as of their respective dates contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into the Financial Reports (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Purchaser Financial Reports (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with GAAP consistently applied to banks and bank holding companies during the periods involved, except as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

    (iv) No Events. No events have occurred, or circumstances have arisen, since September 30, 1997, which, individually or in the aggregate, have had or are reasonably likely to have a Material Adverse Effect on Purchaser.

    (v) No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment.

    (vi) No Knowledge. It knows of no reason why the regulatory approvals referred to in Section V.J. should not be obtained without the imposition of any condition of the type referred to in Section VI.A.(ii).

    (vii) Organization, Standing and Authority. It is duly licensed and qualified to do business and is in good standing in the States of the United States and foreign jurisdictions where the failure to be duly licensed or qualified, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Purchaser. Purchaser and its subsidiaries have in effect all federal, state, local and foreign governmental authorizations necessary for them to own or lease their properties and assets and to carry on their respective business as now conducted, the absence of which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Purchaser.

    (viii) Corporate Power. Purchaser has the corporate power and authority to carry on its business as now being conducted and to own or lease all its properties and assets, except where the failure to do so is not reasonably likely to have a Material Adverse Effect on Purchaser.

    (ix) Accuracy of Information. The statements with respect to Purchaser contained in this Agreement, the Schedules and any other written documents executed and delivered by or on behalf of Purchaser pursuant to the terms of this Agreement are true and correct in all material respects, and such statements and documents do not omit any material fact necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

    (x) Litigation; Regulatory Action. Neither Purchaser nor any of its subsidiaries is a party to any Litigation before any court, arbitrator, mediator or Regulatory Authority which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Purchaser and, to the best of its knowledge, no such Litigation has been threatened; and neither it nor any of its subsidiaries or any of its or their material properties or their officers, directors or controlling persons is a party to or is the subject of any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any Regulatory Authorities, which is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Purchaser and neither it nor any of its subsidiaries has been advised by any Regulatory Authorities that any such authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter or similar submission.

IV. ACTIONS BETWEEN SIGNING AND CLOSING.

  A. Forbearances of Seller. From the date of the execution of this Agreement until the Closing, except as expressly contemplated by this Agreement or as Disclosed, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, Seller will not, and will cause each of the Seller Subsidiaries not to:

    (i) Ordinary Course. Conduct the business of Seller and Seller's Subsidiaries in all material respects, other than in the ordinary and usual course consistent with past practice or fail to use reasonable efforts to preserve their business organizations and assets and maintain their rights, franchises and existing relations with clients, customers, suppliers, employees and business associates, or take any action reasonably likely to have a Material Adverse Effect on Seller.

    (ii) Additional Ownership. (a) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional ownership interests in Seller, (b) enter into any agreement with respect to the foregoing, or (c) permit any ownership interests in Seller to become subject to issuance.

    (iii) Dividends, Etc. Make, declare, pay or set aside for payment any distribution to its Members, except Seller shall be permitted to make ordinary and customary distributions to its Members consistent with past practice, subject to the adjustment provisions contained in Section II.A.(iii).

    (iv) Compensation; Employment Agreements, Etc. Enter into amend, modify or renew any employment, consulting, severance or similar agreements or arrangements with any officer or employee of Seller or any Seller Subsidiary, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except, (a) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (b) for other changes that are required by applicable law, (c) to satisfy Disclosed contractual obligations existing as of the date hereof, or (d) for employment arrangements for, or grants of awards to newly hired employees in the ordinary course of business consistent with past practice.

    (v) Benefit Agreements. Enter into, establish, adopt or amend (except (a) as may be required by applicable law, or (b) to satisfy Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any Member, director, officer or employee of Seller or any Seller Subsidiary, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

    (vi) Governing Documents. Amend Seller's Operating Agreement or its Certificate of Formation or the articles of incorporation or by-laws (or similar charter documents) of any Seller Subsidiary.

    (vii) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

    (viii) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract or amend or modify in any material respect any of its existing material contracts.

    (ix) Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually not more than $100,000 and in the aggregate for all such settlements, not more than $250,000.

    (x) Indebtedness. Incur material capital expenditures, obligations or liabilities, or any indebtedness for borrowed money, other than in the ordinary course of business consistent with past practice.

    (xi) Commitments. Agree, commit to or enter into any agreement to take any of the actions referred to in this Section.

    (xii) Dispositions. Except (i) as Disclosed or (ii) sales of securities or other investments or assets in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, business or properties.

    (xiii) Acquisitions. Except (i) as Disclosed or (ii) the purchase of securities or other investments or assets in the ordinary course of business consistent with past practice, acquire any assets, business, or properties of any other entity.

V. COVENANTS.

  Seller hereby covenants to Purchaser, and Purchaser hereby covenants to Seller, as applicable, that:

  A. Efforts. Subject to the terms and conditions of this Agreement, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the purchase and Sale of Seller's Assets.

  B. Registration Statement. Purchaser and Seller shall cooperate and prepare a registration statement on Form S-4 (the "Registration Statement") to be filed by Purchaser with the SEC (it being understood that Purchaser shall use its reasonable best efforts to file the Registration Statement or preliminary proxy statement with the SEC within 45 days of the date hereof). Purchaser shall use its reasonable best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable after the initial filing thereof. Purchaser shall use its reasonable best efforts to take all other actions and make all filings necessary or desirable with the SEC or any other federal or state Regulatory Authority in order to permit Purchaser to issue the Common Stock to Seller and the Principals.

  C. Compliance With Securities Laws. When the Registration Statement or any post-effective amendment or supplement thereto shall become effective, and at all time subsequent to such effectiveness, such Registration Statement and all amendments or supplements thereto, with respect to all information set forth therein furnished or to be furnished by or on behalf of Seller relating to Seller or the Seller Subsidiaries and by or on behalf of Purchaser relating to Purchaser or its subsidiaries, (1) will comply in all material respects with the provisions of the Securities Act and the Exchange Act and any other applicable statutory or regulatory requirements, and (2) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading; in no event shall any party hereto be liable for any untrue statement of material fact or omission to state a material fact in the Registration Statement, made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.

  D. Registration Statement Effectiveness. Purchaser will advise Seller, promptly after Purchaser receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed (after providing drafts in advance to Seller and its counsel for review and comment), of the issuance of any stop order or the suspension of the qualification of the Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

  E. Special Meeting. Seller shall call a special meeting (the "Special Meeting") of its Principals to be held as soon as practicable after the date hereof for purposes of voting upon approval of this Agreement and the transactions contemplated hereby and Seller covenants that the Executive Committee of Seller will unanimously recommend the Agreement and the transactions contemplated hereby as being in the best interests of the Principals and will use their reasonable best efforts to solicit and obtain the votes of Principals to approve the Agreement and the transactions contemplated hereby.

  F. Press Releases. Seller will not, without the prior approval of Purchaser (which approval shall not be unreasonably withheld or delayed), and Purchaser will not, without the prior approval of Seller (which approval shall not be unreasonably withheld or delayed), issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by law.

  G. Acquisition Proposals. In the case of Seller, it shall not, and it shall cause the Seller Subsidiaries not to, solicit or encourage inquires or proposals with respect to, or furnish any non-public information relating to or participate in any negotiations or discussions concerning, any acquisitions or purchase of all or a substantial portion of the assets of, or a substantial equity interest in, Seller or any of the Seller Subsidiaries or any merger or other business combination with Seller or any of the Seller Subsidiaries other than as contemplated by this Agreement. It shall instruct its and the Seller Subsidiaries' officers, directors, Members, agents, advisors and Affiliates to refrain from taking any action that would violate or conflict with any of the foregoing; and it shall notify Purchaser immediately if any such inquiries or proposals are received by, or any such negotiations or discussions are sought to be initiated with, Seller or any of the Seller Subsidiaries.

  H. Blue-Sky Filings. In the case of Purchaser, it shall use its reasonable best efforts to obtain all necessary state securities laws or "blue-sky" permits and approvals; provided, that Purchaser shall not be required by virtue thereof to submit to the general jurisdiction in any state.

  I. Inspection of Records. Purchaser and Seller shall each afford to the other and to the other's accountants, counsel and other representatives (and their subsidiaries) reasonable access during normal business hours during the period prior to the Closing Date to all of their respective properties, books, contracts, commitments and records, including, without limitation, all attorneys' responses to auditors' requests for information, and accountants' work papers, developed by either of them or their respective subsidiaries or their respective accountants or attorneys, and will permit each other and their respective representatives to discuss such information directly with each other's officers, directors, Members, employees, attorneys and accountants. Purchaser and Seller shall each use their best efforts to furnish to the other all other information concerning its business, properties and personnel as such other party may reasonably request. Any failure to comply with this covenant shall be disregarded if promptly corrected without material adverse consequences to the other party. The availability or actual delivery of information shall not affect the representations, warranties, covenants and agreements of the party providing such information that are contained in this Agreement or in any certificates or other documents delivered pursuant hereto.

  J. Regulatory Applications. In the case of Purchaser, subject to the cooperation of Seller,

    (i) it shall use its reasonable best efforts to prepare and submit applications to the appropriate Regulatory Authorities for approval of the Purchase of Assets within 30 days of the date hereof, and

    (ii) promptly make all other appropriate filings to secure all other approvals, consents and rulings which are necessary for the consummation of the Purchase of Assets by Purchaser. Purchaser will provide copies of the public portions of such applications and responses to Seller and its counsel prior to submitting such applications and responses to the applicable Regulatory Authorities. In the case of Seller, it agrees, upon request, to furnish Purchaser with information concerning itself, Seller subsidiaries, and their officers and Members and such other matters as may be necessary or advisable in connection with any filing, notice or application made by or on behalf of Purchaser or any of its subsidiaries in connection with the Purchase of Assets.

  K. Current Information.

    (i) Communication. Between the date of the execution of this Agreement and the Closing Date, each of Seller and Purchaser shall cause its representatives to confer on a regular and frequent basis with representatives of the other.

    (ii) Litigation. Seller and Purchaser shall promptly notify each other of the institution or the settlement of material Litigation relating to them.

    (iii) Changes. Each party shall (a) promptly notify the other of any event or condition that might reasonably be expected to cause any of such party's representations or warranties set forth herein not to be true and correct as of the Closing Date or prevent such party from fulfilling its obligations hereunder and (b) notify the other party immediately of any denial of any application filed by such party with any Regulatory Authority with respect to this Agreement, and in each case shall keep the other party informed with respect thereto.

  L. Indemnification/Liability Coverage/Non-Survival. From and at all times after the Closing and with respect to any claims made hereunder through the sixth anniversary of the Closing Date, Purchaser shall indemnify, defend and hold harmless Seller (to the extent any Claim (as defined below) results or could reasonably be expected to result in a Claim being asserted against any Member of Seller) and the present and former officers, employees, representatives and Members of Seller and Seller Subsidiaries (each as "Indemnified Party") against all losses, damages, claims, duties and liabilities (collectively, "Claims") arising out of, or relating to, in whole or in part, (1) any fact, event or circumstance relating to Seller's or Seller Subsidiaries' business which fact, event or circumstance arose or existed on or before the Closing Date (except with respect to the allocation and distribution of the Purchase Price and the Retention Payments specified in
Section II.B. to the Members upon payment or issuance in full of such amounts by Purchaser in accordance with the terms of this Agreement), whether or not any such Claim is asserted before or after the Closing or matured into a Claim or was asserted before or after the Closing, (2) the transactions contemplated by this Agreement (except with respect to the allocation and distribution of the Purchase Price and the Retention Payments specified in Section II.B. to the Members upon payment or issuance in full of such amounts by Purchaser in accordance with the terms of this Agreement), whether accruing or being asserted before or after the Closing and (3) the failure of Purchaser to timely pay, perform and discharge the Assumed Liabilities. Purchaser also shall, from and at all times after the Closing, indemnify, defend and hold harmless each Indemnified Party against all Claims arising out of, or relating to, the business of Purchaser and its subsidiaries after the Closing to the extent such Indemnified Party is permitted to be indemnified by Purchaser and its subsidiaries under the Delaware General Corporation Law and the certificate of incorporation and bylaws of Purchaser or the applicable subsidiary as in effect at the time of such indemnification, including provisions relating to the advancing of expenses incurred in the defense of any litigation. Notwithstanding anything in this Section V.L. to the contrary, nothing contained in this Section V.L. shall limit in any way Purchaser's obligation to assume and be solely responsible and liable for the Assumed Liabilities as provided in Section I.B. above. Any Indemnified Party wishing to claim indemnification under this Section, upon learning of such claim, action, suit, proceeding or investigation, shall promptly notify Purchaser thereof; provided, that the failure so to notify shall not affect the obligations of Purchaser under this Section (unless such failure materially increases Purchaser's liability under this Section). In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing), (1) Purchaser shall have the right to assume the defense thereof, if it so elects, and Purchaser shall pay all reasonable fees and expenses of counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Purchaser shall be obligated pursuant to this subsection to pay only one firm of counsel for all Indemnified Parties in any jurisdiction for any single action, suit or proceeding or any group of actions, suits or proceedings arising out of a common body of facts, (2) the Indemnified Parties will cooperate in the defense of any such matter, and (3) Purchaser shall not be liable for any settlement effected without its prior written consent. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Operating Agreement and the Certificate of Formation.

  M. Non-Survival. The representations, warranties and covenants of Seller shall not survive the Closing, other than the covenant of Seller in Section I.D. to dissolve after the Closing, and Purchaser and its subsidiaries and Affiliates shall not have any right or claim against Seller or any of the Indemnified Parties former or present on account of transactions contemplated by this Agreement.

  N. Employee Benefit Plans. Purchaser shall maintain Seller's ERISA Agreements and all other employee compensation plans or arrangements existing on the date hereof for a period of three years from the Closing Date or such shorter period as may be agreed upon by Purchaser and the Board of Newco.

  O. Affiliates. Seller shall use its reasonable best efforts to cause each person who is an "affiliate" (for purposes of Rule 145 under the Securities
Act) of Seller to deliver to Purchaser as soon as practical after the date of this Agreement, and prior to the date of the Special Meeting, a written agreement, in form and substance reasonably satisfactory to Purchaser, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of Common Stock to be received by such "affiliate" under the Agreement except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

VI. CONDITIONS TO CLOSING OF PURCHASE OF ASSETS.

  A. Conditions to Each Party's Obligation to Close the Purchase of
Assets. The respective obligation of each of Purchaser and Seller to consummate the purchase of Seller's Assets is subject to the fulfillment or written waiver by Purchaser and Seller prior to the Closing of each of the following conditions:

    (i) Approvals. The Agreement and the Purchase of Assets shall have been duly adopted by the requisite vote of Seller's Principals.

    (ii) Regulatory Approvals. All Regulatory Approvals required to consummate the transactions contemplated hereby, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which in the reasonable judgment of Purchaser would, following the Closing, have a Material Adverse Effect on Purchaser or the business of Seller.

    (iii) No Injunction. No Regulatory Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order

  (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

    (iv) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued or threatened by the SEC.

    (v) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Common Stock to be issued as the Deferred Payment shall have been received and be in full force and effect.

  B. Conditions to Obligation of Seller. The obligation of Seller to consummate the purchase of Assets is also subject to the fulfillment or written waiver by Seller prior to the Closing of each of the following conditions:

    (i) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing. Such representations and warranties shall be deemed to be true and correct if the failure or failures of such representations and warranties to be so true and correct are not reasonably likely to constitute or give rise to, individually or in the aggregate, a Material Adverse Effect on Purchaser, and Seller shall have received a certificate, dated the Closing Date, signed on behalf of Purchaser by an executive officer of Purchaser to such effect.

    (ii) Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Seller shall have received a certificate, dated the Closing Date, signed on behalf of Purchaser by an executive officer of Purchaser to such effect.

    (iii) Opinion of Purchaser's Counsel. Seller shall have received an opinion of Sherman I. Goldberg, Executive Vice President, Secretary and General Counsel of Purchaser, dated the Closing Date and in form and substance reasonably satisfactory to Seller, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, this Agreement and all of the rights, liabilities and benefits are fully enforceable.

  C. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the purchase of Seller's Assets is also subject to the fulfillment or written waiver by Purchaser prior to the Closing of each of the following conditions:

    (i) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing. Such representations and warranties shall be deemed to be true and correct if the failure or failures of such representations and warranties to be so true and correct are not reasonably likely to constitute or give rise to, individually or in the aggregate, a Material Adverse Effect on Seller, and Purchaser shall have received a certificate, dated the Closing Date, signed on behalf of Seller by an executive officer of Seller to such effect.

    (ii) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing, and Purchaser shall have received a certificate, dated the Closing Date, signed on behalf of Seller by an executive officer of Seller to such effect.

    (iii) Opinion of Seller's Counsel. Purchaser shall have received an opinion of Honigman Miller Schwartz and Cohn, dated the Closing Date and in form and substance reasonably satisfactory to Purchaser, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (a) this Agreement and all of the rights, liabilities and benefits are fully enforceable and (b) the payment, distribution and allocation of the Purchase Price, including the Deferred Payments, by Seller to the Members in accordance with the terms and provisions of this Agreement, including, without limitation, Article II hereof, has been duly authorized by all required action of Seller and complies in all respects with the applicable provisions of the Operating Agreement and Certificates of Formation of Seller and applicable Delaware law.

    (iv) Accountants' Letters. Coopers & Lybrand, L.L.P. independent auditors for Seller, shall have delivered to Purchaser letters, dated the date of or shortly prior to the Closing Date, in form and substance reasonably satisfactory to Purchaser, with respect to Seller's consolidated financial position and results of operations, which letters shall be based upon "agreed upon procedures" undertaken by such firm in accordance with the Statements on Auditing Standards No. 76.

    (v) Employment Agreements. The employment agreements identified in
  Section II.C. shall have been executed by the Members identified on Exhibit II.C. and be in full force and effect, and the employment agreements identified in Section II.D. shall have been executed by all of the Principals receiving Deferred Payments identified on Exhibit II.A. and be in full force and effect.

VII. TERMINATION.

  This Agreement may be terminated prior to the Closing Date:

  A. Mutual Consent. By the mutual consent of Purchaser and Seller.

  B. Breach. By Seller or Purchaser, in the event of, (i) a breach by the other party of any representation or warranty contained herein, which has a Material Adverse Effect, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, or (ii) a breach by the other party of any of the covenants or agreements contained herein which has a Material Adverse Effect, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

  C. Delay. By Purchaser or Seller, in the event that the purchase of Seller's Assets is not consummated by September 30, 1998, except if such delay was caused by one of the party's breach(s) of this Agreement.

  D. No Principal or Regulatory Approval. By Seller or Purchaser, (i) in the event that Seller's Principal approval of this Agreement and the transactions contemplated hereby is not approved at the Special Meeting, including any adjournments thereof, or (ii) in the event that written notice is received which states that any required regulatory approval contemplated by this Agreement will not be approved or has been denied.

  E. Failure to Recommend. By Purchaser if at or prior to the Special Meeting of the Members to approve this Agreement and the transactions contemplated hereby, the Executive Committee of Seller shall have failed to make its recommendation as described in Section V.E., or it shall have withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to Purchaser.

  F. Material Adverse Effect. By Purchaser, in the event of a fact, event, circumstance or omission that would have constituted a breach of a representation or warranty made by Seller in this Agreement, except that such representation or warranty was qualified by Seller's Knowledge, to the extent such fact, event, circumstance or omission is reasonably likely to have a Material Adverse Effect on Seller.

  G. Termination Fee. In the event that the purchase of Seller's Assets does not Close, (a) because of a breach of this Agreement causing a failure to satisfy a condition precedent to the Closing, which breach was caused by the wilful or intentional misconduct of one of the parties, or (b) because of a wilful or intentional failure or refusal to Close by one of the parties in violation of this Agreement, as its sole and exclusive remedy, the non-breaching party shall be entitled to terminate this Agreement and the breaching party shall pay the non-breaching party a non-performance fee of $1.90 million in immediately available funds within five Business Days after the receipt of notice from the non-breaching party that said non-performance fee is due and payable, plus all reasonable out-of-pocket costs, expenses, losses and damages incurred by the non-breaching party ("Termination Payment") as a result of such non-performance, it being understood that NEITHER PARTY SHALL BE LIABLE HEREUNDER FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES. If the failure of condition is not caused by the willful or intentional misconduct, failure or refusal of either party, then the non-breaching party may, as its sole and exclusive remedy, terminate this Agreement or Close, waiving, in either event, any right or claim against the breaching party.

VIII. OTHER MATTERS.

  A. Waiver; Amendment. Prior to the Closing Date, any provision of this Agreement may be (i) waived in writing by the party benefitting by the provision, or (ii) amended or modified at any time (including the structure of the transactions contemplated hereby) by an agreement in writing among the parties hereto approved by the Purchaser and the Executive Committee of Seller and executed in the same manner as this Agreement.

  B. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original. This Agreement shall become effective when one counterpart has been signed by each party hereto.

  C. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflicts of law principles thereof, except to the extent that the federal laws of the United States apply.

  D. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby.

  E. Confidentiality. Except as otherwise provided in Section V.F., each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed.

  F. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  If to Purchaser:First Chicago NBD Corporation
                One First National Plaza, Mail Suite 0035
                Chicago, IL 60670
                Telecopy Number: (312) 732-3201
                Attention: Terence C. Wise

  Copy to:First Chicago NBD Corporation
                One First National Plaza, Mail Suite 0292
                Chicago, IL 60670
                Telecopy Number: (312) 732-9753/3596
                Attention: Daniel P. Cooney

  If to Selleror Roney & Co.:One Griswold
                8th Floor
                Detroit MI 48226
                Telecopy Number: (313) 963-8975
                Attention: William C. Roney, III

  Copy to:Honigman Miller Schwartz and Cohn
                2290 First National Building
                Detroit MI 48226
                Telecopy Number: (313) 962-0176
                Attention: Patrick T. Duerr, Esq.

  G. Definitions. Any term defined anywhere in this Agreement shall have the meaning ascribed to it for the purposes of this Agreement (unless expressly noted to the contrary). In addition:

    (i) the term "Material Adverse Effect", when applied to a party, shall mean an event, occurrence or circumstance (including, without limitation, any breach of a representation or warranty contained herein by such party) which (a) has a material adverse effect on the financial condition, results of operation, or business of such party and its subsidiaries, taken as a whole, or (b) materially impairs any party's ability to timely perform its obligations under this Agreement or the consummation of any of the transactions contemplated hereby; provided, that a Material Adverse Effect with respect to a party shall not include events or conditions generally affecting the securities or banking industry, as applicable, or effects resulting from general economic conditions (including changes in interest rates), changes in accounting practices or changes to statutes, regulations or regulatory policies, that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies;

    (ii) the term "Disclosed" by a party shall mean information set forth in any Exhibit or Schedule to this Agreement; and

    (iii) the term "Knowledge" of a party shall mean the actual knowledge of the executive management of the subject party.

  H. Entire Understanding; Third Party Beneficiaries. This Agreement and all schedules hereto represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersede any and all oral or written agreements heretofore made. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except that the provisions of Sections II.A., II.B., V.L., V.M. and V.N. are intended to benefit (a) the former Members of Seller who are employed by Purchaser and (b) the Indemnified Party ("Third Party Beneficiaries"). No amendment, modification or change to Sections II.A., II.B., V.L., V.M. or V.N. of this Agreement shall be made without the prior written approval of the Third Party Beneficiaries. The Third Party Beneficiaries may make claims in their own names against Purchaser for any breach hereunder of such Sections.

  I. Headings. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement.

  J. Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. No provision of this Agreement shall be construed to require Seller, Purchaser or any of their respective Subsidiaries, affiliates or directors to take any action which would violate applicable law (whether statutory or common law), rule or regulation.

  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                      FIRST CHICAGO NBD CORPORATION,a Delaware
                                       corporation

                                                /s/ Terence C. Wise
                                      By: _____________________________________

                                                 Senior Vice President
                                      Its: ____________________________________

                                                      "Purchaser"

                                      RONEY & CO., L.L.C.,
                                       a Delaware limited liability company

                                             /s/ Robert J. Michelotti
                                      By: _____________________________________

                                                Chief Executive Officer
                                      Its: ____________________________________

                                                       "Seller"

  Description of Schedules and Exhibits to Purchase Agreement not reprinted in this Prospectus:

Schedule A--List of Members, paid in capital and ownership percentage
Schedule E--List of recipients of restricted shares of Common Stock and dollar amount of shares to be granted
Schedule I.A--Form of Bill of Sale, Assignment and Assumption Agreement
Schedule II.A--List of Members of Seller and Purchase Price allocation
Exhibit II.A(iii)--List of certain Members of Seller and amount of capital withdrawn
Exhibit II.B--First Chicago NBD Corporation Stock Performance Plan

Exhibit II.C--Summary of Employment Agreements for certain officers
Exhibit II.D--Summary of Roney & Co. Employment Agreements
Exhibit II.A(iii)--List of Seller Subsidiaries

Exhibit III.A(vi)--Disclosure of required regulatory and other approvals
Exhibit III.A(xii)--Description of litigation and regulatory matters
Exhibit III.A(xiii)--Description of compliance with laws in the conduct of Seller's business
Exhibit III.A(xiv)--Description of registrations necessary to the conduct of Seller's business
Exhibit III.A(xv)(1)--Description of material contracts of Seller
Exhibit III.A(xvii)(1)--List of Seller's Employee Benefit Agreements
Exhibit III.A(xvii)(5)--Description of certain payments under Seller's Employee Benefit Agreements
Exhibit III.A(xix)--List of Seller's insurance policies
Exhibit III.A(xx)--List of Seller's Affiliates
Exhibit III.A(xxiii)--Certain information with respect to Taxes of Seller
Exhibit III.A(xxvii)--Description of Seller proprietary rights
Exhibit III.A(xxviii)--Description of Seller's investment advisor activities

                                                                    APPENDIX II

March 18, 1998

Executive Committee
Roney & Co., L.L.C.
One Griswold
Detroit, Michigan 48226

Members of the Committee:

  Roney & Co., L.L.C. ("Roney") and First Chicago NBD Corporation ("FCN") have entered into an Asset Purchase Agreement, dated as of November 18, 1997 (the "Agreement"), and amended as of March 16, 1998, pursuant to which Roney will be dissolved and FCN will purchase substantially all of the assets and assume substantially all of the liabilities of Roney (the "Acquisition"). Upon consummation of the Acquisition, the Members of Roney will receive, in aggregate, $54,850,000 in cash at closing and $24,792,100 payable in FCN Common Stock (collectively, the "Acquisition Consideration").

  Wheat First Securities, Inc. ("Wheat First") as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of FCN for our own account or for the accounts of our customers.

  You have asked us whether, in our opinion, the Acquisition Consideration is fair, from a financial point of view, to the Members of Roney.

  In arriving at the opinion set forth below, we have conducted discussions with members of senior management of Roney and FCN concerning their businesses and prospects and have reviewed certain publicly available business and financial information and certain other information prepared or provided to us in connection with the Acquisition, including, among other things, the following:

  (1) Certain internal financial reports provided by the management of Roney;

  (2) FCN's Annual Reports to Shareholders, Annual Reports on Form 10-K and related financial information for the three fiscal years ended December 31, 1996;

  (3) FCN's Quarterly Reports on Form 10-Q and related financial information for the periods ended September 30, 1997, June 30, 1997, and March 31, 1997, and certain information publicly released by FCN for the period ended December 31, 1997;

  (4) Certain publicly available information with respect to historical market prices and trading activities for FCN Common Stock and for certain publicly traded financial institutions which Wheat First deemed relevant;

  (5) Certain publicly available information with respect to banking and brokerage companies and the financial terms of certain other mergers and acquisitions which Wheat First deemed relevant;

  (6) The Acquisition Agreement;

  (7) Certain estimates of the earnings and cost savings projected by Roney and FCN for the combined company;

  (8) Other financial information concerning the businesses and operations of Roney and FCN, including certain audited financial information and certain financial analyses and forecasts for FCN prepared by senior management in connection with its previously announced acquisitions; and

  (9) Such financial studies, analyses, inquiries and other matters as Wheat First deemed necessary.

  In preparing our opinion, we have relied on and assumed the accuracy and completeness of all information provided to us or publicly available, including the representations and warranties of Roney and FCN included in the Agreement, and we have not assumed any responsibility for independent verification of such information. We have relied upon the managements of Roney and FCN as to the reasonableness and achievability of their financial and operational forecasts and projections, including the estimates of cost savings and revenue enhancements expected to result from the Acquisition, and the assumptions and bases therefor, provided to us, and, with your consent, we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements, and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We also assumed, without independent verification, that the aggregate allowances for loan losses and other contingencies for Roney and FCN are adequate to cover such losses. Wheat First did not review any individual credit files of FCN, nor did it make an independent evaluation or appraisal of the assets or liabilities of Roney or FCN. We also assumed that, in the course of obtaining the necessary regulatory approvals for the Acquisition, no conditions will be imposed that will have a material adverse effect on the contemplated benefits of the Acquisition, on a pro forma basis, to FCN.

  Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Events occurring after that date could materially affect the assumptions and conclusions contained in our opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment on any events occurring after the date hereof. Wheat First's opinion is directed to the Executive Committee of Roney and relates only to the fairness, from a financial point of view, of the Acquisition Consideration to the Members of Roney and does not address any other aspect of the Acquisition or constitute a recommendation to any Member of Roney as to how such Member should vote with respect to the Acquisition. Wheat First's opinion does not address the relative merits of the Acquisition as compared to any alternative business strategies that might exist for Roney, nor does it address the effect of any other business combination in which Roney might engage.

  It is understood that this opinion may be included in its entirety in the Prospectus relating to the FCN Common Stock to be issued to the Members of Roney. This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent.

  On the basis of and subject to the foregoing, we are of the opinion that as of the date hereof the Acquisition Consideration is fair, from a financial point of view, to the Members of Roney.

                                      Very truly yours,

                                      /s/ Wheat First Securities, Inc.

                                      Wheat First Securities, Inc.

                                                                    APPENDIX III

                 CERTAIN FINANCIAL INFORMATION CONCERNING RONEY

Certain Financial Information for the Three Months Ended December 31,
 1997 and 1996
  Consolidated Statements of Financial Condition....................... III-2
  Consolidated Statements of Income.................................... III-3
  Consolidated Statements of Changes in Subordinated Debt.............. III-4
  Consolidated Statements of Changes in Members' Equity................ III-5
  Consolidated Statements of Cash Flow................................. III-6
Independent Auditors' Report (including related financial statements)
  Years ended September 26, 1997 and September 27, 1996................ III-7
  Years ended September 27, 1996 and September 29, 1995................ III-19

                                     III-1

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                      DECEMBER 31, DECEMBER 31,
                       ASSETS                             1997         1996
                       ------                         ------------ ------------
                                                             (UNAUDITED)
Cash................................................. $  1,532,622 $  1,520,954
Receivables:
  Customers..........................................  165,819,246  131,432,519
  Brokers and dealers................................    2,131,059    2,981,443
  Members............................................    3,527,681    2,960,996
  Other..............................................    3,062,465    3,234,087
Trading securities owned, at market .................   10,174,973   12,466,501
Property and Equipment, net..........................    2,912,053    2,682,667
Other assets.........................................    5,445,494    5,012,352
                                                      ------------ ------------
                                                      $194,605,593 $162,291,519
                                                      ============ ============
           LIABILITIES AND MEMBERS' EQUITY
           -------------------------------
Short-term debt...................................... $ 87,500,555 $ 70,200,000
Payable to customers.................................   42,077,303   40,360,095
Payable to brokers and dealers.......................    6,431,922    1,592,665
Trading securities sold but not yet purchased, at
 market..............................................      487,517      905,737
Accounts payable, accrued expenses and other
 liabilities.........................................    8,563,009    5,977,135
Payable to members...................................   22,763,143   16,428,487
                                                      ------------ ------------
                                                       167,822,894  135,464,119
Subordinated debt....................................    2,000,000    2,000,000
Members' equity......................................   24,782,699   24,827,400
                                                      ------------ ------------
                                                        26,782,699   26,827,400
                                                      ------------ ------------
                                                      $194,605,593 $162,291,519
                                                      ============ ============

Note: The interim unaudited consolidated statements of financial condition and the related consolidated statements of income, changes in subordinated debt, changes in members' equity and cash flows included herein on page III-2 through III-6 reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such financial statements.

                                     III-2

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                          FOR THE THREE MONTHS
                                                                  ENDED
                                                         -----------------------
                                                          DECEMBER    DECEMBER
                                                          31, 1997    31, 1996
                                                         ----------- -----------
                                                               (UNAUDITED)
Revenues:
  Commissions........................................... $ 9,912,284 $ 8,843,712
  Principal transactions................................   8,093,000   6,225,854
  Investment banking and underwriting...................   3,982,369   2,718,571
  Interest:
    Customer margin accounts............................   3,468,162   2,747,803
    Other...............................................      88,445     101,229
  Other.................................................   2,867,253   1,765,813
                                                         ----------- -----------
                                                          28,411,513  22,402,982
                                                         ----------- -----------
Expenses:
  Member and employee compensation and benefits.........  16,457,801  13,092,999
  Interest..............................................   2,310,298   2,068,873
  Communications, occupancy and equipment rental........   2,291,469   1,956,009
  Floor brokerage, exchange and clearance fees..........     473,002     408,051
  Other operating expenses..............................   4,720,779   3,590,038
                                                         ----------- -----------
                                                          26,253,349  21,115,970
                                                         ----------- -----------
    Net income.......................................... $ 2,158,164 $ 1,287,012
                                                         =========== ===========

Note: The interim unaudited consolidated statements of financial condition and the related consolidated statements of income, changes in subordinated debt, changes in members' equity and cash flows included herein on page III-2 through III-6 reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such financial statements.

                                     III-3

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN SUBORDINATED DEBT

                                                             FOR THE THREE
                                                             MONTHS ENDED
                                                       -------------------------
                                                       DECEMBER 31, DECEMBER 31,
                                                           1997         1996
                                                       ------------ ------------
                                                              (UNAUDITED)
Balance, beginning and end of period..................  $2,000,000   $2,000,000
                                                        ==========   ==========

Note: The interim unaudited consolidated statements of financial condition and the related consolidated statements of income, changes in subordinated debt, changes in members' equity and cash flows included herein on page III-2 through III-6 reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such financial statements.

                                     III-4

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

                                                       FOR THE THREE MONTHS
                                                               ENDED
                                                     --------------------------
                                                     DECEMBER 31,  DECEMBER 31,
                                                         1997          1996
                                                     ------------  ------------
                                                            (UNAUDITED)
Balance, beginning of period........................ $29,314,041   $25,965,143
Net income..........................................   2,158,164     1,287,012
Equity contributions from members...................         --      2,789,100
Equity withdrawals by members.......................         --        (50,000)
Income distributions to members.....................  (6,689,506)   (5,163,855)
                                                     -----------   -----------
Balance, end of period.............................. $24,782,699   $24,827,400
                                                     ===========   ===========

Note: The interim unaudited consolidated statements of financial condition and the related consolidated statements of income, changes in subordinated debt, changes in members' equity and cash flows included herein on page III-2 through III-6 reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such financial statements.

                                     III-5

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                      FOR THE THREE MONTHS
                                                              ENDED
                                                    --------------------------
                                                    DECEMBER 31,  DECEMBER 31,
                                                        1997          1996
                                                    ------------  ------------
                                                           (UNAUDITED)
Cash flows from operating activities:
  Net income....................................... $  2,158,164  $  1,287,012
  Noncash items included in net income,
   depreciation and amortization...................      565,488       384,693
  (Increase) decrease in receivables:
    Customers......................................  (13,582,999)   10,658,799
    Brokers and dealers............................    2,083,542     1,975,753
    Members........................................     (699,767)       17,993
    Other..........................................     (230,085)   (1,145,651)
  (Increase) decrease in:
    Trading securities owned.......................   (1,816,150)   (3,861,000)
    Other assets...................................       33,745      (287,252)
  Increase (decrease) in operating payables:
    Customers......................................    6,705,026     9,588,961
    Brokers and dealers............................   (2,567,655)    1,020,722
    Accounts payable, accrued expense and other
     liabilities...................................     (480,686)   (2,353,349)
  Increase (decrease) in:
    Trading securities sold but not yet purchased..     (161,337)      428,840
    Payable to members.............................    9,996,015     6,686,360
                                                    ------------  ------------
    Net cash provided by (used in) operating
     activities....................................    2,003,301    24,401,881
                                                    ------------  ------------
Cash flows from financing activities:
  Increase (decrease) in short-term debt, net......    5,100,000   (21,400,000)
  Changes in members' equity, net..................   (6,689,506)   (2,424,755)
                                                    ------------  ------------
    Net cash provided by (used in) financing
     activities....................................   (1,589,506)  (23,824,755)
                                                    ------------  ------------
Cash flows from investing activities, purchase of
 property and equipment............................      (91,210)     (148,882)
                                                    ------------  ------------
Net increase (decrease) in cash....................      322,585       428,244
Cash, beginning of period..........................    1,210,037     1,092,710
                                                    ------------  ------------
Cash, end of period................................ $  1,532,622  $  1,520,954
                                                    ============  ============
Supplemental disclosure of cash flow information,
 cash paid during the year for interest............ $  2,989,124  $  2,693,676
                                                    ============  ============

Note: The interim unaudited consolidated statements of financial condition and the related consolidated statements of income, changes in subordinated debt, changes in members' equity and cash flows included herein on page III-2 through III-6 reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary to a fair presentation of such financial statements.

                                     III-6

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

             REPORT ON AUDITS OF CONSOLIDATED FINANCIAL STATEMENTS

         FOR THE YEARS ENDED SEPTEMBER 26, 1997 AND SEPTEMBER 27, 1996




                                     III-7

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

                                    CONTENTS

                                                                          PAGES
                                                                         -------
Financial Statements:
  Report of Independent Accountants..................................... III-9
  Consolidated Statements of Financial Condition........................ III-10
  Consolidated Statements of Income..................................... III-11
  Consolidated Statements of Changes in Subordinated Debt............... III-12
  Consolidated Statements of Changes in Members' Equity................. III-13
  Consolidated Statements of Cash Flows................................. III-14
  Notes to Consolidated Financial Statements............................ III-15-
                                                                         III-18

                                     III-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of Roney & Co. L.L.C.:

  We have audited the accompanying consolidated statements of financial condition of Roney & Co. L.L.C. (a Delaware limited liability company) and Subsidiaries (the "Company") as of September 26, 1997 and September 27, 1996, and the related consolidated statements of income, changes in subordinated debt, changes in members' equity, and cash flows for the fiscal years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Roney & Co. L.L.C. and Subsidiaries as of September 26, 1997 and September 27, 1996, and the consolidated results of their operations and their cash flows for the fiscal years then ended in conformity with generally accepted accounting principles.

                                          /s/ Coopers & Lybrand L.L.P.
Detroit, Michigan
November 18, 1997

                                     III-9

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                    SEPTEMBER 26, SEPTEMBER 27,
                      ASSETS                            1997          1996
                      ------                        ------------- -------------
Cash............................................... $  1,210,037  $  1,092,710
Receivables:
  Customers (Note 2)...............................  152,236,247   142,091,318
  Brokers and dealers (Note 3).....................    4,214,601     4,957,196
  Members..........................................    2,827,914     2,978,989
  Other............................................    2,832,380     2,088,436
Trading securities owned, at market (Note 4).......    8,358,823     8,605,501
Property and equipment, net (Note 5)...............    3,086,331     2,758,478
Other assets.......................................    5,779,239     4,885,100
                                                    ------------  ------------
                                                    $180,545,572  $169,457,728
                                                    ============  ============
          LIABILITIES AND MEMBERS' EQUITY
          -------------------------------
Short-term debt (Note 6)........................... $ 82,400,000  $ 91,600,000
Payable to customers (Note 2)......................   35,372,277    30,771,134
Payable to brokers and dealers (Note 3)............    8,999,577       571,943
Trading securities sold but not yet purchased, at
 market (Note 4)...................................      648,854       476,897
Accounts payable, accrued expenses and other
 liabilities.......................................    9,043,695     8,330,484
Payable to members.................................   12,767,128     9,742,127
                                                    ------------  ------------
                                                     149,231,531   141,492,585
Subordinated debt (Note 7).........................    2,000,000     2,000,000
Members' equity....................................   29,314,041    25,965,143
                                                    ------------  ------------
                                                      31,314,041    27,965,143
                                                    ------------  ------------
                                                    $180,545,572  $169,457,728
                                                    ============  ============


   The accompanying notes are an integral part of the consolidated financial statements.

                                     III-10

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                         FOR THE YEARS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 26, SEPTEMBER 27,
                                                         1997          1996
                                                     ------------- -------------
Revenues:
  Commissions.......................................  $36,240,187   $31,426,749
  Principal transactions............................   28,791,465    26,338,219
  Investment banking and underwriting...............   12,109,792    10,223,399
  Interest:
    Customer margin accounts........................   11,250,722    10,466,865
    Other...........................................      385,076       334,336
  Other.............................................    9,686,417     6,768,896
                                                      -----------   -----------
                                                       98,463,659    85,558,464
                                                      -----------   -----------
Expenses:
  Member and employee compensation and benefits.....   56,254,664    48,553,809
  Interest..........................................    8,469,309     7,971,904
  Communications, occupancy and equipment rental....    7,842,271     6,725,798
  Floor brokerage, exchange and clearance fees......    1,925,554     1,557,102
  Other operating expenses..........................   16,053,514    13,272,828
                                                      -----------   -----------
                                                       90,545,312    78,081,441
                                                      -----------   -----------
    Net income......................................  $ 7,918,347   $ 7,477,023
                                                      ===========   ===========



   The accompanying notes are an integral part of the consolidated financial statements.

                                     III-11

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN SUBORDINATED DEBT

                                                         FOR THE YEARS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 26, SEPTEMBER 27,
                                                         1997          1996
                                                     ------------- -------------
Balance, beginning and end of year..................  $2,000,000    $2,000,000
                                                      ==========    ==========



   The accompanying notes are an integral part of the consolidated financial statements.

                                     III-12

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

                                                         FOR THE YEARS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 26, SEPTEMBER 27,
                                                         1997          1996
                                                     ------------- -------------
Balance, beginning of year..........................  $25,965,143   $22,648,545
Net income..........................................    7,918,347     7,477,023
Equity contributions from members...................    3,892,400     4,460,323
Equity withdrawals by members.......................   (1,198,000)   (1,676,725)
Income distributions to members.....................   (7,263,849)   (6,944,023)
                                                      -----------   -----------
Balance, end of year................................  $29,314,041   $25,965,143
                                                      ===========   ===========




   The accompanying notes are an integral part of the consolidated financial statements.

                                     III-13

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        FOR THE YEARS ENDED
                                                    ----------------------------
                                                    SEPTEMBER 26,  SEPTEMBER 27,
                                                        1997           1996
                                                    -------------  -------------
Cash flows from operating activities:
  Net income....................................... $  7,918,347   $  7,477,023
  Noncash items included in net income,
   depreciation and amortization...................    2,054,916      1,432,095
  (Increase) decrease in receivables:
    Customers......................................  (10,144,929)   (16,513,850)
    Brokers and dealers............................      742,595     (3,667,455)
    Members........................................      151,075     (1,022,903)
    Other..........................................     (743,944)      (729,183)
  (Increase) decrease in:
    Trading securities owned.......................      246,678     (1,422,930)
    Other assets...................................   (2,139,239)    (2,452,077)
  Increase (decrease) in operating payables:
    Customers......................................    4,601,143     (2,893,934)
    Brokers and dealers............................    8,427,634         88,272
    Accounts payable, accrued expense and other
     liabilities...................................      713,211      1,226,531
  Increase (decrease) in:
    Trading securities sold but not yet purchased..      171,957         22,931
    Payable to members.............................    3,025,001      1,966,490
                                                    ------------   ------------
    Net cash provided by (used in) operating
     activities....................................   15,024,445    (16,488,990)
                                                    ------------   ------------
Cash flows from financing activities:
  Decrease in short-term debt, net.................   (9,200,000)    20,200,000
  Repayment of bonds...............................          --        (250,000)
  Changes in members' equity, net..................   (4,569,449)    (4,135,425)
                                                    ------------   ------------
    Net cash provided by (used in) financing
     activities....................................  (13,769,449)    15,814,575
                                                    ------------   ------------
Cash flows from investing activities, purchase of
 property and equipment............................   (1,137,669)      (604,805)
                                                    ------------   ------------
Net increase (decrease) in cash....................      117,327     (1,279,220)
Cash, beginning of year............................    1,092,710      2,371,930
                                                    ------------   ------------
Cash, end of year.................................. $  1,210,037   $  1,092,710
                                                    ============   ============
Supplemental disclosure of cash flow information,
 cash paid during the year for interest............ $  8,470,059   $  7,845,656
                                                    ============   ============


   The accompanying notes are an integral part of the consolidated financial statements.

                                     III-14

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  a. Principles of Consolidation: Effective January 26, 1996, Wm. C. Roney & Co., which operated under the name Roney & Co., converted from a Michigan limited partnership to a Delaware limited liability company and adopted the name Roney & Co. L.L.C. The assets and liabilities of Wm. C. Roney & Co. were recorded in the accounts of Roney & Co. L.L.C. at their respective historical amounts in a manner similar to a pooling of interests.

  The consolidated financial statements include the accounts of Roney & Co. L.L.C. (the "Company") and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.

  The Company is a securities broker-dealer with 28 branch offices in Michigan, Ohio and Indiana and is a member firm of the New York Stock Exchange, Inc. ("NYSE") and other securities exchanges.

  b. Other Accounting Policies: Trading securities owned and trading securities sold but not yet purchased are stated at market value. Unrealized gains and losses on securities are recognized in net income.

  Securities transactions are recorded on a settlement-date basis, generally the third business day following the transaction date. Commission income and related expenses for transactions executed, but not yet settled, were not material.

  Investment banking and underwriting revenues include gains, losses and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as an underwriter or agent. Investment banking and underwriting revenues also include fees earned from providing merger and acquisition and financial restructuring advisory services.

  Property and equipment are recorded at cost. Building and improvements are depreciated using the straight-line method over 15 years. Furniture and equipment are depreciated using accelerated methods over five to seven years. Leasehold improvements are amortized, using the straight-line method, over the lesser of the estimated useful life of the improvement or the remaining life of the lease.

  Securities owned and securities sold but not yet purchased are recorded at market value. The fair value of all other financial assets and liabilities (consisting primarily of receivable from and due to brokers-dealers, clearing organizations and customers, and subordinated debt) are considered to approximate the recorded value due to the short-term nature of the financial instruments and repricing policies followed by the Company.

  Income tax expense has not been provided for company income in the accompanying consolidated financial statements because such income is not taxable to the Company, but is includable in the individual tax returns of the members.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. RECEIVABLE FROM AND PAYABLE TO CUSTOMERS:

  The amounts receivable from and payable to customers represent balances resulting from cash and margin transactions. Securities owned by customers and held as collateral for these receivables are not reflected in the consolidated financial statements. Substantially all customer receivables and payables bear interest at rates related to the Company's brokers' call loan rate.

                                    III-15

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

3. RECEIVABLE FROM AND PAYABLE TO BROKER-DEALERS AND CLEARING ORGANIZATIONS:

  Amounts receivable from and payable to broker-dealers and clearing organizations at September 26, 1997 and September 27, 1996, consist of the following:

                            SEPTEMBER 26, SEPTEMBER 26, SEPTEMBER 27, SEPTEMBER 27,
                                1997          1997          1996          1996
                             RECEIVABLE      PAYABLE     RECEIVABLE      PAYABLE
                            ------------- ------------- ------------- -------------
   Securities for failed-
    to-deliver/receive.....  $  292,435    $2,234,241    $1,875,499     $239,353
   Deposits for securities
    borrowed/loaned........   2,630,079     4,653,896       331,883          --
   Receivable from/payable
    to clearing
    organizations..........   1,292,087     2,111,440     2,749,814      332,590
                             ----------    ----------    ----------     --------
                             $4,214,601    $8,999,577    $4,957,196     $571,943
                             ==========    ==========    ==========     ========

4. TRADING SECURITIES:

  Trading securities owned and trading securities sold but not yet purchased are summarized as follows:

                                                     SEPTEMBER 26, SEPTEMBER 27,
                                                         1997          1996
                                                     ------------- -------------
   Owned:
     Certificates of deposit........................  $   55,506    $   39,762
     United States government obligations...........     448,542       396,172
     Corporate debt and equity securities...........   4,351,419     5,122,536
     State and municipal securities.................   3,503,356     3,047,031
                                                      ----------    ----------
                                                      $8,358,823    $8,605,501
                                                      ==========    ==========
   Sold but not yet purchased:
     Corporate debt and equity securities...........  $  604,792    $  464,012
     State and municipal securities.................      44,062        12,885
                                                      ----------    ----------
                                                      $  648,854    $  476,897
                                                      ==========    ==========

5. PROPERTY AND EQUIPMENT:

  The major classes of property and equipment are as follows:

                               SEPTEMBER 26, SEPTEMBER 27,
                                   1997          1996
                               ------------- -------------
   Land......................   $  450,000    $  450,000
   Building and improvements.    3,346,222     3,242,008
   Furniture, equipment and
    leasehold improvements...    4,598,515     3,942,121
                                ----------    ----------
                                 8,394,737     7,634,129
     Less accumulated
      depreciation...........    5,308,406     4,875,651
                                ----------    ----------
                                $3,086,331    $2,758,478
                                ==========    ==========


                                    III-16

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

6. SHORT-TERM DEBT:

  Short-term debt represents borrowings from banks under two demand lines of credit totaling $145 million. The borrowings bear interest at the banks' brokers' call loan rate (6.32 and 6.625 percent at September 26, 1997). Marketable securities in member accounts with an approximate value of $896,444 and securities carried in customer margin accounts with an approximate value of $143,873,826 collateralize the outstanding borrowings.

7. SUBORDINATED DEBT:

  The Company has a $2 million debt agreement which is subordinated to the claims of general creditors. The debt is payable in quarterly installments of $100,000, which commence in October 1998 and will mature in 2003. The Company is required to maintain certain minimum levels of net capital, as defined in the agreement. Interest on the debt is charged at 1 1/2 percent over prime. The interest rate at September 26, 1997 was 10 percent.

  The subordinated debt agreement has been approved by the NYSE. This approval allows the subordinated debt to be included in net capital under the Securities and Exchange Commission's Uniform Net Capital Rule.

8. COMMITMENTS AND CONTINGENT LIABILITIES:

  The Company leases certain office facilities and equipment under noncancelable operating leases. Certain of these leases provide for renewal options. Minimum rental commitments are as follows:

      Fiscal year:
        1998......................................................... $3,035,691
        1999.........................................................  2,562,105
        2000.........................................................  1,885,309
        2001.........................................................  1,285,911
        2002.........................................................    847,093
        2003 and thereafter..........................................    292,713
                                                                      ----------
                                                                      $9,908,822
                                                                      ==========

  Total rental expense amounted to $2,838,878 and $2,398,817 during 1997 and 1996, respectively.

  In the normal course of business, the Company enters into when-issued and underwriting commitments. Transactions relating to such underwriting commitments, which were open at September 26, 1997 and subsequently settled, had no material effect on the consolidated financial statements.

  The Company has been named as a defendant in various legal actions which allege certain violations of federal and state securities laws and other actions relating to its securities business. Although the ultimate outcome of these legal actions cannot be ascertained at this time, management of the Company, after consultation with outside legal counsel and other considerations, believes that the results of these matters will not have a material effect upon the Company's consolidated financial statements.

9. MEMBERS' EQUITY:

  Members' equity as of September 26, 1997 and September 27, 1996 consists of the following:

                                                     SEPTEMBER 26, SEPTEMBER 27,
                                                         1997          1996
                                                     ------------- -------------
      Non-managing members..........................  $ 3,600,400   $ 4,085,300
      Managing members..............................   25,713,641    21,879,843
                                                      -----------   -----------
                                                      $29,314,041   $25,965,143
                                                      ===========   ===========


                                    III-17

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

  Non-managing members, defined as investing and Class A members by the limited liability company agreement, have certain preferential rights related to the allocation and distribution of net profits but do not participate in Company management. Managing members, defined as principals by the limited liability company agreement, have all rights, powers and authority to manage and control the Company's property, assets and business and are allocated the balance of net profits after allocation to the non-managing members.

10. SAVINGS PLAN:

  The Company has a qualified retirement plan designed to qualify under
Section 401 of the Internal Revenue Code (the "Plan"). The Plan allows the employees and members of the Company to defer a portion of their eligible compensation on a pre-tax basis subject to certain maximum amounts. Contributions by the Company are discretionary and determined by the Company's management. The Company contributed approximately $108,000 and $127,000 to the 401(k) Plan for the years ended September 26, 1997 and September 27, 1996, respectively.

11. NET CAPITAL REQUIREMENTS:

  The Company is subject to the Securities and Exchange Commission's Uniform Net Capital Rule (Rule 15c3-1) which requires the maintenance of minimum net capital. The Company has elected to use the alternative method permitted by the Rule, which requires that the Company maintain minimum net capital equal to the greater of $1,000,000 or two percent of aggregate debit balances arising from customer transactions. The New York Stock Exchange, Inc. may require a member firm to reduce its business if this ratio is less than four percent and may prohibit a firm from expanding its business if this ratio is less than five percent. At September 26, 1997, the Company's net capital of $17,133,213 was 10.45 percent of aggregate debit balances and $13,854,315 in excess of required net capital.

12. OFF-BALANCE-SHEET RISK:

  In the normal course of business, the Company's customer activities involve the execution, settlement and financing of various customer securities and option transactions, including the sale of securities not yet purchased ("short sales") and the writing of option contracts. The Company also enters into agreements to loan securities to and borrow securities from other broker-dealers. In the event that a customer or broker-dealer fails to satisfy the contractual obligations with respect to such transactions, the Company may be required to purchase or sell financial instruments at prevailing market prices or fund margin requirements using letters of credit in order to satisfy its broker-dealer or customer-related obligations. A similar risk also relates to the Company's security short sales for its own account. Although such activities may expose the Company to off-balance-sheet risk, management seeks to control this risk by marking to market securities on a daily basis, by monitoring customer collateral levels daily and by requiring customers to deposit additional collateral or to reduce positions in the event that market exposure exceeds a predetermined level of risk.

13. SUBSEQUENT EVENT:

  On November 18, 1997, an agreement was signed to sell the assets and liabilities of the Company to First Chicago NBD Corporation. The acquisition is subject to regulatory approval and is anticipated to be completed by March 1998.

                                    III-18

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

             REPORT ON AUDITS OF CONSOLIDATED FINANCIAL STATEMENTS

                     FOR THE YEARS ENDED SEPTEMBER 27, 1996

                             AND SEPTEMBER 29, 1995




                                     III-19

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

                                    CONTENTS

                                                                          PAGES
                                                                         -------
Financial Statements:
  Independent Accountants' Report....................................... III-21
  Consolidated Statements of Financial Condition........................ III-22
  Consolidated Statements of Income..................................... III-23
  Consolidated Statements of Changes in Subordinated Debt............... III-24
  Consolidated Statements of Changes in Members' Equity................. III-25
  Consolidated Statements of Cash Flows................................. III-26
  Notes to Consolidated Financial Statements............................ III-27-
                                                                         III-30

                                     III-20

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Members of Roney & Co. L.L.C.:

  We have audited the accompanying consolidated statements of financial condition of Roney & Co. L.L.C. (a Delaware limited liability company) and Subsidiaries (the "Company") as of September 27, 1996 and September 29, 1995, and the related consolidated statements of income, changes in subordinated debt, changes in members' equity, and cash flows for the fiscal years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Roney & Co. L.L.C. and Subsidiaries as of September 27, 1996 and September 29, 1995, and the consolidated results of their operations and their cash flows for the fiscal years then ended in conformity with generally accepted accounting principles.

                                          /s/ Coopers & Lybrand L.L.P.

Detroit, Michigan
November 15, 1996

                                    III-21

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                AS OF SEPTEMBER 27, 1996 AND SEPTEMBER 29, 1995

                                                       SEPTEMBER    SEPTEMBER
                       ASSETS                           27, 1996     29, 1995
                       ------                         ------------ ------------
Cash................................................. $  1,092,710 $  2,371,930
Receivables:
  Customers (Note 2).................................  142,091,318  125,577,468
  Brokers and dealers................................    4,957,196    1,289,741
  Members............................................    2,978,989    1,956,086
  Other..............................................    2,088,436    1,359,253
Trading securities owned, at market (Note 3).........    8,605,501    7,182,571
Property and equipment, net (Note 4).................    2,758,478    2,914,102
Other assets.........................................    4,885,100    3,104,689
                                                      ------------ ------------
                                                      $169,457,728 $145,755,840
                                                      ============ ============
           LIABILITIES AND MEMBERS' EQUITY
           -------------------------------
Short-term debt (Note 5)............................. $ 91,600,000 $ 71,400,000
Payable to customers (Note 2)........................   30,771,134   33,665,068
Payable to brokers and dealers.......................      571,943      483,671
Trading securities sold but not yet purchased, at
 market (Note 3).....................................      476,897      453,966
Accounts payable, accrued expenses and other
 liabilities.........................................    8,330,484    7,078,953
Payable to members...................................    9,742,127    7,775,637
Bonds payable........................................                   250,000
                                                      ------------ ------------
                                                       141,492,585  121,107,295
Subordinated debt (Note 6)...........................    2,000,000    2,000,000
Members' equity......................................   25,965,143   22,648,545
                                                      ------------ ------------
                                                        27,965,143   24,648,545
                                                      ------------ ------------
                                                      $169,457,728 $145,755,840
                                                      ============ ============


   The accompanying notes are an integral part of the consolidated financial statements.

                                     III-22

                    RONEY & CO. L.L.C. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                         FOR THE YEARS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 27, SEPTEMBER 29,
                                                         1996          1995
                                                     ------------- -------------
Revenues:
  Commissions.......................................  $31,426,749   $26,234,130
  Principal transactions............................   26,338,219    25,301,325
  Investment banking and underwriting...............   10,223,399     6,821,261
  Interest:
    Customer margin accounts........................   10,466,865    10,321,672
    Other...........................................      334,336       320,780
  Other.............................................    6,768,896     5,008,990
                                                      -----------   -----------
                                                       85,558,464    74,008,158
                                                      -----------   -----------
Expenses:
  Member and employee compensation and benefits.....   48,553,809    40,917,832
  Interest..........................................    7,971,904     7,938,284
  Communications, occupancy and equipment rental....    6,725,798     6,260,289
  Floor brokerage, exchange and clearance fees......    1,557,102     1,439,184
  Other operating expenses..........................   13,272,828    12,029,124
                                                      -----------   -----------
                                                       78,081,441    68,584,713
                                                      -----------   -----------
    Net income......................................  $ 7,477,023   $ 5,423,445
                                                      ===========   ===========



   The accompanying notes are an integral part of the consolidated financial statements.

                                     III-23

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF CHANGES IN SUBORDINATED DEBT

                                                         FOR THE YEARS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 27, SEPTEMBER 29,
                                                         1996          1995
                                                     ------------- -------------
Balance, beginning of year..........................  $2,000,000    $2,000,000
Additions...........................................         --      2,000,000
Payments............................................         --     (2,000,000)
                                                      ----------    ----------
Balance, end of year................................  $2,000,000    $2,000,000
                                                      ==========    ==========




   The accompanying notes are an integral part of the consolidated financial statements.

                                     III-24

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS' EQUITY

                                                         FOR THE YEARS ENDED
                                                     ---------------------------
                                                     SEPTEMBER 27, SEPTEMBER 29,
                                                         1996          1995
                                                     ------------- -------------
Balance, beginning of year..........................  $22,648,545   $18,881,197
Net income..........................................    7,477,023     5,423,445
Equity contributions from members...................    4,460,323     3,031,014
Equity withdrawals by members.......................   (1,676,725)     (562,182)
Income distributions to members.....................   (6,944,023)   (4,124,929)
                                                      -----------   -----------
Balance, end of year................................  $25,965,143   $22,648,545
                                                      ===========   ===========




   The accompanying notes are an integral part of the consolidated financial statements.

                                     III-25

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        FOR THE YEARS ENDED
                                                    ----------------------------
                                                    SEPTEMBER 27,  SEPTEMBER 29,
                                                        1996           1995
                                                    -------------  -------------
Cash flows from operating activities:
  Net income....................................... $  7,477,023    $ 5,423,445
  Noncash items included in net income,
   depreciation and amortization...................    1,432,095      1,220,344
  (Increase) decrease in receivables:
    Customers......................................  (16,513,850)    (2,455,305)
    Brokers and dealers............................   (3,667,455)     2,796,251
    Members........................................   (1,022,903)      (154,434)
    Other..........................................     (729,183)      (742,479)
  (Increase) decrease in:
    Trading securities owned.......................   (1,422,930)        22,691
    Other assets...................................   (2,452,077)    (1,175,268)
  Increase (decrease) in operating payables:
    Customers......................................   (2,893,934)    (5,553,271)
    Brokers and dealers............................       88,272       (824,768)
    Accounts payable, accrued expense and other
     liabilities...................................    1,226,531        476,759
  Increase (decrease) in:
    Trading securities sold but not yet purchased..       22,931        127,709
    Payable to members.............................    1,966,490        (87,975)
                                                    ------------    -----------
      Net cash used for operating activities.......  (16,488,990)      (926,301)
                                                    ------------    -----------
Cash flows from financing activities:
  Increase in short-term debt, net.................   20,200,000      1,000,000
  Proceeds from issuance of subordinated debt......          --       2,000,000
  Repayments of subordinated debt..................          --      (2,000,000)
  Repayment of bonds...............................     (250,000)      (225,000)
  Changes in members' equity, net..................   (4,135,425)    (1,656,097)
                                                    ------------    -----------
      Net cash provided by (used in) financing
       activities..................................   15,814,575       (881,097)
                                                    ------------    -----------
Cash flows from investing activities, purchase of
 property and equipment............................     (604,805)      (669,172)
                                                    ------------    -----------
Net (decrease) in cash.............................   (1,279,220)    (2,476,570)
Cash, beginning of year............................    2,371,930      4,848,500
                                                    ------------    -----------
Cash, end of year.................................. $  1,092,710    $ 2,371,930
                                                    ============    ===========
Supplemental disclosure of cash flow information,
 cash paid during the year for interest............ $  7,845,656    $ 7,881,610
                                                    ============    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                                     III-26

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  a. Principles of Consolidation: Effective January 26, 1996, Wm. C. Roney & Co., which operated under the name Roney & Co., converted from a Michigan limited partnership to a Delaware limited liability company and adopted the name Roney & Co. L.L.C. The assets and liabilities of Wm. C. Roney & Co. were recorded in the accounts of Roney & Co. L.L.C. at their respective historical amounts in a manner similar to a pooling of interests.

  The consolidated financial statements include the accounts of Roney & Co. L.L.C. (the "Company") and its wholly owned subsidiaries. All material intercompany balances and transactions have been eliminated.

  The Company is a securities broker-dealer with 27 branch offices in Michigan, Ohio and Indiana and is a member firm of the New York Stock Exchange, Inc. ("NYSE") and other securities exchanges.

  b. Other Accounting Policies: Trading securities owned and trading securities sold but not yet purchased are stated at market value. Unrealized gains and losses on securities are recognized in net income.

  Securities transactions are recorded on a settlement-date basis, generally the third business day following the transaction date. Commission income and related expenses for transactions executed, but not yet settled, were not material.

  Investment banking and underwriting revenues include gains, losses and fees, net of syndicate expenses, arising from securities offerings in which the Company acts as an underwriter or agent. Investment banking and underwriting revenues also include fees earned from providing merger and acquisition and financial restructuring advisory services.

  Property and equipment are recorded at cost. Building and improvements are depreciated using the straight-line method over 15 years. Furniture and equipment are depreciated using accelerated methods over five to seven years. Leasehold improvements are amortized, using the straight-line method, over the lesser of the estimated useful life of the improvement or the remaining life of the lease.

  Income tax expense has not been provided for company income in the accompanying consolidated financial statements because such income is not taxable to the Company, but is includable in the individual tax returns of the members.

  The preparation of financial statements in conformity with general accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. RECEIVABLE FROM AND PAYABLE TO CUSTOMERS:

  The amounts receivable from and payable to customers represent balances resulting from cash and margin transactions. Securities owned by customers and held as collateral for these receivables are not reflected in the consolidated financial statements. Substantially all customer receivables and payables bear interest at rates related to the Company's brokers' call loan rate.

                                    III-27

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

3. TRADING SECURITIES:

  Trading securities owned and trading securities sold but not yet purchased are summarized as follows:

                                                     SEPTEMBER 27, SEPTEMBER 29,
                                                         1996          1995
                                                     ------------- -------------
      Owned:
        Certificates of deposit.....................  $   39,762    $  111,469
        United States government obligations........     396,172       402,106
        Corporate debt and equity securities........   5,122,536     3,402,340
        State and municipal securities..............   3,047,031     3,266,656
                                                      ----------    ----------
                                                      $8,605,501    $7,182,571
                                                      ==========    ==========
      Sold but not yet purchased:
        Corporate debt and equity securities........  $  464,012    $  443,950
        State and municipal securities..............      12,885        10,016
                                                      ----------    ----------
                                                      $  476,897    $  453,966
                                                      ==========    ==========

4. PROPERTY AND EQUIPMENT:

  The major classes of property and equipment are as follows:

                                                    SEPTEMBER 27, SEPTEMBER 29,
                                                        1996          1995
                                                    ------------- -------------
      Land.........................................  $  450,000    $  450,000
      Building and improvements....................   3,242,008     3,242,008
      Furniture, equipment and leasehold
       improvements................................   3,942,121     4,113,819
                                                     ----------    ----------
                                                      7,634,129     7,805,827
        Less accumulated depreciation..............   4,875,651     4,891,725
                                                     ----------    ----------
                                                     $2,758,478    $2,914,102
                                                     ==========    ==========

5. SHORT-TERM DEBT:

  Short-term debt represents borrowings from banks under two demand lines of credit totaling $118 million. The borrowings bear interest at the banks' brokers' call loan rate (6.3125 and 6.2 percent at September 27, 1996). Marketable securities in member accounts with an approximate value of $1,456,092 and securities carried in customer margin accounts with an approximate value of $142,177,349 collateralize the outstanding borrowings.

6. SUBORDINATED DEBT:

  The Company has a $2 million debt agreement which is subordinated to the claims of general creditors. The debt is payable in quarterly installments of $100,000, which commenced in 1997 and will mature in 2002. Such quarterly installments and maturity will be extended annually if no written action is taken by either the Company or the lender by a specified date. The Company is required to maintain certain minimum levels of net capital, as defined in the agreement. Interest on the debt is charged at 1 1/2 percent over prime. The interest rate at September 27, 1996 was 9.75 percent.

  The subordinated debt agreement has been approved by the NYSE. This approval allows the subordinated debt to be included in net capital under the Securities and Exchange Commission's Uniform Net Capital Rule.

                                    III-28

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

7. COMMITMENTS AND CONTINGENT LIABILITIES:

  The Company leases certain office facilities and equipment under noncancelable operating leases. Certain of these leases provide for renewal options. Minimum rental commitments are as follows:

      Fiscal year:
        1997........................................................ $ 2,633,236
        1998........................................................   2,311,696
        1999........................................................   1,903,908
        2000........................................................   1,361,052
        2001........................................................   1,011,948
        2002 and thereafter.........................................     916,114
                                                                     -----------
                                                                     $10,137,954
                                                                     ===========

  Total rental expense amounted to $2,398,817 and $2,117,502 during 1996 and 1995, respectively.

  In the normal course of business, the Company enters into when-issued and underwriting commitments. Transactions relating to such underwriting commitments, which were open at September 27, 1996 and subsequently settled, had no material effect on the consolidated financial statements.

  The Company has been named as a defendant in various legal actions which allege certain violations of federal and state securities laws and other actions relating to its securities business. Although the ultimate outcome of these legal actions cannot be ascertained at this time, management of the Company, after consultation with outside legal counsel and other considerations, believes that the results of these matters will not have a material effect upon the Company's consolidated financial statements.

8. MEMBERS' EQUITY:

  Members' equity as of September 27, 1996 and September 29, 1995 consists of the following:

                                                          SEPTEMBER   SEPTEMBER
                                                          27, 1996    29, 1995
                                                         ----------- -----------
      Investing members................................. $ 4,085,300 $ 4,016,385
      Managing members..................................  21,879,843  18,632,160
                                                         ----------- -----------
                                                         $25,965,143 $22,648,545
                                                         =========== ===========

  Investing members, as defined by the limited liability company agreement, have certain preferential rights related to the allocation and distribution of net profits but do not participate in company management. Managing members have all rights, powers and authority to manage and control the Company's property, assets and business and are allocated the balance of net profits after allocation to the investing members.

9. NET CAPITAL REQUIREMENTS:

  The Company is subject to the Securities and Exchange Commission's Uniform Net Capital Rule (Rule 15c3-1) which requires the maintenance of minimum net capital. The Company has elected to use the alternative method permitted by the Rule, which requires that the Company maintain minimum net capital equal to the greater of $1,000,000 or two percent of aggregate debit balances arising from customer transactions. The New York Stock Exchange, Inc. may require a member firm to reduce its business if this ratio is less than four percent and may prohibit a firm from expanding its business if this ratio is less than five percent. At September 27, 1996, the Company's net capital of $16,986,327 was 11.29 percent of aggregate debit balances and $13,974,518 in excess of required net capital.

                                    III-29

                      RONEY & CO. L.L.C. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)


10. ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS:

  SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, for which it is practicable to estimate the value, whether or not recognized in the Statements of Financial Condition. As a registered broker-dealer, securities owned and securities sold but not yet purchased are already recorded at market value. The fair value of all other financial assets and liabilities (consisting primarily of receivable from and due to brokers-dealers, clearing organizations and customers, and subordinated debt) are considered to approximate the recorded value due to the short-term nature of the financial instruments and repricing policies followed by the Company.

11. OFF-BALANCE-SHEET RISK:

  In the normal course of business, the Company's customer activities involve the execution, settlement and financing of various customer securities and option transactions, including the sale of securities not yet purchased ("short sales") and the writing of option contracts. In the event that a customer fails to satisfy the contractual obligations with respect to such transactions, the Company may be required to purchase or sell financial instruments at prevailing market prices or fund margin requirements using letters of credit in order to satisfy its customer-related obligations. A similar risk also relates to the Company's security short sales for its own account. Although such activities may expose the Company to off-balance-sheet risk, management seeks to control this risk by marking to market securities on a daily basis, by monitoring customer collateral levels daily and by requiring customers to deposit additional collateral or to reduce positions in the event that market exposure exceeds a predetermined level of risk.

                                    III-30

                                                               APPENDIX IV

                    CERTIFICATION AND CONSENT OF PRINCIPAL

  The undersigned, being a Principal of Roney & Co. L.L.C., a Delaware limited liability company (the "Company"), hereby certifies as follows:

    1. I have been furnished with a Prospectus dated March 20, 1998, which, among other things, summarizes the terms and conditions of the purchase by First Chicago NBD Corporation, a Delaware corporation ("FCN"), of the assets of the Company pursuant to an Asset Purchase Agreement dated as of November 18, 1997, as amended, by and between FCN and the Company (the "Purchase Agreement").

    2. I have been afforded the opportunity to receive and review a copy of the Purchase Agreement.

    3. I have been afforded access to such other information, and been given the opportunity to ask such questions of members of the Company's Executive Committee, as I have deemed necessary or appropriate to evaluate fully and to my complete satisfaction whether to approve the Purchase Agreement and the transactions contemplated thereby.

    4. I have received and reviewed the Consent in Lieu of Joint Special Meeting of the Principals, and Members of the Executive Committee, of Roney & Co. L.L.C. (the "Resolutions"), which, if approved and adopted by Principals whose percentages exceed 50% of all Principals' percentages, will authorize the Executive Committee to carry out, and bind the Company to proceed with, the transactions contemplated in the Purchase Agreement.

  By execution of this Certification and Consent, the undersigned approves, adopts, joins in and votes for the Resolutions and approves, ratifies, confirms and votes for the Purchase Agreement, the transactions contemplated in the Purchase Agreement and any and all actions taken or to be taken by the Executive Committee or any person designated by the Executive Committee under authority of the Resolutions. The undersigned understands and agrees that this Certification and Consent will become irrevocable and may not be withdrawn, modified or cancelled after 5:00 p.m., Detroit, Michigan time, on April 17, 1998.

  Further, I authorize the Executive Committee, and any person designated by the Executive Committee, to attach this Certification and Consent to a separate counterpart of the Resolutions.

  In Witness Whereof, the undersigned sets his or her hand this      day of
       , 1998.

Dated: _____________________          -----------------------------------------
                                      [Signature]

                                      -----------------------------------------
                                      [Print Name]

                                      Percentage Interest: ____________________

                CONSENT IN LIEU OF JOINT SPECIAL MEETING OF THE
                        PRINCIPALS, AND MEMBERS OF THE
                  EXECUTIVE COMMITTEE, OF RONEY & CO. L.L.C.

  The signatories hereto, being (i) Principals ("Principals") of Roney & Co. L.L.C., a Delaware limited liability company (the "Company"), who hold more than 50% of the percentages of all of the Principals of the Company as set forth on Schedule I to the Limited Liability Company Agreement of the Company dated January 1, 1997, as amended (the "LLC Agreement"), and (ii) all of the members of the Company's Executive Committee, take the actions, and adopt the resolutions, hereinafter set forth.

  Whereas, pursuant to a duly-adopted resolution of the Company's Executive Committee, Robert J. Michelotti, on behalf of the Company, entered into an Asset Purchase Agreement dated as of November 18, 1997, as amended (the "Purchase Agreement"), with First Chicago NBD Corporation, a Delaware corporation ("FCN"), pursuant to which the Company agreed to sell substantially all its assets to FCN on the terms and conditions set forth in the Purchase Agreement (the "Transaction"), subject to the requisite approval of the Company's Principals;

  Whereas, the Purchase Agreement calls for the purchase price payable by FCN for the Company's assets to be distributed to the Company's members in accordance with Schedule II.A to, and the other provisions of, the Purchase Agreement;

  Whereas, Section 7.01(a) of the LLC Agreement provides that, upon dissolution of the Company, the affairs of the Company are to be wound up, the assets of the Company are to be liquidated and the proceeds of liquidation are to be distributed in the manner therein set forth;

  Whereas, Section 1.05 of the LLC Agreement provides that the Company shall dissolve upon the decision of the Principals;

  Whereas, Section 4.01(b) of the LLC Agreement provides that the Principals' consent to any matter shall be deemed given upon the affirmative vote of Principals whose percentages exceed 50% of all Principals' percentages;

  Whereas, the Purchase Agreement provides that FCN's obligation to close the Transaction is conditioned upon the execution of employment agreements described in Section II.D of the Purchase Agreement ("Employment Agreements") between FCN (or one of its subsidiaries) and Principals of the Company (other than any such Principals whose failure to enter into Employment Agreements would not have a material adverse effect, as defined in the Purchase Agreement);

  Whereas, Section 6.03(b) of the LLC Agreement provides that a member of the Company shall cease to be a member of the Company effective as of the date specified in written notice so stating from the Executive Committee;

  Whereas, Section 6.03(c) to the LLC Agreement provides that, upon termination of a member's membership in the Company pursuant to Section 6.03(b), such member shall become entitled solely to the balance in such member's capital account, adjusted for (i) his or her share of the Company's profit or loss through the month of the effective date of such termination and
(ii) certain other items;

  Whereas, Section 6.03(f) of the LLC Agreement provides that a member who dies shall cease to be a member of the Company effective as of the date of such member's death;

  Whereas, Section 6.03(g) to the LLC Agreement provides that, upon cessation of a member's membership in the Company by reason of death, such member's estate or other successor shall become entitled solely to the balance in such member's capital account, adjusted for (i) his or her share of the Company's profit or loss through the month of his or her death and (ii) certain other items;

  Whereas, absent an amendment to the LLC Agreement, the estate or other successor of a Principal who dies before the month of the closing of the Transaction would not share in the distributable proceeds of the Transaction;

  Whereas, Section 8.12(a) of the LLC Agreement provides that the LLC Agreement may be amended or modified by the Principals, with the written concurrence of the Executive Committee, by giving notice and a copy of the amendment or modification to all the other members, provided such amendment or modification does not increase the liabilities or create new liabilities for any member without his or her consent; and

  Whereas, the signatories hereto deem it to be in the best interests of the Company and the members of the Company for the Company to (i) sell its assets to FCN pursuant to the Purchase Agreement and (ii) dissolve and distribute the net proceeds of such sale to and among the Principals or their estates or other successors (after distribution to the other members of the amounts distributable to them pursuant to the LLC Agreement) based on their percentages of interest in the Company at the time the Transaction closes (ascribing to the estates or other successors of Principals who die between November 18, 1997 and the closing of the Transaction, solely for this purpose, the percentages of interest that such Principals would have had if they had survived until such closing).

  Now, Therefore, the following resolutions are hereby adopted in accordance with Section 18.404(d) of Delaware Limited Liability Company Act (the "Act"):

  Resolved, that the assets of the Company be sold to FCN pursuant to the Purchase Agreement;

  Resolved Further, that the net proceeds of such sale be distributed to and among the members as set forth in Schedule II.A (modified as set forth below) to, and otherwise in accordance with, the Purchase Agreement;

  Resolved Further, that those Principals who execute the Employment Agreements shall be permitted to participate in, and share in the distributable proceeds of, the Transaction pursuant to the terms of the Purchase Agreement and if any Principal elects not to enter into an Employment Agreement with FCN or one of its subsidiaries in accordance with the Purchase Agreement, the Executive Committee is hereby directed to exercise its power and authority, in accordance with Section 6.03 of the LLC Agreement, to terminate such Principal's membership and percentage of interest in the Company, and such Principal's capital shall be returned to him or her (subject to appropriate adjustments through the date preceding the date of the closing of the Transaction) in accordance with the LLC Agreement as amended hereby, and such Principal shall not participate in, or share in the distributable proceeds of, the Transaction or be a Principal of the Company at the time of the closing of the Transaction;

  Resolved Further, that if the distributable proceeds of such sale and the liquidation of Roney differ from the aggregate amount shown on Schedule II.A to the Purchase Agreement (as a result of Section II.A (iii) of the Purchase Agreement or because there are liabilities of the Company that are not assumed by FCN or assets of the Company that are not acquired by FCN under the Purchase Agreement), or if any particular Principal ceases to be entitled to the share of such proceeds otherwise allocable to him in accordance with
Schedule II.A to the Purchase Agreement by reason of the termination of such Principal's membership in the Company pursuant to the preceding resolution or otherwise, then the difference shall be allocated among the Principals, and shall adjust the distributions to them, pro rata, based on their percentages of interest in the Company at the time of closing of the Transaction under the Purchase Agreement;

  Resolved Further, that the estate or other successor of any Principal who dies between November 18, 1997 and the closing of the Transaction shall share in the distributable proceeds of the sale of Roney's assets pursuant to the Purchase Agreement, to the same extent that such deceased Principal would have shared in such distributable proceeds had such Principal survived to the Closing and entered into and performed an Employment Agreement;

  Resolved Further, that (i) the actions of the Executive Committee and each of its members in entering (or causing the Company to enter) into the Purchase Agreement and any and all related actions are hereby approved, ratified and confirmed and (ii) the Executive Committee, its members and each of them shall be and hereby is authorized and empowered to take any and all further action as may be necessary or appropriate, in the Executive Committee's discretion, to (A) effectuate the sale of the Company's assets pursuant to, and otherwise carry out the terms of, the Purchase Agreement, (B) distribute the proceeds of such sale, and any other assets of the Company, after payment of or provision for any debts and obligations of the Company that are not assumed by FCN, to the members in accordance with the Purchase Agreement, subject to the previous resolutions, and (C) take any and all other actions that the Executive Committee determines to be necessary or appropriate to effectuate, carry out and/or implement the foregoing resolutions;

  Resolved Further, that to the extent that any of the actions specified in the foregoing resolutions would be contrary to or otherwise not authorized by either the LLC Agreement or (on account of the absence of an enabling provision in the LLC Agreement) the Act, the LLC Agreement shall be deemed amended to provide for such action(s), and this Consent shall be deemed, and shall constitute, an amendment of the LLC Agreement. The Executive Committee is authorized and directed to give notice and a copy of this Consent to each member of the Company, whether or not such member is a signatory hereto; and

  Resolved Further, that (i) these resolutions may be executed in counterpart, each of which shall constitute an original, and all of which, taken together, shall constitute one and the same original, and (ii) each Principal may signify his or her approval of, and join in, this Consent and foregoing resolutions by executing (for attachment hereto) a separate Certification and Consent in the form attached as Exhibit A, and delivering the same to the Company, and each Principal who does so shall, for all purposes, be a signatory to this Consent and to the foregoing resolutions.

                                      -----------------------------------------
                                                    Member, Executive Committee

                                   PART II.

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Article Eighth of the Registrant's Restated Certificate of Incorporation, as amended, provides for indemnification of directors and officers. The provision provides that any person shall be indemnified and reimbursed by the Registrant for expenses and liabilities imposed upon the person in connection with any action, suit or proceeding, civil or criminal, or threat thereof, in which the person may be involved by reason of the person being or having been a director, officer, employee or agent of the Registrant, or of any corporation or organization which the person served in any capacity at the request of the Registrant, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful; provided, however, that no indemnification shall be made in respect of any matter as to which such person have been adjudged to be liable for negligence or misconduct in the performance of the person's duty to the Registrant unless the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity.

  The directors and officers of the Registrant are covered by an insurance policy, indemnifying them against certain civil liabilities, including liabilities under the federal securities laws, which might be incurred by them in such capacity.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) This Registration Statement includes the following Exhibits:

   EXHIBIT
   NUMBER                          DESCRIPTION OF EXHIBITS
   -------                         -----------------------
     2       Asset Purchase Agreement, dated as of November 18, 1997, as amended, between Roney & Co., L.L.C. and First Chicago NBD
              Corporation (included in Part I of this Registration Statement as
              Appendix I to the Prospectus).
     3(a)    Restated Certificate of Incorporation of the Registrant
              (incorporated by reference herein to Exhibit 3(A) to the
              Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1995).
     3(b)    By-laws of the Registrant (incorporated by reference herein to
              Exhibit 4(h)) to the Registrant's Registration Statement on Form
              S-3 (File No. 333-36587).
     5       Opinion of Counsel to the Registrant as to the legality of the securities being issued.*
     8       Opinion of Honigman Miller Schwartz and Cohn as to federal income tax matters.
    23(a)    Consent of Arthur Andersen LLP.
    23(b)    Consent of Coopers & Lybrand L.L.P.
    23(c)    Consent of Counsel to the Registrant (included in Exhibit 5 hereof).*
    23(d)    Consent of Honigman Miller Schwartz and Cohn (included in Exhibit 8 hereof).
    23(e)    Consent of Wheat First Securities, Inc.
    24       Powers of Attorney.*
    99(a)    Form of Resolutions and Consent Certificate (included in Part I of this Registration Statement as Appendix IV to the Prospectus).
    99(b)    Form of Support Agreement.*
    99(c)(1) Form of Employment Agreement (including form of Pledge Agreement as exhibit thereto).
    99(c)(2) Form of Executive Employment Agreement (including form of Executive
              Pledge Agreement as exhibit thereto).
    99(d)    Letter to Roney Principals.

-------

*  Previously filed.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employer benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) That prior to any public reoffering of the securities registered hereunder though use of a prospectus which is a part of a Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (6) That every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (7) That, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Registrant's indemnification provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT ON FORM S-4 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF CHICAGO, ILLINOIS, ON THE 18TH DAY OF MARCH, 1998.

                                      FIRST CHICAGO NBD CORPORATION


                                            /s/ M. Eileen Kennedy
                                      By: _____________________________________
                                                   M. Eileen Kennedy
                                                   Attorney-in-fact

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS AMENDMENT NO. 1 TO THE REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

            SIGNATURE                      TITLE              DATE

   /s/ Terence E. Adderley*         Director
----------------------------------                       March 18, 1998
      (TERENCE E. ADDERLEY)

      /s/ James K. Baker*           Director
----------------------------------                       March 18, 1998
         (JAMES K. BAKER)

      /s/ John H. Byran*            Director
----------------------------------                       March 18, 1998
         (JOHN H. BRYAN)

                                    Director
----------------------------------
      (SIEGFRIED BUSCHMANN)

                                    Director
----------------------------------
         (JAMES S. CROWN)

   /s/ Maureen A. Fay, O.P.*        Director
----------------------------------                       March 18, 1998
      (MAUREEN A. FAY, O.P.)

  /s/ Charles T. Fisher III*        Director
----------------------------------                       March 18, 1998
     (CHARLES T. FISHER III)

      /s/ Verne G Istock*           Director and
----------------------------------   Principal           March 18, 1998
        (VERNE G. ISTOCK)            Executive Officer

    /s/ Thomas H. Jeffs II*         Director
----------------------------------                       March 18, 1998
       (THOMAS H. JEFFS II)

    /s/ William G. Lowrie*          Director
----------------------------------                       March 18, 1998
       (WILLIAM G. LOWRIE)

   /s/ Richard A. Manoogian*        Director
----------------------------------                       March 18, 1998
      (RICHARD A. MANOOGIAN)

/s/ William T. McCormick, Jr.*      Director
----------------------------------                       March 18, 1998
   (WILLIAM T. MCCORMICK, JR.)

    /s/ Andrew J. McKenna*          Director
----------------------------------                       March 18, 1998
       (ANDREW J. MCKENNA)

       /s/ Earl L. Neal*            Director
----------------------------------                       March 18, 1998
          (EARL L. NEAL)

    /s/ James J. O'Connor*          Director
----------------------------------                       March 18, 1998
       (JAMES J. O'CONNOR)

  /s/ Thomas E. Reilly, Jr.*        Director
----------------------------------                       March 18, 1998
     (THOMAS E. REILLY, JR.)

                                    Director
----------------------------------
      (JOHN W. ROGERS, JR.)

      /s/ Adele Simmons*            Director
----------------------------------                       March 18, 1998
         (ADELE SIMMONS)

    /s/ Richard L. Thomas*          Director
----------------------------------                       March 18, 1998
       (RICHARD L. THOMAS)

     /s/ David J. Vitale*           Director
----------------------------------                       March 18, 1998
        (DAVID J. VITALE)

    /s/ Robert A. Rosholt*          Principal
----------------------------------   Financial Officer   March 18, 1998
       (ROBERT A. ROSHOLT)

    /s/ William J. Roberts*         Principal
----------------------------------   Accounting          March 18, 1998
       (WILLIAM J. ROBERTS)          Officer
-------

  * The undersigned, by signing her name hereto, does hereby sign this Amendment No. 1 to the Registration Statement on Form S-4 on behalf of each of the above-indicated directors and officers of the Registrant pursuant to a power of attorney signed by such directors and officers.

                                            /s/ M. Eileen Kennedy
                                      _________________________________________
                                          M. Eileen Kennedy Attorney-in-Fact

                                 EXHIBIT INDEX

                                                                      SEQUENTIAL
 EXHIBIT                                                                 PAGE
 NUMBER                     DESCRIPTION OF EXHIBITS                     NUMBER
 -------                    -----------------------                   ----------
   2       Asset Purchase Agreement, dated as of November 18, 1997,
            as amended, between Roney & Co., L.L.C. and First
            Chicago NBD Corporation (included in Part I of this
            Registration Statement as Appendix I to the
            Prospectus).
   3(a)    Restated Certificate of Incorporation of the Registrant
            (incorporated by reference herein to Exhibit 3(A) to
            the Registrant's Annual Report on Form 10-K for the
            year ended December 31, 1995).
   3(b)    By-laws of the Registrant (incorporated by reference
            herein to Exhibit 4(h)) to the Registrant's
            Registration Statement on Form S-3 (File No. 333-
            36587).
   5       Opinion of Counsel to the Registrant as to the legality
            of the securities being issued.*
   8       Opinion of Honigman Miller Schwartz and Cohn as to
            federal income tax matters.
  23(a)    Consent of Arthur Andersen LLP.
  23(b)    Consent of Coopers & Lybrand L.L.P.
  23(c)    Consent of Counsel to the Registrant (included in
            Exhibit 5 hereof).*
  23(d)    Consent of Honigman Miller Schwartz and Cohn (included
            in Exhibit 8 hereof).
  23(e)    Consent of Wheat First Securities, Inc.
  24       Powers of Attorney.*
  99(a)    Form of Resolutions and Consent Certificate (included in
            Part I of this Registration Statement as Appendix IV to
            the Prospectus).
  99(b)    Form of Support Agreement.*
  99(c)(1) Form of Employment Agreement (including form of Pledge
            Agreement as exhibit thereto).
  99(c)(2) Form of Executive Employment Agreement (including form of Executive Pledge Agreement as exhibit thereto).
  99(d)    Letter to Roney Principals.

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*  Previously filed.